Prospectus Supplement to Prospectuses dated September 10, 2001 and June 6, 2001.

                                20,000,000 Units

                                [HOUSEHOLD LOGO]

            8.875% Adjustable Conversion-Rate Equity Security Units

                             ----------------------
     This is an offering of 8.875% Adjustable Conversion-Rate Equity Security Units of Household International, Inc. Each unit has a stated amount of $25 and will initially consist of (a) a contract pursuant to which you agree to purchase, for $25, shares of common stock of Household International on February 15, 2006 and (b) a senior note of Household Finance Corporation, a subsidiary of Household International, with a principal amount of $25. The senior note will initially be held as a component of your unit and be pledged to secure your obligation to purchase Household International's common stock under the related purchase contract.

     HFC will make quarterly interest payments on the senior notes at the initial annual rate of 8.875%. The interest rate on the senior notes will be reset, and the senior notes will be remarketed, as described in this prospectus supplement. The senior notes are unsecured and rank equally with all of HFC's other unsecured senior indebtedness. The units will be sold initially by the underwriters in a minimum number of 40 units.

     In addition to offering these units, Household International is concurrently offering by means of a separate prospectus supplement 18,700,000 shares of its common stock.

     Household International's common stock is listed on the New York Stock Exchange under the symbol "HI". The last reported sale price for Household International's common stock on October 24, 2002 was $22.83 per share. The normal units are expected to be approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "HI Pr E". Prior to this offering, there has been no public market for the units.

     See "Risk Factors" beginning on page S-14 and "Recent Developments" beginning on page S-17 to read about certain factors you should consider before buying units.

                             ----------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUSES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              Per Unit      Total
                                                              --------      -----
Initial public offering price...............................   $25.00    $500,000,000
Underwriting discount.......................................   $ 0.75    $ 15,000,000
Proceeds, before expenses, to Household International and
  HFC.......................................................   $24.25    $485,000,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the senior notes will accrue from the date of original issuance of the units, expected to be October 30, 2002.

     To the extent that the underwriters sell more than 20,000,000 units, the underwriters have the option to purchase, during the 13-day period commencing with the date of the initial issuance of the units, up to an additional 3,000,000 units from Household International and HFC at the initial public offering price less the underwriting discount.

                             ----------------------
     The underwriters expect to deliver the units against payment in New York, New York on October 30, 2002.

                              GOLDMAN, SACHS & CO.

                             ----------------------
                 Prospectus Supplement dated October 24, 2002.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectuses of each of Household International and HFC. As a result, it does not contain all of the information that you should consider before investing in the equity units. You should read the entire prospectus supplement, including the "Risk Factors" and "Recent Developments" sections, the accompanying prospectuses and the documents incorporated by reference, which are described under "Where You Can Find More Information" in this prospectus supplement. This prospectus supplement and the accompanying prospectuses contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included under "Forward-Looking Statements" in this prospectus supplement and the accompanying Household International prospectus and "Special Note Regarding Forward-Looking Statements" in the accompanying HFC prospectus.

        HOUSEHOLD INTERNATIONAL, INC. AND HOUSEHOLD FINANCE CORPORATION

     Household International is principally a non-operating holding company. HFC is a wholly owned subsidiary of Household International. Household International's subsidiaries primarily provide middle-market consumers with several types of loan products in the United States, the United Kingdom and Canada. Household International and its subsidiaries (including the operations of Beneficial Corporation, which we acquired in 1998) offer real estate secured loans, auto finance loans, MasterCard* and Visa* credit cards, private label credit cards, tax refund anticipation loans, retail installment sales finance loans and other types of unsecured loans, as well as credit and specialty insurance products. At September 30, 2002, we had approximately 32,000 employees and over 50 million active customer accounts. The principal executive offices of Household International and HFC are located at 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone: 847-564-5000).

                         WHY WE ARE OFFERING THE UNITS

     Household International and its subsidiaries raise funds in the global capital markets to lend to our customers. To grow and be profitable, we must have reasonable access to these markets, which have become increasingly volatile (see "Recent Developments" in this prospectus supplement). To evidence our commitment to maintaining our debt ratings and access to the global capital markets at reasonable costs, we have determined that it would be prudent to strengthen our capital ratios. This offering is one of a number of transactions previously announced that will significantly strengthen our capital base.

                                  THE OFFERING

WHAT ARE THE NORMAL UNITS?

     Each normal unit, which we refer to as a "unit," will initially consist of and represent:

          (1) a purchase contract pursuant to which you will agree to purchase, and Household International will agree to sell, for $25 shares of Household International's common stock on February 15, 2006 (the "stock purchase date"), the number of which will be determined based on the average trading price of the shares of common stock for a period preceding that date, calculated in the manner described below; and

---------------

     * MasterCard is a registered trademark of MasterCard International, Incorporated and VISA is a registered trademark of VISA USA, Inc.

          (2) a senior note due February 15, 2008 of HFC, with a principal amount of $25, on which HFC will pay interest quarterly at the initial annual rate of 8.875% until a successful remarketing of the senior notes and at the reset rate (as described below) thereafter.

     The senior notes that are a component of your units will be owned by you, but will initially be pledged to the collateral agent for the benefit of Household International to secure your obligations under the related purchase contracts. We refer in this prospectus supplement to the purchase contracts, together with the pledged senior notes (or, after a successful remarketing, a tax event redemption or prepayment in full of the senior notes described below, the specified pledged treasury securities), as "normal units."

     Each holder of normal units may elect at any time on or before the second business day prior to the stock purchase date (subject to certain exceptions) to withdraw from the pledge the pledged senior notes (or, after a successful remarketing or tax event redemption described below, the pledged treasury securities) underlying the normal units, thereby creating "stripped units." To create stripped units, the holder must substitute, as pledged securities, specifically identified treasury securities that will pay $25 (the amount due under the purchase contract) per unit on the stock purchase date, and the pledged senior notes or ownership interest in the treasury securities will be released from the pledge and delivered to the holder. Holders of stripped units may recreate normal units by re-substituting the senior notes (or, after a successful remarketing or a tax event redemption, the applicable treasury securities) for the treasury securities underlying the stripped units.

     If the senior notes are successfully remarketed or a tax event redemption occurs, in each case as described in this prospectus supplement, the applicable ownership interest in the treasury securities will replace the senior note as a component of each unit and will be pledged to the collateral agent for the benefit of Household International to secure your obligations under the purchase contract.

WHAT ARE THE PURCHASE CONTRACTS?

     The purchase contract underlying a unit obligates you to purchase, and Household International to sell, for $25, on the stock purchase date, a number of shares of its common stock equal to the settlement rate described below. The settlement rate will be based on the average trading price of the shares of common stock for a period preceding that date, calculated in the manner described below.

WHAT PAYMENTS WILL BE MADE TO HOLDERS OF THE UNITS AND THE SENIOR NOTES?

     If you hold normal units, HFC will pay you quarterly interest payments on the senior notes that are pledged in respect of your normal units at the initial annual rate of 8.875% through and including November 15, 2005, the last quarterly payment date before the stock purchase date. On the stock purchase date, if you have elected to have your senior notes remarketed and your senior notes are successfully remarketed as described below, you will receive a quarterly payment, consisting of a cash payment on the specified pledged treasury securities, at the same annual rate as was initially paid on the senior notes.

     If you hold senior notes separately from the units and do not separately hold stripped units, you will receive the interest payable on the senior notes. The senior notes, whether held separately from or as part of the units, will pay interest at the initial annual rate of 8.875% until the settlement date of a successful remarketing, as described below. If the senior notes are successfully remarketed, the rate of interest payable from the settlement date of the successful remarketing until their maturity on February 15, 2008 will be the reset rate, which will be a rate established by the remarketing agent that meets the requirements described in this prospectus supplement. If the remarketing agent cannot establish a reset rate on a remarketing date, the remarketing agent will not reset the interest rate on the senior notes and the interest rate will continue to be the initial annual rate of 8.875% until the remarketing agent, on a later remarketing date prior to the stock purchase date, can establish a reset rate meeting the requirements described in this prospectus supplement.

WHAT ARE THE PAYMENT DATES?

     Interest payments on the senior notes will be made quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing on February 15, 2003.

WHAT IS THE RESET RATE?

     In order to facilitate the remarketing of the senior notes at the remarketing price described below, the remarketing agent will reset the rate of interest on the senior notes, effective from the settlement date of a successful remarketing until their maturity on February 15, 2008. The reset rate will be the rate sufficient to cause the then current market value of each outstanding senior note to be equal to at least 100.25% of the remarketing value described below. Resetting the interest rate on the senior notes at this rate is designed to enable the remarketing agent to remarket the senior notes in the remarketing and purchase the necessary treasury securities, the proceeds of which will be applied in settlement of the purchase contracts and to provide funds for the cash payment on the normal units due on the stock purchase date.

     The reset rate will be determined by the remarketing agent on the third business day (as defined below) prior to November 15, 2005, the last quarterly payment date before the stock purchase date. If the remarketing agent cannot establish a reset rate meeting these requirements on the remarketing date and, as a result, the senior notes cannot be remarketed as described below, the interest rate will not be reset and will continue to be the initial rate of the senior notes. However, the remarketing agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the senior notes, on the subsequent dates described below. If a reset rate cannot be established on a given date, the remarketing will not occur on that date. If the remarketing agent fails to remarket the senior notes that form part of normal units by the end of the third business day immediately preceding the stock purchase date, Household International will exercise its rights as a secured party with respect to such senior notes and, subject to applicable law, may retain the pledged senior notes or sell them in one or more public or private sales to satisfy in full the respective holders' obligations to purchase shares of common stock under the related purchase contracts.

     The reset of the interest rate on the senior notes in connection with a successful remarketing will not change the amount of the cash payment due to holders of normal units on the stock purchase date, which, as described above, will be an amount per normal unit equal to interest on the senior notes at the initial rate of 8.875% of $25 for that quarterly payment.

     "Business day" means any day that is not a Saturday, Sunday or day on which banking institutions and trust companies in the State of New York or in the city where the principal corporate trust office of the collateral agent is located or at a place of payment are authorized or required by law, regulation or executive order to close. Household International has initially appointed JPMorgan Chase Bank, whose principal corporate trust office is located in New York City, to act as collateral agent.

     The reset rate may not exceed the maximum rate, if any, permitted by applicable law.

WHAT IS REMARKETING?

     The remarketing agent will attempt to remarket the senior notes of holders of normal units and will use the proceeds to purchase treasury securities, which the participating holders of normal units will pledge to secure their obligations under the related purchase contracts. Holders of normal units may elect not to participate in any remarketing by following the procedures described below. The cash paid upon maturity of the pledged treasury securities underlying the normal units of such holders will be used to satisfy such holders' obligations to purchase shares of common stock on the stock purchase date, as well as to provide funds to make the cash payment to holders of normal units due on the stock purchase date. This will be one way for holders of normal units to satisfy their obligations to purchase shares of common stock under the related purchase contracts. The remarketing agent will attempt to remarket the senior notes that are included in normal units on one or more occasions starting on the remarketing date, which will be the third business day prior to November 15, 2005 or, if the remarketing agent fails to remarket the senior notes on that date, a later date as described below. As described below, a holder of a senior note that is not held as part of a normal unit may elect to have the separately held senior note remarketed along with the senior notes that are held as part of normal units.

     Household International and HFC will enter into a remarketing agreement with a nationally recognized investment banking firm that will act as remarketing agent. It is currently anticipated that Goldman, Sachs & Co. will be the remarketing agent. The remarketing agent will agree to use commercially reasonable best efforts to remarket the senior notes that are included in normal units (or separately held senior notes) that are participating in the remarketing, at a price per senior note equal to at least 100.25% of the remarketing value. The "remarketing value" of a senior note will be the value at the remarketing date (or any subsequent remarketing date) of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to the sum of:

          (1) the interest payment scheduled to be payable on the senior note on that date, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial rate; and

          (2) the principal amount of the senior note.

     The remarketing agent will use the proceeds from a successful remarketing of the senior notes included in normal units to purchase, in its discretion, the amount and the types of treasury securities described in (1) and (2) above in respect of each such senior note that has been remarketed. The remarketing agent will purchase such treasury securities in open market transactions or at treasury auction and deliver them through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the holders of the normal units whose senior notes participated in the remarketing. The remarketing agent will deduct out of the proceeds in excess of the remarketing value as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, for payment to the holders of the normal units participating in the remarketing.

     A holder of normal units may elect not to participate in any remarketing and, instead, retain the senior notes underlying those normal units by delivering, in respect of each senior note to be retained, the treasury securities having the value described in (1) and (2) above, in the amount and the types specified by the remarketing agent, to the purchase contract agent on the fourth business day prior to the first day of a remarketing period (as defined below) to satisfy its obligations under the related purchase contracts. Whether or not a holder of normal units participates in the remarketing, the interest rate on the senior notes included in those units will nevertheless be reset if the remarketing is successful.

WHAT HAPPENS IF THE REMARKETING AGENT DOES NOT SUCCESSFULLY REMARKET THE SENIOR NOTES ON THE REMARKETING DATE?

     If the remarketing agent cannot establish a reset rate meeting the requirements described above on the remarketing date and therefore cannot remarket the senior notes participating in the remarketing on the remarketing date at a price per senior note equal to at least 100.25% of the remarketing value, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the two business days immediately following the initial proposed remarketing date. If the remarketing agent cannot establish a reset rate meeting these requirements on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding December 15, 2005. If the remarketing agent cannot establish such a reset rate during that period, it will further attempt to establish such a reset rate on the third business day immediately preceding the stock purchase date. We refer to each of these periods as a "remarketing period." Any subsequent remarketing will be at a price per senior note equal to at least 100.25% of the remarketing value on the subsequent remarketing date. If the remarketing agent fails to remarket the senior notes underlying the normal units at that price by the end of the third business day immediately preceding the stock purchase date, any holder of normal units that has not otherwise settled its purchase contracts in cash on the business day immediately preceding the stock purchase date (but without regard to the notice requirements otherwise applicable to cash settlement) will be deemed to have directed Household International to retain the senior notes pledged as collateral in satisfaction of the holder's obligations under the related purchase contracts and Household International will exercise its rights as a secured party and may, subject to applicable law, retain or dispose of such securities to satisfy in full such holder's obligation to purchase shares of common stock under the related purchase contracts on the stock purchase date. In no event will a holder of a purchase contract be liable for any deficiency between such proceeds and the purchase price for the shares of common stock under the purchase contract.

IF I AM NOT A PARTY TO A PURCHASE CONTRACT, MAY I STILL PARTICIPATE IN A REMARKETING OF MY SENIOR NOTES?

     Holders of senior notes that are not included as part of normal units may elect to have their senior notes included in the remarketing in the manner described in "Description of the Units -- Optional Remarketing." The remarketing agent will use commercially reasonable best efforts to remarket the separately held senior notes included in the remarketing at a price per senior note equal to at least 100.25% of the remarketing value, determined on the same basis as for the other senior notes being remarketed. After deducting as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing, the remaining portion of the proceeds, if any, will be remitted for payment to the holders whose separate senior notes were remarketed in the remarketing. If a holder of senior notes elects to have its senior notes remarketed during any remarketing period but the remarketing agent fails to remarket the senior notes during such remarketing period, the senior notes will be promptly returned to the collateral agent for release to the holder at the end of that period.

WHAT IS THE SETTLEMENT RATE?

     The settlement rate is the number of shares of common stock that Household International is obligated to sell and you are obligated to purchase upon settlement of a purchase contract on the stock purchase date.

     The settlement rate for each purchase contract, subject to adjustment under specified circumstances, will be as follows:

     - if the applicable market value, determined as described below, of one share of common stock is equal to or greater than $25.68, the settlement rate will be 0.9735 shares of common stock per purchase contract;

     - if the applicable market value of one share of common stock is less than $25.68 but greater than $21.40, the settlement rate will be equal to $25 divided by the applicable market value of one share of common stock per purchase contract; or

     - if the applicable market value of one share of common stock is less than or equal to $21.40, the settlement rate will be 1.1682 shares of common stock per purchase contract.

     "Applicable market value" means the average of the closing price per share of common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

     At the option of each holder, a purchase contract may be settled early by the early delivery of cash to the purchase contract agent, as described below, in which case the settlement rate will be 0.9735 shares of common stock per purchase contract.

BESIDES PARTICIPATING IN A REMARKETING, HOW ELSE CAN MY OBLIGATIONS UNDER THE PURCHASE CONTRACT BE SATISFIED?

     Besides participating in the remarketing, your obligations under the purchase contract may also be satisfied:

     - if you have created stripped units or elected not to participate in the remarketing, by delivering and pledging specified treasury securities in substitution for your senior notes and applying the cash payments received upon maturity of those pledged treasury securities;

     - through the early delivery of cash to the purchase contract agent on or prior to the seventh business day prior to the stock purchase date in the manner described in "Description of the Units -- Early Settlement";

     - by delivering cash on the business day prior to the stock purchase date for settlement of the purchase contracts in the manner described in "Description of the Units -- Notice to Settle with Cash"; or

     - if Household International is involved in a merger, acquisition or consolidation prior to the stock purchase date in which at least 30% of the consideration for its common stock consists of cash or cash equivalents, through an early settlement of the purchase contract as described in "Description of the Units -- Early Settlement Upon Cash Merger."

     If a holder of a unit elects not to participate in a remarketing and does not give notice to the purchase contract agent that the holder intends to settle the purchase contract with cash on the stock purchase date, Household International will exercise its rights as a secured party in respect of the pledged securities to satisfy the holder's obligation to purchase shares of common stock.

     In addition, the purchase contracts, Household International's related rights and obligations and those of the holders of the units will automatically terminate upon the occurrence of either of Household International's or HFC's bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged senior notes or treasury securities will be released and distributed to you. If Household International or HFC becomes the subject of a case under the federal bankruptcy code, a delay may occur as a result of the imposition of an automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and allows your collateral to be returned to you.

UNDER WHAT CIRCUMSTANCES MAY HFC REDEEM THE SENIOR NOTES BEFORE THEY MATURE?

     If the tax laws change or are interpreted by the tax authorities or the courts in a way that adversely affects our tax consequences with respect to the senior notes, then HFC may elect to redeem the senior notes. If the senior notes are redeemed before a successful remarketing, the money received from the redemption will be used by the collateral agent to purchase a portfolio of zero-coupon U.S. treasury securities that mature on or prior to each payment date of the senior notes through the stock purchase date, in an aggregate amount equal to the principal on the senior notes included in normal units and the interest that would have been due on such payment date on the senior notes included in normal units. For a holder of normal units, these treasury securities will replace the senior notes as the collateral securing such holder's obligations to purchase shares of common stock under the purchase contracts. If your senior notes are not components of normal units, you, rather than the collateral agent, will receive the related redemption payment. If the senior notes are redeemed, then each unit will consist of a purchase contract for shares of common stock and an ownership interest in the portfolio of treasury securities.

WHAT IS THE MATURITY OF THE SENIOR NOTES?

     The senior notes will mature on February 15, 2008.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE UNITS AND SENIOR NOTES?

     If you purchase units in this offering, you will be treated for U.S. federal income tax purposes as having acquired the purchase contracts and senior notes constituting those units, and by purchasing the units you agree to treat the purchase contracts and senior notes in that manner for all tax purposes. In addition, you agree to treat the senior notes as indebtedness of HFC for all tax purposes. You must allocate the purchase price of the units between the purchase contracts and the senior notes constituting those units in proportion to their respective fair market values, which will establish your initial tax basis in each component of the units. Household International and HFC expect to report the fair market value of each purchase contract as $1.45 and the fair market value of each senior note as $23.55.

     For U.S. federal income tax purposes, we intend to treat the senior notes as contingent payment debt instruments subject to the "noncontingent bond method" of accruing original issue discount. As discussed more fully under "Certain United States Federal Income Tax Consequences -- Senior
Notes -- Original Issue Discount," the effects of this method will be (1) to require you, regardless of your usual method of tax accounting, to use an accrual method with respect to interest on the senior notes, (2) to require you, for all accrual periods through November 15, 2005, and possibly thereafter, to accrue interest income in excess of distributions actually received by you, and
(3) generally to result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or disposition of either an ownership interest in the senior notes or the units to the extent attributable to the senior notes.

     Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of units or instruments similar to units, you are urged to consult your own tax advisor concerning the tax consequences of an investment in units. For additional information, see "Certain United States Federal Income Tax Consequences."

WHAT ARE THE ERISA CONSIDERATIONS?

     Plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974 or Section 4975 of the Internal Revenue Code of 1986, as amended, may invest in the units subject to the considerations set forth in "ERISA Considerations."

WILL THE UNITS BE LISTED ON A STOCK EXCHANGE?

     The normal units are expected to be approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbol "HI Pr E". We have no obligation and do not currently intend to apply for any separate listing of either the stripped units or the senior notes on any stock exchange.

WHAT ARE THE EXPECTED USES OF PROCEEDS FROM THE OFFERINGS?

     We estimate that we will receive net proceeds from the offering of units of approximately $484.8 million, or approximately $557.6 million if the underwriters' option to purchase additional units is exercised in full, and net proceeds from the sale of Household International's concurrent common stock offering (which offering is not contingent upon this offering and vice versa) of approximately $399.8 million, in each case after deducting the underwriting discount and estimated offering expenses payable by us. The net proceeds from these offerings will be used to repay certain short-term borrowings and for general corporate purposes.

                      THE OFFERING -- EXPLANATORY DIAGRAMS

     The following diagrams demonstrate some of the key features of the purchase contracts, normal units, stripped units and senior notes, and the transformation of normal units into stripped units and senior notes. The following diagrams assume that the senior notes are successfully remarketed, the interest rate on the senior notes is reset and there is no early settlement.

PURCHASE CONTRACTS

     - Normal units and stripped units both include a purchase contract under which you agree to purchase shares of common stock of Household International on the stock purchase date.

     - The number of shares of common stock to be purchased under each purchase contract will depend on the "applicable market value." The "applicable market value" means the average of the closing price per share of common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

                           [PURCHASE CONTRACTS CHART]
---------------

(1) The "reference price" is $21.40. The closing price of shares of Household International's common stock on October 24, 2002 was $22.83.

(2) The "threshold appreciation price" is $25.68, which is 120% of the reference price.

(3) For each of the percentage categories shown, the percentage of the shares of common stock to be delivered on the stock purchase date to a holder of normal units or stripped units is determined by dividing

     - the related number of shares of common stock to be delivered, as indicated in the footnote for each such category, by

     - an amount equal to $25, the stated amount of the unit, divided by the reference price.

(4) If the applicable market value of one share of common stock is less than or equal to the reference price, the number of shares of common stock to be delivered will be calculated by dividing the stated amount of $25 by the reference price.

(5) If the applicable market value of one share of common stock is between the reference price and the threshold appreciation price, the number of shares of common stock to be delivered will be calculated by dividing the stated amount of $25 by the applicable market value.

(6) If the applicable market value of one share of common stock is greater than or equal to the threshold appreciation price, the number of shares of common stock to be delivered will be calculated by dividing the stated amount of $25 by the threshold appreciation price.

NORMAL UNITS

     - A normal unit will consist of two components as illustrated below:

                              [NORMAL UNIT CHART]

     - After a successful remarketing or tax event redemption, the normal units will include specified treasury securities in lieu of the senior notes.

     - If you hold a normal unit, you will hold a senior note and, after a successful remarketing or tax event redemption, an ownership interest in specified treasury securities, but will pledge it to the collateral agent for the benefit of Household International to secure your obligations under the purchase contract.

     - If you hold a normal unit, you may also substitute a specified amount of treasury securities for the senior note if you decide not to participate in the remarketing.

STRIPPED UNITS

     - A stripped unit consists of two components as illustrated below:

                             [STRIPPED UNIT CHART]

     - If you hold a stripped unit, you own the treasury security but will pledge it to the collateral agent for the benefit of Household International to secure your obligations under the purchase contract. The treasury security is a zero-coupon U.S. treasury security (CUSIP No. 912833CP3) that matures on February 15, 2006.

SENIOR NOTES

     - Senior notes will have the terms illustrated below:
                                (OWED TO HOLDER)
                                8.875% PER YEAR
                               PAYABLE QUARTERLY
                           (RESET IN CONNECTION WITH
                                  REMARKETING)

                                (OWED TO HOLDER)
                                $25 AT MATURITY
                              (FEBRUARY 15, 2008)

     - If you hold a senior note that is a component of a normal unit, you have the option to either:

      - allow the senior note to be included in the remarketing process, the proceeds of which will be used to purchase treasury securities, if the remarketing is successful, which will be applied to settle the related purchase contract; or

      - elect not to participate in the remarketing by delivering treasury securities in substitution for the senior note, the proceeds of which will be applied to settle the related purchase contract.

     - If you hold a senior note that is not a component of a normal unit, you have the option to either:

      - continue to hold the senior note the rate of which will be reset, effective from the settlement date of a successful remarketing of the senior notes; or

      - deliver the senior note to the remarketing agent to be included in the remarketing.

TRANSFORMING NORMAL UNITS INTO STRIPPED UNITS AND SENIOR NOTES

     - To create stripped units, you must substitute for the pledged senior note (or, after a successful remarketing or tax event redemption, the pledged treasury securities) the specified zero-coupon U.S. treasury security that matures on February 15, 2006.

     - The pledged senior note or the pledged treasury securities will be released from the pledge and delivered to you.

     - The zero-coupon U.S. treasury security together with the purchase contract would then constitute a stripped unit. The senior note (or, after a successful remarketing, treasury securities), which was previously a component of normal units, will be tradable as a separate security.

     - The transformation of normal units into stripped units and senior notes and the transformation of stripped units and senior notes into normal units may generally be effected only in integral multiples of 40 units, as more fully described in this prospectus supplement. If, however, the senior notes constituting a part of the normal units have been replaced with treasury securities due to a successful remarketing or tax event redemption, the transformation of normal units into stripped units and the recreation of normal units from stripped units may be effected only in integral multiples of units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000, as more fully described in this prospectus supplement.

     The following illustration depicts the transformation of 40 normal units into 40 stripped units and 40 senior notes of $25 principal amount each.

                          [UNIT TRANSFORMATION CHART]

     - After remarketing, the normal units will include ownership interests in specified U.S. treasury securities in lieu of the senior notes.

     - You can also transform stripped units and senior notes (or, after a successful remarketing or tax event redemption, treasury securities) into normal units. Following that transformation, the specified zero-coupon U.S. treasury security, which was previously a component of the stripped units, will be tradable as a separate security.

CONCURRENT COMMON STOCK OFFERING

     In addition to the units offered by this prospectus supplement, we are concurrently offering 18,700,000 shares of common stock by a separate prospectus supplement. This offering of units and the offering of the shares of common stock are not contingent upon each other.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for HFC and its subsidiaries for the periods indicated below was as follows:

                                         NINE MONTHS
                                            ENDED
                                        SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                        -------------   --------------------------------
                                        2002     2001   2001   2000   1999   1998   1997
                                        ----     ----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges....  1.75     1.74   1.80   1.67   1.80   1.36   1.65

     For additional information, see "Ratio of Earnings to Fixed Charges" on page S-27 of this prospectus supplement.

                                  RISK FACTORS

 YOU WILL BEAR THE ENTIRE RISK OF A DECLINE IN THE PRICE OF THE COMMON STOCK OF HOUSEHOLD INTERNATIONAL.

     The market value of the common stock you will purchase on the stock purchase date may be materially lower than the price per share that the purchase contract requires you to pay. If the average of the closing price per share of common stock over the 20 trading-day period ending on the third trading day immediately preceding the stock purchase date is less than $21.40 per share, you will, on the stock purchase date, be required to purchase shares of common stock at a price per share of $21.40. Accordingly, a holder of units assumes the entire risk that the market value of the common stock may decline and that the decline could be substantial.

 YOU WILL RECEIVE ONLY A PORTION OF ANY APPRECIATION IN THE COMMON STOCK PRICE.

     The aggregate market value of the common stock you will receive upon settlement of a purchase contract generally will exceed the stated amount of $25 only if the average of the closing price per share of common stock over the 20 trading-day period ending on the third trading day immediately preceding the stock purchase date equals or exceeds $25.68, which is referred to as the "threshold appreciation price." The threshold appreciation price represents an appreciation of 20% over $21.40. If the applicable average closing price exceeds $21.40, which is referred to as the "reference price," but falls below the threshold appreciation price, you will realize no equity appreciation on the common stock for the period during which you own a unit. Furthermore, if the applicable average closing price exceeds the threshold appreciation price, the value of the shares you will receive under the purchase contract will be approximately 83.3% of the value of the shares you could have purchased with $25 at the time of this offering. During the period prior to settlement, an investment in the units affords less opportunity for equity appreciation than a direct investment in the common stock.

 THE TRADING PRICE OF THE COMMON STOCK AND THE GENERAL LEVEL OF INTEREST RATES AND OUR CREDIT QUALITY WILL DIRECTLY AFFECT THE TRADING PRICE FOR THE UNITS.

     It is impossible to predict whether the price of the common stock or interest rates will rise or fall. Our operating results and prospects and economic, financial and other factors will affect trading prices of the common stock and the units. In addition, market conditions can affect the capital markets generally, thereby affecting the price of the common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of common stock in the market after the concurrent common stock offering or the perception that those sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the purchase contracts and of the other components of the units. The arbitrage could, in turn, affect the trading prices of the units.

     YOU MAY SUFFER DILUTION OF THE COMMON STOCK ISSUABLE UPON SETTLEMENT OF YOUR PURCHASE CONTRACT.

     The number of shares of common stock issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions that significantly modify the capital structure of Household International. The number of shares of common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, including employee stock option grants, ordinary dividends, offerings of common stock for cash, or in connection with acquisitions or other transactions which may adversely affect the price of the common stock. The terms of the units do not restrict the ability of Household International to offer common stock in the future or to engage in other transactions that could dilute the common stock. Household International has no obligation to consider the interests of the holders of the units, in engaging in any such offering or transaction. If Household International issues additional shares of common stock, that issuance may materially and adversely affect the price of the common stock and, because of the relationship of the number of shares of common stock holders are to receive on the stock purchase date to the price of the common stock, such other events may adversely affect the trading price of the units.

     YOU WILL HAVE NO RIGHTS AS COMMON STOCKHOLDERS BUT WILL BE SUBJECT TO ALL CHANGES WITH RESPECT TO THE COMMON STOCK.

     Until you acquire shares of common stock upon settlement of your purchase contract, you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the shares of common stock. Household International declared a quarterly cash dividend in the third quarter of 2002 of $0.25 per share. Only holders of common stock, not holders of units, will receive such dividends. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the settlement date.

     YOUR PLEDGED SECURITIES WILL BE ENCUMBERED.

     Although holders of units will be beneficial owners of the underlying pledged senior notes or treasury securities, the holders will pledge those securities with the collateral agent to secure their obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged senior notes or treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus supplement.

     THE SECONDARY MARKET FOR THE UNITS MAY BE ILLIQUID.

     We are unable to predict how the units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the units. Although we expect the normal units to be listed on the New York Stock Exchange, the listing application may not be approved and we have no obligation or current intention to apply for any separate listing of the stripped units or the senior notes on any stock exchange. We can give you no assurance as to the liquidity of any market that may develop for the normal units, the stripped units or the senior notes, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that sufficient numbers of normal units are converted to stripped units, the liquidity of normal units could be adversely affected. It is possible that the normal units, and the stripped units or senior notes if they are ever listed, could be delisted from the New York Stock Exchange or that trading in the normal units, stripped units or senior notes could be suspended as a result of elections to create stripped units or recreate normal units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the New York Stock Exchange.

     DELIVERY OF THE SECURITIES UNDER THE PLEDGE AGREEMENT IS SUBJECT TO POTENTIAL DELAY IF HOUSEHOLD INTERNATIONAL OR HFC BECOMES SUBJECT TO A BANKRUPTCY PROCEEDING.

     Notwithstanding the automatic termination of the purchase contracts, if either of Household International or HFC becomes the subject of a case under the federal bankruptcy code, the imposition of an automatic stay under Section 362 of the federal bankruptcy code may delay the delivery to you of your securities being held as collateral under the pledge arrangement and such delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and allows your collateral to be returned to you.

     HFC MAY REDEEM THE SENIOR NOTES UPON THE OCCURRENCE OF A TAX EVENT.

     HFC has the option to redeem the senior notes, on not less than 30 days' nor more than 60 days' prior written notice, in whole but not in part, at any time if a tax event occurs and continues under the circumstances described in this prospectus supplement. See "Description of the Senior Notes--Tax Event Redemption." If HFC exercises this option, the senior notes will be redeemed at the price described later in this prospectus supplement. If the senior notes are redeemed, HFC will pay the redemption price, in cash to the holders of the senior notes. If the tax event redemption occurs prior to the earlier of the stock purchase date or a successful remarketing of the senior notes, the redemption price payable to you as a holder of the normal units will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase a portfolio of zero-coupon U.S. treasury securities on your behalf, and will remit the remainder of the redemption price, if any, to you, and these treasury securities will be substituted for the senior notes as collateral to secure your obligations under the purchase contracts related to the normal units. If your senior notes are not components of normal units, you, rather than the collateral agent, will receive the related redemption payments. We can give you no assurance as to the effect on the market prices for the normal units if we substitute the treasury securities as collateral in place of any senior notes so redeemed. A tax event redemption will be a taxable event to the holders of the senior notes.

     THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE UNITS ARE UNCLEAR.

     No statutory, judicial or administrative authority directly addresses the treatment of the units or instruments similar to the units for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the units are not entirely clear. In addition, if the senior notes are (as we believe they should be) treated as contingent payment debt instruments, any gain on the disposition of a senior note prior to the date on which the interest rate on the senior note is reset generally should be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited.

     ASSUMING THE SENIOR NOTES ARE CLASSIFIED AS CONTINGENT PAYMENT DEBT INSTRUMENTS, YOU WILL HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME IN EXCESS OF CURRENT CASH FLOWS, AND GAIN RECOGNIZED ON YOUR DISPOSITION OF A SENIOR NOTE WILL GENERALLY BE TREATED AS ORDINARY INTEREST INCOME.

     Because of the manner in which the interest rate on the senior notes is reset, we believe the senior notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount for United States income tax purposes. Assuming the senior notes are so treated, original issue discount will accrue from the issue date of the senior notes and will be included in your gross income for United States income tax purposes on a constant yield-to-maturity basis, regardless of your usual method of tax accounting, and adjustments will be made to reflect actual payments on the senior notes. For all accrual periods ending on or prior to November 15, 2005, and possibly thereafter, the original issue discount that accrues on the senior notes will exceed the stated interest payments on the senior notes. In addition, any gain on the disposition of a senior note before the stock purchase date will generally be treated as ordinary interest income, and the ability to offset this interest income with a loss, if any, on a purchase contract may be limited.

     THE TRADING PRICE OF THE SENIOR NOTES MAY NOT FULLY REFLECT THE VALUE OF THEIR ACCRUED BUT UNPAID INTEREST.

     The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition as ordinary income, and to add this amount to your adjusted tax basis in the senior notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss. Some or all of this loss may be capital loss. The deductibility of capital losses for U.S. federal income tax purposes is subject to certain limitations.

                              RECENT DEVELOPMENTS

RATINGS EVENT AND CAPITAL MARKETS

     Household International's continued success and prospects for growth are dependent upon access to the global capital markets. Numerous factors, internal and external, may impact our access to, and the costs associated with, these markets. These factors may include our debt ratings, overall economic conditions, and the effectiveness of our management of credit risks inherent in our customer base.

     On August 14, 2002, Household International announced an increase to our capital ratio target of tangible equity-to-tangible managed assets from 8.25% to 8.50% which we would meet by December 31, 2002 by generating earnings, suspending share repurchases, restricting growth, selling assets and issuing capital securities as necessary.

     On October 11, 2002, in response to the attorneys general settlement and Household International's announced disposition of Household Bank, f.s.b. (both as described below), two of the three rating agencies (Standard & Poor's and Fitch) which rate Household International's and HFC's securities took negative actions. Our ratings are well within the investment grade rating categories at all rating agencies for all of our securities. However, these actions have contributed to additional volatility in the trading of our securities with the potential to limit our access to funding at an acceptable cost. As a result we have decided to accelerate our effort to meet the previously announced capital target in order to evidence our commitment to maintaining our debt ratings and maintaining access to the global capital markets at reasonable costs. We believe this offering, with the concurrent common stock offering and the other above-mentioned steps we have committed to in 2002, will result in our exceeding our capital ratio target.

AGREEMENT WITH ATTORNEYS GENERAL AND RELATED LEGAL MATTERS

     Household International announced on October 11, 2002 that it and its subsidiaries, including HFC, which are referred to in this subsection as the "Company," had reached a preliminary agreement with a multi-state working group of state attorneys general and regulatory agencies to effect a nationwide resolution of alleged violations of federal and state consumer protection, consumer finance and banking laws and regulations relating to real estate secured lending from its retail branch consumer lending operations as operated under the HFC and Beneficial brand names. The proposed agreement provides that:

     - the Company will establish a settlement fund of up to $484,000,000 to be divided among the participating states which is to be used for restitution to consumers;

     - the Company will provide greater disclosures and alternatives for customers in connection with nonprime mortgage lending originated by its retail branch network;

     - the Company will amend all branch-originated real estate secured loans to provide that no prepayment penalty is payable later than 24 months after origination;

     - the Company will pay certain expenses of investigation and administration;

     - the settlement will not be permitted to be used as evidence in any legal or administrative proceeding by any person against the Company; and

     - the Company has not admitted any wrongdoing.

     To become effective, states in which at least 80% by dollar volume of the Company's retail branch real estate secured loans were originated from January 1, 1999 through September 30, 2002 must participate in the agreement. The Company believes that the settlement will be accepted by at least 46 states and anticipates that this settlement will be finalized before December 15, 2002.

     The Company recorded a charge in the third quarter of $525 million (pre-tax) reflecting the costs of this settlement and related matters. The Company anticipates that the changes in business practices that will be implemented in connection with this settlement will reduce earnings by approximately $50 million (after-tax) in 2003.

     Although the settlement does not cause the immediate dismissal of purported class actions seeking redress for the same claims covered in the settlement, we believe it substantially reduces the risk to the Company of any material liability that may result from such actions as every consumer who participates in the settlement must release the Company from any liability for such claims. We intend to seek resolution of these related legal actions provided it is financially prudent to do so. Otherwise, we intend to vigorously dispute the allegations. Regardless of the actions taken by the Company with respect to these matters, we believe that any liability that may result will not be material to the Company.

PROPOSED SALE OF HOUSEHOLD BANK, F.S.B.

     In furtherance of Household International's efforts to make the most effective use of its capital and to achieve specified capital targets, Household International has determined that the continued operation of Household Bank, f.s.b. is not in its long-term strategic interest. As a result, we intend to explore opportunities to dispose of Household Bank, f.s.b. including its current assets and deposits in the fourth quarter of 2002. We have accepted preliminary proposals to transfer all of the deposits and to sell $3.2 billion of mortgage loans to nationally recognized financial services organizations. It is anticipated that the disposition of the bank will result in a $250-$300 million (after-tax) loss to Household International in the fourth quarter of 2002.

RESTATEMENT AND RELATED LEGAL MATTERS

     On August 14, 2002, Household International and HFC announced restatements of their prior period financial results relating to our Credit Card Services segment. As a result of the restatement, Household International has been subjected to various legal proceedings questioning the events during the prior periods and, in some instances, alleging violations of the federal securities laws. We believe these allegations are without merit and there will be no finding of improper activities that may result in a material liability to Household International or any of its officers or directors.

            BUSINESS OF HOUSEHOLD INTERNATIONAL AND ITS SUBSIDIARIES

     The operations of Household International and its subsidiaries, including HFC, which are referred to in this section collectively as the "Company," are divided into three reportable segments: Consumer, Credit Card Services, and International. The Company's Consumer segment includes consumer lending, mortgage services, retail services and auto finance businesses. Its Credit Card Services segment includes domestic MasterCard and Visa credit card businesses. Its International segment includes operations in the United Kingdom and Canada. Information about businesses or functions that are not significant or involve multiple segments, such as the Company's insurance services, tax refund lending, direct lending and commercial operations, as well as corporate and treasury activities, are included under the "All Other" caption below.

     The Company monitors its operations and evaluates trends on a managed basis which assumes that securitized receivables have not been sold and are still on its balance sheet. The Company manages its operations on a managed basis because the receivables that it securitizes are subjected to underwriting standards comparable to its owned portfolio, are serviced by operating personnel without regard to ownership and result in a similar credit loss exposure. In addition, the Company funds its operations, reviews its operating results and makes decisions about allocating resources, such as employees and capital, on a managed basis.

GENERAL

     Across all reportable segments, the Company generally serves nonconforming or nonprime consumers. Such customers are individuals who have limited credit histories, modest income, high debt-to-income ratios or have experienced credit problems caused by occasional delinquencies, prior charge-offs or other credit related actions. These customers generally have higher delinquency and credit loss probabilities and are charged a higher interest rate to compensate the Company for the additional risk. In the Company's MasterCard and Visa business and its retail services business, it also serves prime consumers either through co-branding relationships or mortgage brokers.

     The Company has taken substantial measures to enhance the profitability and improve operational control of its businesses. Centralized underwriting, collection and processing functions are used to adapt its credit standards and collection efforts to national or regional market conditions. Underwriting, loan administration and collection functions are supported by highly automated systems and processing facilities. A centralized collection system is augmented by personalized early collection efforts. Maximizing technology and otherwise streamlining operations and reducing costs has enabled the Company to improve efficiency through specialization and economies of scale and allows the Company to operate more efficiently than most of its competitors.

     The Company services each customer with a focus to understand that customer's personal financial needs. The Company recognizes that individuals may not be able to timely meet all of their financial obligations. The Company's goal is to assist consumers in transitioning through financially difficult times in order to expand that customer's relationship with the Company. As a result, policies are designed to be flexible to maximize the collectibility of loans while not incurring excessive collection expenses on loans that have a high probability of being ultimately uncollectible. Cross-selling of products, proactive credit management, "hands-on" customer care and targeted product marketing are means used to retain customers and grow the Company's business.

CONSUMER

     The Company's consumer lending business is one of the largest subprime home equity originators in the United States as ranked by Inside B&C Lending. It is marketed under both the

HFC and Beneficial brand names, each of which caters to a slightly different type of customer in the middle-market population. Both brands offer secured and unsecured loan products, such as first and second lien position closed-end mortgage loans, open-end home equity loans, personal non-credit card loans, including personal homeowner loans (a secured high loan-to-value product that we underwrite and treat like an unsecured loan), and sales finance contracts. These products are marketed through the Company's retail branch network, direct mail, telemarketing, strategic alliances and Internet sourced applications and leads.

     The Company's mortgage services business purchases nonconforming first and second lien position residential mortgage loans, including open-end home equity loans, from a network of over 200 unaffiliated third party lenders (i.e., correspondents). These purchases are either "flow" acquisitions (i.e., loan by loan) or "bulk" acquisitions (i.e., pools of loans), and are made based on the Company's specific underwriting guidelines. The Company offers forward commitments to selected correspondent lenders to strengthen its relationship with these lenders and to create a sustainable growth channel for this business. Decision One Mortgage Company, LLC, a subsidiary of HFC, was purchased in 1999 to assist in understanding the product needs of mortgage brokers and trends in the mortgage lending industry. Decision One directly originates mortgage loans sourced by mortgage brokers.

     According to The Nilson Report, the Company's retail services business is the second largest provider of third party private label credit cards in the United States based on managed receivables outstanding. The retail services business has over 65 active merchant relationships. These products are generated through merchant retail locations, merchant catalog and telephone sales, application displays, direct mail and Internet applications.

     The Company's auto finance business purchases, from a network of approximately 4,500 active dealer relationships, retail installment sales contracts of consumers who do not have access to traditional, prime-based lending sources. The Company also originates and refinances auto loans through direct mail solicitations, alliance partners and the Internet. Approximately 75% of the Company's auto finance receivables are secured by "used" vehicles versus "new" vehicles. Coupled with a centralized underwriting and funding business model, the Company believes the use of the proprietary internet product it has developed for this business will enable the auto finance business to respond more quickly and provide better service than its competitors.

CREDIT CARD SERVICES

     The Company's Credit Card Services business includes MasterCard and Visa receivables in the United States, including The GM Card(R), the AFL-CIO Union Plus(R) ("UP") credit card, a Household Bank branded card, and the Orchard Bank card. According to The Nilson Report, this business is the eighth largest issuer of MasterCard or Visa credit cards in the United States (based on receivables). The GM Card(R), a co-branded credit card issued as part of the Company's alliance with General Motors Corporation ("GM"), enables customers to earn discounts on the purchase or lease of a new GM vehicle. The UP card program with the AFL-CIO provides benefits and services to members of approximately 60 national and international labor unions. The Household Bank and Orchard Bank branded credit cards offer specialized credit card products to consumers underserved by traditional providers or are marketed in conjunction with merchant relationships established through the Company's retail services business.

     The MasterCard and Visa business is generated primarily through direct mail, telemarketing, Internet applications, application displays, promotional activity associated with the Company's affinity and co-branding relationships, mass-media advertisement (The GM Card(R)), and merchant relationships sourced through the Company's retail services business. The Company also cross-sells its credit cards to existing consumer lending and retail services customers as well as refund lending customers.

     Although the Company's relationships with GM and the AFL-CIO enable it to access a proprietary customer base, in accordance with agreements with these institutions the Company owns all receivables originated under the programs and is responsible for all credit and collection decisions as well as the funding for the programs. These programs are not dependent upon any payments, guarantees or credit support from these institutions. As a result, the Company is not directly dependent upon GM or the AFL-CIO for any specific earnings stream associated with these programs. The Company believes it has a strong working relationship with GM and the AFL-CIO and does not anticipate, and is not aware of, any event that has occurred, or is expected to occur in the near term, that would allow the parties to these agreements to terminate these relationships.

INTERNATIONAL

     The Company's United Kingdom business is a mid-market consumer lender focusing on customer service through its branch locations, and consumer electronics through its retail finance operations. This business offers secured and unsecured lines of credit, secured and unsecured closed-end loans, retail finance products, insurance products and credit cards (including the GM Card(R) from Vauxhall and marbles(TM), an Internet enabled credit card). The Company operates in England, Scotland, Wales, Northern Ireland, and the Republic of Ireland. It opened offices in Hungary and the Czech Republic in 2001 and 2002, respectively, to facilitate the expansion plans of one of the Company's U.K. merchant alliances. The Company expects to continue its expansion into Central Europe with this alliance in 2002 with an operation in Poland. Loans held by the United Kingdom operation are originated through a branch network consisting of 155 HFC and 62 Beneficial Finance branches, merchants, direct mail, broker referrals and the Internet.

     The Company's Canadian business was acquired in 1933 and offers consumer real estate secured and unsecured lines of credit, secured and unsecured closed-end loans, insurance products, revolving credit, private label credit cards and retail finance products to middle- to low-income families. In addition, through its trust operations, the Canadian business accepts deposits. These products are marketed through 109 branch offices in ten provinces, direct mail, telemarketing, 95 merchant relationships and the Internet.

ALL OTHER

     Through its insurance services operation, the Company offers credit life, credit accident, health and disability, unemployment, property, term life, collateral protection and specialty insurance products to its customers. Such products currently are offered throughout the United States and Canada and are targeted toward those customers typically under-insured by traditional sources. The purchasing of insurance products are never a condition to any credit or loan granted by the Company. Insurance is directly written by or reinsured with one or more of the Company's subsidiaries.

     The Company's refund lending business is one of the largest providers of consumer tax refund lending in the United States. The Company has approximately 3,500 tax preparer relationships covering approximately 12,000 outlets (including 9,000 H&R Block locations), and provides loans to customers who are entitled to tax refunds and who electronically file their income tax returns with the Internal Revenue Service. This business is seasonal with most revenues generated in the first three months of each calendar year. The majority of customers who use this product are renters with household incomes of less than $25,000 who are entitled to refunds of greater than $2,000.

     Direct lending was formed to find new markets for the Company's existing consumer loan and loan-related products, develop new product offerings, and test alternative (i.e., non-branch) distribution channels. The areas of specific focus for direct lending include the Internet, alliance programs with other lenders to provide nonprime/nonconforming products to their customers, direct mail initiatives and non-homeowners.

     The Company's commercial operations are very limited in scope and are expected to continue to decline. This business is limited to the liquidation of the commercial loan receivables which were part of the Company's commercial lending portfolio that was discontinued in the early 1990's. The Company selectively invests in tax advantaged low income housing projects to support community home ownership initiatives while allowing it to obtain federal or state tax benefits.

                              ACCOUNTING TREATMENT

     The net proceeds from the sale of the units will be allocated between the purchase contracts and the senior notes in our consolidated financial statements based on the fair value of each at the date of the offering. The purchase contracts are forward transactions in Household International's common stock. The amount allocated to the purchase contracts will be recorded as permanent equity. The difference between the amount allocated to the senior notes and their principal amount will be amortized to interest expense based on a constant rate through the remarketing date. Household International and HFC expect to report the fair market value of each purchase contract as $1.45 and the fair market value of each senior note as $23.55.

     Before the issuance of shares of common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts less the number of shares that could be purchased by us in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above $25.68.

                                USE OF PROCEEDS

     We estimate that the net proceeds from this offering of units will be approximately $484.8 million (approximately $557.6 million if the underwriters exercise their option to purchase additional units in full) and the net proceeds from the sale of 18,700,000 shares of Household International's concurrent common stock offering (which offering is not contingent upon this offering and vice versa) will be approximately $399.8 million, in each case after deducting the underwriting discount and estimated offering expenses payable by us. The net proceeds to Household International and HFC from this offering of units will be used to repay certain short-term borrowings and for general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of Household International at September 30, 2002, and as adjusted to give effect to
(i) the issuance on October 30, 2002 of 20,000,000 units, assuming no exercise of the underwriters' option to purchase additional units, and the anticipated application of the estimated net proceeds therefrom of $484.8 million to repay certain short-term borrowings and (ii) the anticipated issuance of 18,700,000 shares of common stock out of treasury shares in the concurrent common stock offering and the application of the estimated net proceeds of $399.8 million to repay certain short-term borrowings. The following table should be read in conjunction with Household International's quarterly report on Form 10-Q for the period ended September 30, 2002, incorporated herein by reference.

                                                             SEPTEMBER 30, 2002
                                                   --------------------------------------
                                                                             AS ADJUSTED
                                                                               FOR THIS
                                                                               OFFERING
                                                                               AND THE
                                                               AS ADJUSTED    CONCURRENT
                                                                FOR THIS     COMMON STOCK
                                                    ACTUAL      OFFERING       OFFERING
                                                   ---------   -----------   ------------
                                                           (DOLLARS IN MILLIONS)
Deposits.........................................  $ 5,364.3    $ 5,364.3     $ 5,364.3
Commercial paper, bank and other borrowings......    5,249.8      4,765.0       4,365.2
Senior and senior subordinated debt (with
  original maturities over one year).............   74,831.5     75,287.3      75,287.3
                                                   ---------    ---------     ---------
Total debt.......................................   85,445.6     85,416.6      85,016.8
                                                   ---------    ---------     ---------
Company obligated mandatorily redeemable
  preferred securities of subsidiary trusts(1)...      975.0        975.0         975.0
Preferred stock..................................    1,193.2      1,193.2       1,193.2
Common shareholders' equity:
  Common stock, $1.00 par, 750,000,000 shares
     authorized, 551,786,728 shares issued(2)....      551.7        551.7         551.7
  Additional paid-in capital.....................    2,068.8      2,097.8       1,910.0
  Retained earnings..............................    9,688.0      9,688.0       9,688.0
  Accumulated other comprehensive income
     (loss)......................................     (824.6)      (824.6)       (824.6)
  Less common stock in treasury, at cost,
     96,957,623 shares (78,257,623 shares, as
     adjusted for the concurrent common stock
     offering)...................................   (3,046.4)    (3,046.4)     (2,458.8)
                                                   ---------    ---------     ---------
  Total common shareholders' equity..............    8,437.5      8,466.5       8,866.3
                                                   ---------    ---------     ---------
Total capitalization.............................  $96,051.3    $96,051.3     $96,051.3
                                                   =========    =========     =========

---------------

(1) The sole assets of the trusts are Junior Subordinated Deferrable Interest Notes issued by Household International in November 2001, January 2001, June 2000, March 1998 and June 1995, bearing interest at 7.50, 8.25, 10.00, 7.25 and 8.25 percent, respectively, with principal balances of $206.2, $206.2, $309.3, $206.2 and $77.3 million, respectively, and due November 2031, January 2031, June 2030, December 2037 and June 2025, respectively.

(2) Excludes approximately 21.4 million shares of common stock which are subject to options or rights granted pursuant to Household International's Long-Term Executive Incentive Compensation Plans.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Household International's common stock trades on the New York Stock Exchange under the symbol "HI", although the units in this offering are not currently so listed. As of September 30, 2002, there were 454,829,105 shares of common stock outstanding, which were held by approximately 22,390 holders of record. The following table sets forth for the periods indicated the high and low sales prices per share of our common stock on the New York Stock Exchange, together with the dividends declared by Household International per share of common stock.

                                                                COMMON STOCK        CASH
                                                                   PRICE          DIVIDENDS
                                                              ----------------    DECLARED
                                                               HIGH      LOW      PER SHARE
                                                              ------    ------    ---------
YEAR ENDED DECEMBER 31, 2000
  First Quarter............................................   $39.19    $29.50      $.17
  Second Quarter...........................................    48.19     37.63       .19
  Third Quarter............................................    57.44     41.00       .19
  Fourth Quarter...........................................    56.94     43.88       .19
YEAR ENDED DECEMBER 31, 2001
  First Quarter............................................    62.00     52.00       .19
  Second Quarter...........................................    69.98     57.45       .22
  Third Quarter............................................    69.49     48.00       .22
  Fourth Quarter...........................................    61.40     51.29       .22
YEAR ENDED DECEMBER 31, 2002
  First Quarter............................................    60.90     43.50       .22
  Second Quarter...........................................    63.25     47.06       .25
  Third Quarter............................................    50.84     26.10       .25
  Fourth Quarter (through October 24, 2002)................    32.00     20.65        --

     On October 24, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $22.83 per share. Household International has paid a regular quarterly cash dividend on its common stock since 1926. We expect that trend to continue. See "Description of Capital Stock -- Common Stock" in the accompanying Household International prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for HFC and its subsidiaries for the periods indicated below was as follows:

                                         NINE MONTHS
                                            ENDED
                                        SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                        -------------   --------------------------------
                                        2002     2001   2001   2000   1999   1998   1997
                                        ----     ----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges....  1.75     1.74   1.80   1.67   1.80   1.36   1.65

     The ratio for the nine months ended September 30, 2002 has been negatively impacted by the settlement charge and related expenses associated with our preliminary agreement with a multi-state working group of attorneys general and regulatory agencies to effect a nationwide resolution of alleged violations of consumer protection, consumer finance and banking laws and regulations in our retail branch consumer lending operations. Excluding the settlement charge and related expenses of $333.2 million (after-tax), our ratio of earnings to fixed charges would have been 1.98.

     For purposes of calculating the ratio, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (approximate portion representing interest). The 1998 ratio has been negatively impacted by one-time merger and integration related costs associated with the merger of Household International and Beneficial Corporation. Excluding the merger and integration related costs of $751 million after-tax, the 1998 ratio would have been 1.83.

                            DESCRIPTION OF THE UNITS

     The summary of the units and certain provisions of the purchase contract agreement, purchase contracts, pledge agreement and remarketing agreement set forth below is not complete and is qualified in all respects by reference to these agreements, forms of which have been, or will be, filed as exhibits to Household International's report on Form 8-K.

OVERVIEW

     Each unit will have a stated amount of $25. Each unit will initially consist of and represent:

          (1) a purchase contract pursuant to which you will agree to purchase, and Household International will agree to sell, for $25, shares of common stock of Household International on the stock purchase date, the number of which will be determined by the settlement rate described below, based on the average trading price of the common stock for a period preceding the stock purchase date, calculated in the manner described below; and

          (2) a senior note due February 15, 2008 of HFC, with a principal amount of $25, on which HFC will pay interest quarterly at the initial annual rate of 8.875% until a successful remarketing of the senior notes and at the reset rate (as described below) thereafter.

     The senior notes that are a component of your units will be owned by you, but will initially be pledged to the collateral agent for the benefit of Household International to secure your obligations under the related purchase contracts. Each holder of normal units may elect at any time on or before the second business day prior to the stock purchase date (subject to certain exceptions) to withdraw from the pledge the pledged senior notes or, after a successful remarketing or tax event redemption described below, the pledged treasury securities underlying the normal units by substituting, as pledged securities, specifically identified treasury securities that will pay at maturity an amount equal to the aggregate principal amount of the senior notes or treasury consideration, as the case may be, for which substitution is being made. Upon such substitution, the pledged senior notes or pledged treasury securities, as the case may be, will be released from the pledge and delivered to the holder. The normal units would then become "stripped units." Holders of stripped units may recreate normal units by re-substituting senior notes or, after a successful remarketing or a tax event redemption, the applicable specified treasury securities, for the treasury securities underlying the stripped units.

     Household International will enter into:

     - a purchase contract agreement with The Bank of New York, as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the units, the purchase contracts, the transfer, exchange or replacement of certificates representing the units and certain other matters relating to the units; and

     - a pledge agreement with JPMorgan Chase Bank, as collateral agent, custodial agent and securities intermediary, creating a pledge and security interest for its benefit to secure the obligations of holders of units under the purchase contract.

     As a beneficial owner of the units, you will be deemed to have:

     - irrevocably agreed to be bound by the terms of the purchase contract agreement, the pledge agreement and your purchase contract for so long as you remain a beneficial owner of such units; and

     - appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract and pledge agreement on your behalf and in your name.

     In addition, as a beneficial owner of the units, you will be deemed by your acceptance of the units to have agreed, for all tax purposes, to treat yourself as the owner of the related senior notes or the treasury securities, as the case may be, and to treat the senior notes as HFC's indebtedness.

     The net proceeds from the sale of the units will be allocated between the purchase contracts and the senior notes based on the fair value of each at the date of the offering. We expect to report the fair market value of each purchase contract as $1.45 and the fair market value of each senior note as $23.55.

CREATING STRIPPED UNITS AND RECREATING NORMAL UNITS

     Holders of normal units will have the ability to "strip" those units and take delivery of the pledged senior notes or, after a successful remarketing or tax event redemption, the pledged treasury securities, creating "stripped units," and holders of stripped units will have the ability to recreate normal units from their stripped units by depositing senior notes or, after a successful remarketing or tax event redemption, the applicable treasury securities as described in more detail below. Holders who elect to create stripped units or recreate normal units will be responsible for any related fees or expenses.

  CREATING STRIPPED UNITS

     Each holder of normal units may create stripped units and withdraw the pledged senior notes or, after a successful remarketing or tax event redemption, the pledged treasury securities underlying the normal units by substituting, as pledged securities, the treasury securities described below that will pay $25, which is the amount due under the purchase contract, on the stock purchase date. Holders of normal units may create stripped units at any time on or before the second business day prior to the stock purchase date, except that they may not create stripped units during the period from four business days prior to the first day of any remarketing period until the expiration of three business days after the end of that period.

     Because treasury securities are issued in integral multiples of $1,000, holders of normal units may make the substitution only in integral multiples of 40 normal units. However, after a successful remarketing of the senior notes or the occurrence of a tax event redemption, the holders may make the substitution only in integral multiples of normal units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000. In order to create 40 stripped units, a normal unit holder must substitute, as pledged securities, zero-coupon U.S. treasury securities (CUSIP No. 912833CP3) which mature on February 15, 2006 and will pay $1,000 at maturity. Upon creation of the stripped units, the treasury securities will be pledged with the collateral agent to secure the holder's obligation to purchase shares of common stock under the purchase contract, and the pledged senior notes or, after a successful remarketing or tax event redemption, the pledged treasury securities underlying the normal units will be released to the unit holder.

     To create stripped units, you must:

     - deposit with the collateral agent the treasury securities described above, which will be substituted for the pledged senior notes or, after a successful remarketing or tax event redemption, the pledged treasury securities underlying your normal units and pledged to the collateral agent to secure your obligation to purchase shares of common stock under your purchase contract;

     - transfer the normal units to the purchase contract agent; and

     - deliver a notice to the purchase contract agent stating that you have deposited the specified treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged senior notes or, after a successful remarketing or tax event redemption, the pledged treasury securities underlying the normal units.

     Upon the deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged senior notes or, after a successful remarketing or tax event redemption, the pledged treasury securities from the pledge under the pledge agreement free and clear of Household International's security interest. The purchase contract agent will:

     - cancel the related normal units;

     - transfer to you the underlying pledged senior notes or, after a successful remarketing or tax event redemption, the pledged treasury securities; and

     - deliver to you the stripped units.

     Any senior notes or treasury securities, as the case may be, released to you will be tradable separately from the resulting stripped units. Interest on the senior notes will continue to be payable in accordance with their terms.

  RECREATING NORMAL UNITS

     Each holder of stripped units may recreate normal units by substituting, as pledged securities, senior notes or, after a successful remarketing or tax event redemption, the applicable treasury securities then constituting a part of the normal units for the treasury securities underlying the stripped units. Holders may recreate normal units at any time on or before the second business day prior to the stock purchase date, except that they may not recreate normal units during the period from four business days prior to the first day of any remarketing period until the expiration of three business days after the end of that period.

     Upon recreation of normal units, the senior notes or, after a successful remarketing or tax event redemption, the applicable treasury securities will be pledged with the collateral agent to secure the holder's obligation to purchase shares of common stock under the purchase contract, and the treasury securities underlying the stripped units will be released to the unit holder. Because treasury securities are issued in integral multiples of $1,000, holders of stripped units may make the substitution only in integral multiples of 40 stripped units. If, however, treasury securities have replaced the senior notes as a component of the normal units as the result of a successful remarketing of the senior notes or a tax event redemption, holders of the stripped units may make this substitution only in integral multiples of stripped units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

     To recreate normal units from stripped units, you must:

     - deposit with the collateral agent:

       - if the substitution occurs prior to a successful remarketing of the senior notes or the occurrence of a tax event redemption, senior notes having an aggregate principal amount equal to the aggregate stated amount of your stripped units; or

       - if the substitution occurs after a successful remarketing of the senior notes or the occurrence of a tax event redemption, the applicable treasury securities then constituting a part of the normal units;

     - transfer the stripped units to the purchase contract agent; and

     - deliver a notice to the purchase contract agent stating that you have deposited the senior notes or, after a successful remarketing or tax event redemption, the applicable treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged treasury securities underlying those stripped units.

     The senior notes or, after a successful remarketing or tax event redemption, the applicable treasury securities will be substituted for the pledged treasury securities underlying your stripped units and will be pledged with the collateral agent to secure your obligation to purchase shares of common stock under your purchase contract.

     Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged treasury securities from the pledge under the pledge agreement free and clear of Household International's security interest. The purchase contract agent will:

     - cancel the related stripped units;

     - transfer to you the underlying treasury securities; and

     - deliver to you the normal units.

CURRENT PAYMENTS

     If you hold normal units, you will receive payments consisting of:

     - quarterly interest payments on the senior notes pledged in respect of your normal units at the annual rate of 8.875% of the principal amount until a successful remarketing of the senior notes; and

     - a quarterly payment on the stock purchase date from specified pledged treasury securities, at the same annual rate as was initially paid on the senior notes.

     If you hold stripped units and do not separately hold senior notes, you will be required for U.S. federal income tax purposes to recognize original issue discount on the pledged treasury securities on a constant yield basis or acquisition discount on the treasury securities when it is paid or accrues generally in accordance with your regular method of tax accounting.

     If you hold senior notes separately from the units and do not separately hold stripped units, you will receive the interest payable on the senior notes. The senior notes, whether held separately from or as part of the units, will pay interest at the initial annual rate of 8.875% of the principal amount of $25 per senior note until the settlement date of a successful remarketing. If there is a successful remarketing of the senior notes, the rate of interest payable from the settlement date of the successful remarketing until their maturity on February 15, 2008 will be the reset rate, which will be a rate established by the remarketing agent that meets the requirements described under "-- Remarketing." However, if a reset rate meeting the requirements described in this prospectus supplement cannot be established on a remarketing date, the interest rate will not be reset on such date and will continue to be the initial annual rate of 8.875%, until a reset rate meeting the requirements described in this prospectus supplement can be established on a later date no later than the third business day prior to the stock purchase date. If a successful remarketing does not occur prior to the stock purchase date, the interest rate will continue to be the initial annual rate of 8.875% until maturity of the senior notes.

     Interest payments on the senior notes payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per month. Interest on the senior notes will accrue from the date of original issuance and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2003.

     HFC's obligations with respect to the senior notes will be unsecured and will rank equally with all of its other unsecured and unsubordinated debt. See "Description of the Senior Notes" below.

     Interest payments on the senior notes will be payable to the holders of units as they are registered on the books and records of the purchase contract agent on the business day prior to the relevant payment dates. Subject to any applicable laws and regulations, each interest payment on the senior notes will be made as described under "-- Book-Entry System" below. If the units do not remain in book-entry only form, the relevant record dates will be the 15th calendar day prior to the relevant payment dates. If any date on which these payments and distributions are to be made is not a business day, then amounts payable on that date will be made on the next day that is a business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay). However, if such business day is in the next calendar year, payment will be made on the prior business day, in each case with the same force and effect as if made on the payment date.

DESCRIPTION OF THE PURCHASE CONTRACTS

     Each purchase contract underlying a unit, unless earlier terminated, or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and Household International to sell, for $25, on the stock purchase date a number of shares of common stock equal to the settlement rate.

     The settlement rate, subject to adjustment under certain circumstances as described under "-- Anti-Dilution Adjustments" below, will be as follows:

     - If the "applicable market value" of one share of common stock (which is the average of the closing price per share of common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date) is equal to or greater than the threshold appreciation price of $25.68 (which is 20% above the reference price of $21.40) then the settlement rate (which is equal to $25 divided by $25.68) will be 0.9735 shares of common stock per purchase contract. Accordingly, if the market price for one share of common stock increases to an amount that is greater than $25.68 on the settlement date, the aggregate market value of the common stock issued upon settlement of each purchase contract, assuming that the market value is the same as the applicable market value of one share of common stock, will be greater than $25, and if the market price equals $25.68, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of one share of common stock, will equal $25.

     - If the applicable market value of one share of common stock is less than $25.68 but greater than $21.40, the settlement rate will be equal to $25 divided by the applicable market value of one share of common stock per purchase contract. Accordingly, if the market price for one share of common stock increases but that market price is less than $25.68 on the settlement date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of the common stock, will equal $25.

     - If the applicable market value of one share of common stock is less than or equal to $21.40, the settlement rate (which is equal to $25 divided by $21.40) will be 1.1682 shares of common stock per purchase contract. Accordingly, if the market price for one share of common stock decreases to an amount that is less than $21.40 on the settlement date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of the common stock, will be less than $25, and if the market price equals $21.40, the aggregate market value of those shares, assuming that the market value is the same as the applicable market value of the common stock, will equal $25.

     For purposes of determining the applicable market value for the common stock, the closing price of the common stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the common stock on the New York Stock Exchange on that date. If the common stock is not listed for trading on the New York Stock Exchange on any date, the closing price of the common stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which the common stock is listed, or if the common stock is not so listed on a U.S. securities exchange, as reported by the Nasdaq stock market, or, if the common stock is not so reported, the last quoted bid price for the common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of the common stock on that date as determined by a nationally recognized independent investment banking firm retained by Household International for this purpose.

     A trading day is a day on which the common stock (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock by the close of business on such day.

SETTLEMENT

     Settlement of the purchase contracts will occur on the stock purchase date, unless:

     - you have settled the related purchased contract prior to the stock purchase date through the delivery of cash to the purchase contract agent in the manner described in "-- Early Settlement";

     - Household International is involved in a merger, acquisition or consolidation prior to the stock purchase date in which at least 30% of the consideration for the common stock consists of cash or cash equivalents, and you have settled the related purchase contract through an early settlement as described in "-- Early Settlement Upon Cash Merger"; or

     - an event described under "-- Termination of Purchase Contracts" below has occurred.

     The settlement of the purchase contracts on the stock purchase date will occur as follows:

     - for the stripped units or normal units that include pledged treasury securities, the cash payments on the treasury securities will automatically be applied to satisfy in full your obligation to purchase shares of common stock under the purchase contracts; and

     - for the normal units in which the related senior notes remain a part of the normal units because of a failed remarketing, Household International will exercise its rights as a secured party to dispose of the senior notes in accordance with applicable law in order to satisfy in full your obligation to purchase shares of common stock under the purchase contracts.

     In either event, shares of common stock will then be issued and delivered to you or your designee, upon payment of the applicable consideration, presentation and surrender of the certificate evidencing the units, if the units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of the shares of common stock to any person other than you.

     Prior to the date on which the shares of common stock are issued in settlement of the purchase contracts, the shares of common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to such shares, including voting rights, right to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the purchase contracts.

     No fractional shares of common stock will be issued by Household International pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable, you will be entitled to receive an amount in cash equal to the fraction of a share of common stock, calculated on an aggregate basis in respect of the purchase contracts you are settling, multiplied by the applicable market value.

REMARKETING

     The senior notes held by each holder of normal units will be remarketed in a remarketing, unless the holder elects not to participate in the remarketing. In the event of a successful remarketing, the proceeds of such remarketing will be used to purchase treasury securities, which will be pledged to secure the obligations of such participating holder of normal units under the related purchase contract. Cash payments received upon maturity of the pledged treasury securities underlying the normal units of such holder will be used (1) to satisfy such holder's obligation to purchase shares of common stock on the stock purchase date and (2) to make a cash payment to such holder on the stock purchase date of an amount per normal unit equal to the quarterly interest payment payable on the $25 principal amount of a senior note at the initial annual rate of 8.875%.

     Unless a holder of normal units delivers treasury securities in the amount and the types specified by the remarketing agent, as described below, the senior notes that are included in the normal units will be remarketed on the remarketing date, or, if the remarketing agent fails to remarket the senior notes on such date, a later date as described below. The remarketing date will be the third business day preceding November 15, 2005, the last quarterly payment date before the stock purchase date.

     Household International and HFC will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which that firm will agree, as remarketing agent, to use commercially reasonably best efforts to remarket the senior notes that are included in normal units (or separately held senior notes) that are participating in the remarketing, at a price per senior note equal to at least 100.25% of the remarketing value. It is currently anticipated that Goldman, Sachs & Co. will be the remarketing agent.

     The "remarketing value" of a senior note will be the value at the remarketing date (or any subsequent remarketing date described below) of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to the sum of:

          (1) the interest payment scheduled to be payable on the senior note on the stock purchase date, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial rate; and

          (2) the principal amount of the senior note.

     For purposes of (1) and (2) above, the value on the remarketing date (or any subsequent remarketing date) of the treasury securities will assume that (a) the treasury securities are highly liquid treasury securities maturing on or within 35 days prior to the stock purchase date (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities) and (b) those treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m., New York City time, selected by the remarketing agent, on the remarketing day (or any subsequent remarketing date), as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent, plus accrued interest to that date.

     The remarketing agent will use the proceeds from the successful remarketing of the senior notes included in normal units to purchase, in its discretion, the amount and the types of treasury securities described in (1) and (2) above in respect of each senior note that has been remarketed. The remarketing agent will purchase such treasury securities in open market transactions or at treasury auction and deliver them through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the holders of the normal units whose senior notes participated in the remarketing. The remarketing agent will deduct as a remarketing fee, after allowing for the aggregate purchase price of such treasury securities, an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, for payment to the holders of the normal units participating in the remarketing.

     Alternatively, a holder of normal units may elect not to participate in the remarketing and, instead, retain the senior notes underlying those normal units by delivering, in respect of each senior note to be retained, the treasury securities described in (1) and (2) above, in the amount and the types specified by the remarketing agent, to the purchase contract agent on or prior to the fourth business day prior to the first day of a remarketing period and such treasury securities will be pledged to secure the obligations of such non-participating holder under the related purchase contracts. Cash payments received upon maturity of such pledged treasury securities will be used (1) to satisfy such holder's obligation to purchase common stock pursuant to such holder's purchase contracts and (2) to make a payment to such holder on the stock purchase date of an amount per unit equal to a quarterly interest payment on a senior note at the initial annual rate of 8.875%. If a holder of senior notes does not participate in the remarketing, the interest rate on such senior notes will nevertheless be reset if the remarketing is successful.

     The purchase contract agent will give holders notice of the remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate in the remarketing, on the seventh business day prior to the first day of a remarketing period. A holder electing not to participate in the remarketing must notify the purchase contract agent of such election and deliver such specified treasury securities to the purchase contract agent not later than 10:00 a.m., New York City time, on the fourth business day prior to the first day of a remarketing period. A holder that notifies the purchase contract agent of such election but does not so deliver the treasury securities and a holder that does not notify the purchase contract agent of its intention to make a cash settlement will be deemed to have elected to participate in the remarketing.

     In order to facilitate the remarketing of the senior notes at the remarketing value described above, the remarketing agent will reset the rate of interest on the senior notes, effective from the settlement date of a successful remarketing until their maturity on February 15, 2008. The reset rate will be the rate sufficient to cause the then current market value of each senior note to be equal to at least 100.25% of the remarketing value. If the remarketing agent cannot establish a reset rate meeting such requirements on the remarketing date and therefore cannot remarket the senior notes participating in the remarketing on the remarketing date at a price per senior note equal to at least 100.25% of the remarketing value, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate meeting these requirements on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding December 15, 2005. If the remarketing agent cannot establish such a reset rate during that period, it will further attempt to establish such a reset rate on the third business day immediately preceding the stock purchase date. We refer to each of these periods as "remarketing periods" in this prospectus supplement. Any such remarketing will be at a price per senior note equal to at least 100.25% of the remarketing value on the subsequent remarketing date. If the remarketing agent fails to remarket the senior notes at that price by the end of the third business day immediately preceding the stock purchase date, any holder of normal units that has not otherwise settled its purchase contracts in cash by the business day immediately preceding the stock purchase date (but without regard to the notice requirements described below under "-- Notice to Settle with Cash") will be deemed to have directed Household International to retain the securities pledged as collateral in satisfaction of such holder's obligations under the related purchase contract, and Household International will exercise its rights as a secured party with respect to such securities and may, subject to applicable law, retain the securities or sell them in one or more public or private sales to satisfy in full such holder's obligation to purchase the common stock under the related purchase contracts on the stock purchase date.

     Unless the purchase contracts have been settled early, the obligation of a holder of purchase contracts to pay the purchase price for the common stock under the underlying purchase contracts on the stock purchase date is a non-recourse obligation payable solely out of the proceeds of the senior notes or treasury securities pledged as collateral to secure the purchase obligation. A holder of a stripped unit who receives any payments of principal on account of any pledged treasury securities will be obligated to deliver such payments to Household International for application to its obligation under the related purchase contracts. In no event will a holder of a purchase contract be liable for any deficiency between such proceeds and the purchase price for the shares of common stock under the purchase contract.

     We will cause a notice of any failed remarketing period to be published on the fourth business day immediately following such period, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. We will also release this information by means of Bloomberg and Reuters (or successor or equivalent) newswire. In addition, Household International will request, not later than seven nor more than 15 calendar days prior to the remarketing period, that the depositary (initially The Depository Trust Company) notify its participants holding senior notes, normal units and stripped units of the remarketing period.

OPTIONAL REMARKETING

     On or prior to the fourth business day immediately preceding the first day of a remarketing period, but no earlier than the payment date immediately preceding November 15, 2005, holders of senior notes that are not included as part of normal units may elect to have their senior notes included in the remarketing by delivering their senior notes along with a notice of this election to the custodial agent. The custodial agent will hold these senior notes in an account separate from the collateral account in which the securities pledged to secure the holders' obligations under the purchase contracts will be held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw that election on or prior to the fourth business day immediately preceding the first day of the relevant remarketing period.

     On the business day immediately preceding the first day of a remarketing period, the custodial agent will deliver these separate senior notes to the remarketing agent for remarketing. The remarketing agent will use commercially reasonable best efforts to remarket the separately held senior notes included in the remarketing on the remarketing date at a price per senior note equal to at least 100.25% of the remarketing value. After deducting as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds, if any, for payment to such participating holders.

     If, as described above, the remarketing agent cannot remarket the senior notes during a remarketing period, the remarketing agent will promptly return the senior notes to the custodial agent to release to the holders following the conclusion of that period.

EARLY SETTLEMENT

     At any time not later than 10:00 a.m., New York City time, on the seventh business day prior to February 15, 2006, a holder of units may settle the related purchase contracts by delivering to the purchase contract agent immediately available funds in an amount equal to $25 multiplied by the number of purchase contracts being settled provided that, at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled. If such registration is required, Household International will use its commercially reasonable efforts to file and obtain effectiveness of such registration statement. Holders may settle the related purchase contracts early only in integral multiples of 40.

     No later than the third business day after an early settlement, Household International will issue and deliver, and the holder will be entitled to receive, 0.9735 shares of common stock for each purchase contract early settled, regardless of the market price of the common stock on the date of early settlement, subject to adjustment under the circumstances described under "-- Anti-Dilution Adjustments" below. The holder will also receive the senior notes or ownership interests in treasury securities underlying those units.

NOTICE TO SETTLE WITH CASH

     Unless treasury securities have replaced the senior notes as a component of normal units as a result of a successful remarketing of the senior notes, a tax event redemption has occurred or the purchase contract has been settled early or otherwise terminated, a holder of normal units may settle the related purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding the stock purchase date. A holder of a normal unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the normal unit certificate evidencing the normal unit at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the seventh business day immediately preceding the stock purchase date. If a holder who has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent prior to 11:00 a.m., New York City time, on the business day immediately preceding the stock purchase date, such holder will be deemed to have directed us to retain the related senior note in full satisfaction of the holder's obligation to purchase shares of common stock under the related purchase contract.

EARLY SETTLEMENT UPON CASH MERGER

     Prior to the stock purchase date, if Household International is involved in a merger, acquisition or consolidation in which at least 30% of the consideration for its common stock consists of cash or cash equivalents ("cash merger"), then on or after the date of the cash merger each holder of the units will have the right to accelerate and settle the related purchase contract at the settlement rate in effect immediately before the cash merger. This right is referred to as the "merger early settlement right." Household International will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be not less than 20 nor more than 30 calendar days after the date of the notice, on which the merger early settlement will occur and a date by which each holder's merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, on or before 5:00 p.m., New York City time, on the day specified in the notice, the certificate evidencing your units, if the units are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the merger early settlement right, Household International will deliver to you on the merger early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if the purchase contract had been settled immediately before the cash merger at the settlement rate in effect at such time. You will also receive the senior notes or treasury securities underlying those units. If you do not elect to exercise your merger early settlement right, your units will remain outstanding and continue to be subject to normal settlement on the stock purchase date.

ANTI-DILUTION ADJUSTMENTS

     The formula for determining the settlement rate and the number of shares of common stock to be delivered upon an early settlement will be adjusted, without duplication, if certain events occur, including:

          (1) the payment of a dividend or other distributions on the common stock in common stock;

          (2) the issuance to all holders of the common stock of rights, options or warrants, other than pursuant to any dividend reinvestment, share purchase or similar plans, entitling them to subscribe for or purchase shares of common stock at less than the current market price (as defined below);

          (3) subdivisions, splits and combinations of the common stock;

          (4) distributions to all holders of the common stock of evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash or in connection with a "spin-off" as described below);

          (5) distributions (other than regular quarterly cash dividends) consisting exclusively of cash to all holders of the common stock in an aggregate amount that, when combined with (a) other all-cash distributions (other than regular quarterly cash dividends) made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by Household International or one of its subsidiaries for common stock concluded within the preceding 12 months, exceeds 10% of Household International's aggregate market capitalization (such aggregate market capitalization being the product of the current market price of one share of common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of shareholders entitled to receive such distribution; and

          (6) the successful completion of a tender or exchange offer made by Household International or one of its subsidiaries for the common stock that involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by Household International or one of its subsidiaries for its common stock concluded within the preceding 12 months and (b) the aggregate amount of any all cash distributions (other than regular quarterly cash dividends) to all holders of the common stock made within the preceding 12 months, exceeds 10% of Household International's aggregate market capitalization on the date of expiration of such tender or exchange offer.

     The "current market price" of the common stock on any day means the average of the closing price per share of common stock on each of the 20 consecutive trading days ending on the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, means the first date on which the common stock trades without the right to receive the issuance or distribution.

     In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of units, become a contract to purchase only the kind and amount of such securities, cash or property instead of common stock. In such event, on the stock purchase date the settlement rate then in effect will be applied to the value on the stock purchase date of the securities, cash or property a holder would have received if it had held the shares covered by the purchase contract when the applicable transaction occurred. Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under "-- Early Settlement Upon Cash Merger."

     If at any time Household International makes a distribution of property to its common stockholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock), and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of units. See "Certain United States Federal Income Tax Consequences -- Purchase
Contracts -- Adjustment to Settlement Rate."

     In the case of the payment of a dividend or other distribution on the common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the settlement rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be increased by multiplying:

     - the settlement rate by

     - a fraction, the numerator of which is the current market price per share of common stock plus the fair market value, determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock and the denominator of which is the current market price per share of common stock.

     The adjustment to the settlement rate under the preceding paragraph will occur on the date that is the earlier of:

     - the tenth trading day following the effective date of the spin-off; and

     - the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

     For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

     In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of common stock means the average of the closing sale prices of those securities over the first ten trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price per share of common stock means the average of the closing sale prices for one share of common stock over the first ten trading days following the effective date of the spin-off.

     If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of the common stock means the closing sale price for one share of common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

     In addition, Household International may increase the settlement rate if its board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

     Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If an adjustment is not required to be made because it would not increase or decrease the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

     Household International will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the purchase contract agent of the occurrence of that event. Household International will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

     Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

     The senior notes or ownership interests in the treasury securities underlying the units will be pledged to the collateral agent for Household International's benefit. Under the pledge agreement, the pledged securities will secure the obligations of holders of units to purchase shares of common stock under the related purchase contracts. A holder of a unit cannot separate or separately transfer the purchase contract from the pledged securities underlying the unit. Your rights to the pledged securities will be subject to the security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the units from the pledge arrangement except:

     - to substitute specified treasury securities for the related pledged senior notes or ownership interests in pledged treasury securities in order to create a stripped unit;

     - to substitute the senior notes or ownership interests in specified treasury securities for the related pledged treasury securities upon the recreation of a normal unit;

     - upon delivering specified treasury securities when electing not to participate in a remarketing; or

     - upon the termination or early settlement of the purchase contracts.

     Subject to Household International's security interest and the terms of the purchase contract agreement and the pledge agreement:

     - each holder of normal units that include senior notes will retain ownership of the senior notes and will be entitled through the purchase contract agent and the collateral agent to all of the rights of a holder of the senior notes, including interest payments, voting, redemption and repayment rights; and

     - each holder of units that include treasury securities will retain ownership of the treasury securities.

     Household International will have no interest in the pledged securities other than its security interest.

QUARTERLY PAYMENTS ON PLEDGED SECURITIES

     The collateral agent, upon receipt of quarterly payments on the pledged securities underlying the normal units, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to persons who were the holders of normal units on the record date for the payment. As long as the normal units remain in book-entry only form, the record date for any payment will be one business day before the relevant payment date.

TERMINATION OF PURCHASE CONTRACTS

     The purchase contracts, Household International's related rights and obligations and those of the holders of the units, including obligations to purchase shares of common stock, will automatically terminate upon the occurrence of either of Household International's or HFC's bankruptcy, insolvency or reorganization.

     Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to delay. If either Household International or HFC becomes the subject of a case under the federal bankruptcy code, a delay in the release of the pledged senior notes or ownership interests in the treasury securities may occur as a result of the imposition of an automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and allow your collateral to be returned to you.

THE PURCHASE CONTRACT AGREEMENT

     Distributions on the units will be payable, purchase contracts will be settled and transfers of the units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the units do not remain in book-entry only form, payment of distributions on the units may be made, at our option, by check mailed to the address of the persons shown on the unit register.

     If any quarterly payment date or the stock purchase date is not a business day, then any payment or settlement required to be made on that date will be made on the next business day (and so long as the payment is made on the next day that is a business day, without any interest or other payment on account of any such delay), except that, in the case of a payment only, if the next business day is in the next calendar year, the payment will be made on the prior business day with the same force and effect as if made on the payment date.

     If your units are held in certificated form and you fail to surrender the certificate evidencing your units to the purchase contract agent on the stock purchase date, the shares of common stock issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

     If your units are held in certificated form and (1) the purchase contracts have terminated prior to the stock purchase date, (2) the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and (3) you fail to surrender the certificate evidencing your units to the purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

     The purchase contract agent will not be required to invest or to pay interest on any amounts held by it before distribution.

     No service charge will be made for any registration of transfer or exchange of the units, except for any applicable tax or other governmental charge.

MODIFICATION

     The purchase contract agreement and the pledge agreement will contain provisions permitting Household International and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, to modify the purchase contract agreement or the pledge agreement without the consent of the holders for, among other things, the following purposes:

     - to evidence the succession of another person to Household International's obligations;

     - to add to the covenants for the benefit of holders or to surrender any of Household International's rights or powers under those agreements so long as such covenants or such surrender do not adversely affect the validity, perfection or priority of the security interests granted or created under the pledge agreement;

     - to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent, custodial agent or securities intermediary; or

     - to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders.

     The purchase contract agreement, the pledge agreement and the purchase contracts may be amended or modified with the consent of the holders of a majority of the units at the time outstanding. However, no modification or amendment may, without the consent of the holder of each outstanding unit affected by the modification or amendment:

     - change any payment date;

     - change the amount or type of pledged securities required to be pledged to secure obligations under the units, impair the right of the holder of any units to receive distributions on the pledged securities underlying the units or otherwise materially adversely affect the holder's rights in or to the pledged securities;

     - change the place or currency of payment or increase any amounts payable by holders in respect of the units or decrease any other amounts receivable by holders in respect of the units;

     - impair the right to institute suit for the enforcement of any purchase contract;

     - reduce the number of shares of common stock purchasable under any purchase contract, increase the price to purchase shares of common stock on settlement of any purchase contract, change the stock purchase date or otherwise materially adversely affect the holder's rights under any purchase contract; or

     - reduce the above stated percentage of outstanding units the consent of whose holders is required for the modification or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts;

provided, that if any amendment or proposal referred to above would adversely affect only the normal units or the stripped units, then only the affected class of holders as of the record date for the holders entitled to vote thereon will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the consent of not less than a majority of such class.

NO CONSENT TO ASSUMPTION

     Each holder of units, by acceptance of the units, will under the terms of the purchase contract agreement and the units be deemed expressly to have withheld any consent to assumption (i.e., affirmance) of the related purchase contracts by Household International or its trustee if it becomes the subject of a case under the federal bankruptcy code.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     Household International will agree in the purchase contract agreement that it will not (1) merge with or into or consolidate with any other entity or (2) transfer, lease or convey all or substantially all of its assets to any other person, or buy all or substantially all the assets of another person, unless:

     - Household International is the continuing entity or the successor entity is organized under the laws of Delaware or any other state of the United States or the District of Columbia;

     - the successor entity expressly assumes Household International's obligations under the purchase contract agreement, the pledge agreement, the purchase contracts and the remarketing agreement; and

     - Household International is not, or the successor entity is not, immediately after such merger, consolidation, transfer, lease or conveyance, in default in the performance of any of its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts or the remarketing agreement.

TITLE

     Household International, the purchase contract agent and the collateral agent and any agent of Household International, the purchase contract agent and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes regardless of any notice to the contrary.

DEFAULTS UNDER THE PURCHASE CONTRACT AGREEMENT

     Within 30 days after the occurrence of any default by Household International in any of its obligations under the purchase contract agreement of which a responsible officer of the purchase contract agent (as defined in the purchase contract agreement) has actual knowledge, the purchase contract agent will give notice of such default to the holders of the units unless such default has been cured or waived.

     The purchase contract agent is not required to enforce any of the provisions of the purchase contract agreement against Household International. Each holder of units shall have the right to purchase shares of common stock as provided in such holder's purchase contract and generally exercise any other rights and remedies provided by law.

GOVERNING LAW

     The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

BOOK-ENTRY SYSTEM

     The Depository Trust Company, which we refer to along with its successors in this capacity as the "depositary," will act as securities depositary for the units. The units will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully-registered global security certificates, representing the total aggregate number of units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the units so long as the units are represented by global security certificates.

     The depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

     Although the depositary has agreed to the foregoing procedure in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

     If the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or an event of default under the purchase contract agreement or the indenture has occurred and is continuing, certificates for the units will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global senior security that is exchangeable pursuant to the preceding sentence shall be exchangeable for unit certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

     So long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or other nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all units represented by these certificates for all purposes under the units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the units represented by these certificates registered in their names, will not receive or be entitled to receive physical delivery of unit certificates in exchange for beneficial interests in global security certificates and will not be considered to be owners or holders of the global security certificates or any units represented by these certificates for any purpose under the units or the purchase contract agreement.

     All payments on the units represented by the global security certificates and all transfers and deliveries of senior notes, the treasury portfolio, treasury securities and common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

     Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on February 15, 2006 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we or any of our agents, nor the purchase contract agent or any of its agents, will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

     The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

REPLACEMENT OF UNITS CERTIFICATES

     If physical certificates are issued, Household International will replace any mutilated certificate at your expense upon surrender of that certificate to the purchase contract agent. Household International will replace certificates that become destroyed, lost or stolen at your expense upon delivery to Household International and to the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and Household International.

     Household International, however, is not required to issue any certificates representing units on or after the business day immediately preceding the earlier of the stock purchase date or the date the purchase contracts terminate. In place of the delivery of a replacement certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver shares of common stock issuable pursuant to the purchase contracts included in the units evidenced by the certificate, or, if the purchase contracts have terminated prior to the stock purchase date, transfer the pledged senior notes or the pledged securities related to the units evidenced by the certificate.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

     The Bank of New York will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement, the purchase contract or the pledged securities.

     The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent would be effective upon the appointment of a successor.

     The purchase contract agent and its affiliates are among a number of banks with which Household International, HFC and their subsidiaries and affiliates maintain various banking and trust relationships and is the trustee under the indenture for the senior note.

INFORMATION CONCERNING THE COLLATERAL AGENT

     JPMorgan Chase Bank will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

     The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

     The collateral agent and its affiliates are among a number of banks with which Household International, HFC and their subsidiaries and affiliates maintain various banking and trust relationships.

MISCELLANEOUS

     The purchase contract agreement will provide that Household International will pay all fees and expenses related to:

     - the enforcement by the purchase contract agent of the rights of the holders of the units; and

     - with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of shares of common stock upon settlement of the purchase contracts.

     Should you elect to create stripped units or recreate normal units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

                        DESCRIPTION OF THE SENIOR NOTES

     The senior notes are to be issued under the Indenture for Senior Debt Securities, dated as of November 1, 1994 between HFC and The Bank of New York as successor in interest to NationsBank of Tennessee, as trustee. A copy of the indenture is on file with the SEC and may be obtained by accessing the internet address provided or contacting us as described under "Where You Can Find More Information" in this prospectus supplement. The following description is not complete, and is qualified in all respects by reference to the indenture and the supplemental indenture, the form of which will be filed as an exhibit on Form 8-K. The indenture and the senior notes are governed by Illinois law. You should read the indenture, the supplemental indenture and the associated documents carefully to fully understand the terms of the senior notes. In addition, to the extent that the following description is not consistent with that contained in the accompanying HFC prospectus under "Description of Debt Securities," you should rely on this description.

INTEREST

     The title of the senior notes will be 8.875% Senior Notes due 2008. The senior notes will mature on February 15, 2008. The senior notes will bear interest from the original issuance date or from the most recent interest payment date on which interest has been paid or duly provided for, as the case may be. The senior notes will initially pay interest at the annual rate of 8.875% quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing on February 15, 2003. If the senior notes are successfully remarketed, they will pay interest at the reset rate from the settlement date of the successful remarketing until they mature on February 15, 2008. If the remarketing agent cannot establish a reset rate meeting the requirements described under "Description of the Units -- Remarketing," the remarketing agent will not reset the interest rate on the senior notes and the interest rate will continue to be the initial annual rate of 8.875% until the remarketing agent can establish a reset rate on a later remarketing date no later than the third business day prior to the stock purchase date, and if a reset rate cannot be established by such date, the interest rate will continue to be the initial annual rate of 8.875% until maturity. The senior notes are not redeemable prior to their stated maturity except as described below and will not have the benefit of a sinking fund.

     The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

     There are no provisions in either the indenture or the senior notes that protect the holders in the event that HFC incurs substantial additional indebtedness, whether or not in connection with a change in control.

REMARKETING

     The senior notes will be remarketed as described under "Description of the Units -- Remarketing."

OPTIONAL REMARKETING

     Under the purchase contract agreement, on or prior to the fourth business day immediately preceding the first day of a remarketing period but no earlier than the payment date immediately preceding November 15, 2005, holders of senior notes that are not included as part of normal units may elect to have their senior notes included in the remarketing by delivering their senior notes along with a notice of this election to the collateral agent. The collateral agent will hold such senior notes in the account separate from the collateral account in which the securities pledged to secure the holders' obligations under the purchase contracts will be held. Holders of senior notes that are not included in normal units and that elect to have their notes remarketed will also have the right to withdraw that election on or prior to the fourth business day immediately preceding the first day of the relevant remarketing period.

TAX EVENT REDEMPTION

     If a tax event occurs and is continuing, HFC may, at its option, redeem the senior notes in whole, but not in part, at any time at the redemption price for each senior note referred to below. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, HFC exercises its option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes. If a tax event redemption occurs prior to a successful remarketing of the senior notes, the redemption price for the senior notes forming part of normal units at the time of the tax event redemption will be distributed to the collateral agent, who in turn will purchase the applicable treasury portfolio described below on behalf of the holders of normal units and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to such holders. The treasury portfolio will be substituted for the redeemed senior notes and will be pledged to the collateral agent to secure the obligations of the holders of the normal units to purchase the shares of common stock under the purchase contracts.

     "Tax event" means the receipt by HFC of an opinion of nationally recognized tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest payable by HFC on the senior notes on the next interest payment date will not be deductible, in whole or in part, by HFC for U.S. federal income tax purposes as a result of (i) any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States of any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any amendment to or change in an official interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or (iii) any official interpretation, pronouncement or application that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

     If a tax event redemption occurs prior to a successful remarketing of the senior notes, the treasury portfolio to be purchased on behalf of the holders of the normal units will consist of a portfolio of zero-coupon U.S. treasury securities consisting of interest or principal strips of U.S. treasury securities that mature on or prior to the stock purchase date in an aggregate amount equal to the aggregate principal amount of the senior notes included in the normal units on the tax event redemption date and with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and on or before February 15, 2006, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes included in the normal units on that date if the interest rate of the senior notes were not reset, on the applicable remarketing date. These treasury securities are non-callable by HFC.

     Solely for purposes of determining the treasury portfolio purchase price in the case of a tax event redemption date occurring after either a successful remarketing of the senior notes or the stock purchase date, "treasury portfolio" shall mean a portfolio of zero-coupon U.S. treasury securities consisting of principal or interest strips of U.S. treasury securities that mature on or prior to February 15, 2008 in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the tax event redemption date and with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the tax event redemption date.

     "Redemption price" means for each senior note the product of the principal amount of the senior note and a fraction the numerator of which is the treasury portfolio purchase price and the denominator of which is, in the case of a tax event redemption occurring prior to a successful remarketing of the senior notes, the aggregate principal amount of senior notes included in normal units, and in the case of a tax event redemption date occurring after a successful remarketing of the senior notes, the aggregate principal amount of the senior notes. Depending on the amount of the treasury portfolio purchase price, the redemption amount could be less than or greater than the principal amount of the senior notes.

     "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

     "Quotation agent" means each of Goldman, Sachs & Co. or its successor or any other primary U.S. government securities dealer in New York City selected by HFC.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless HFC defaults in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither HFC nor the trustee will be required to register the transfer of or exchange the senior notes to be redeemed during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing.

NO DEFEASANCE

     The defeasance provisions of the indenture described under "Satisfaction, Discharge, and Defeasance of the Indentures and Debt Securities" of the accompanying HFC prospectus shall not apply to the senior notes.

FORM AND DENOMINATION

     HFC will issue the senior notes that are released from the pledge following substitution or early settlement in the form of a global security registered in the name of Cede & Co., as nominee of DTC. For a discussion of global securities, see "Global Clearance and Settlement Procedures" in the accompanying HFC prospectus. The senior notes will be issued in denominations of $25 and integral multiples thereof.

                   SUPPLEMENTAL DESCRIPTION OF CAPITAL STOCK

     The following description of Household International's capital stock amends and supplements the information set forth under the heading "Description of Capital Stock" in the accompanying Household International prospectus.

GENERAL

     Household International's restated certificate of incorporation authorizes the issuance of 758,155,004 shares of capital stock of which 8,155,004 shares shall be preferred stock, without par value, and 750,000,000 shares shall be common stock, par value $1.00 per share. Although 8,155,004 shares of preferred stock are authorized, 3,454,635 shares are reserved in the restated articles of incorporation for a series of convertible preferred stock that was issued in 1981, all of which shares have been converted to common stock, redeemed or repurchased by Household International. As of September 30, 2002, of the remaining 4,700,369 authorized shares of preferred stock, 2,448,279 shares were issued and outstanding as follows: 350,000 shares of 7 5/8% Cumulative Preferred Stock, Series 2002-B, 400,000 shares of 7.60% Cumulative Preferred Stock, Series 2002-A, 300,000 shares of 7.50% Cumulative Preferred Stock, Series 2001-A, 50,000 shares of 8 1/4% Cumulative Preferred Stock, Series 1992-A, 407,718 shares of 5.00% Cumulative Preferred Stock, 103,976 shares of $4.50 Cumulative Preferred Stock, and 836,585 shares of $4.30 Cumulative Preferred Stock. In addition, 750,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance. As of September 30, 2002, 454,829,105 shares of our common stock were issued and outstanding. All outstanding shares of common stock and preferred stock are fully paid and non-assessable.

DESCRIPTION OF 7.50% CUMULATIVE PREFERRED STOCK, SERIES 2001-A

     In September, 2001, Household International issued 300,000 shares of 7.50% Cumulative Preferred Stock, Series 2001-A, or the "7.50% Preferred." Holders of the 7.50% Preferred are entitled to receive quarterly cumulative dividends at an annual rate of $75.00 per share. All dividends on the 7.50% Preferred have been paid to date. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of the 7.50% Preferred are entitled to receive $1,000 per share, plus accrued and unpaid dividends. The 7.50% Preferred is not redeemable prior to September 27, 2006. The 7.50% Preferred is redeemable, at Household International's option, in whole or in part, from time to time on or after September 27, 2006, at $1,000 per share plus an amount equal to accrued and unpaid dividends. The 7.50% Preferred is not entitled to the benefits of any sinking fund. The voting rights applicable to the 7.50% Preferred are equivalent to the voting rights of the 8 1/4% Preferred, as described in the accompanying Household International prospectus.

DESCRIPTION OF 7.60% CUMULATIVE PREFERRED STOCK, SERIES 2002-A

     In March, 2002, Household International issued 400,000 shares of 7.60% Cumulative Preferred Stock, Series 2002-A, or the "7.60% Preferred." Holders of the 7.60% Preferred are entitled to receive quarterly cumulative dividends at an annual rate of $76.00 per share. All dividends on the 7.60% Preferred have been paid to date. In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of the 7.60% Preferred are entitled to receive $1000 per share plus accrued and unpaid dividends. The 7.60% Preferred is not redeemable prior to March 25, 2007. The 7.60% Preferred is redeemable, at the Household International's option, in whole or in part, from time to time on or after March 25, 2007, at $1000 per share plus an amount equal to accrued and unpaid dividends. The 7.60% Preferred is not entitled to the benefits of any sinking fund. The voting rights applicable to the 7.60% Preferred are equivalent of the voting rights of the 8 1/4% Preferred.

DESCRIPTION OF 7 5/8% CUMULATIVE PREFERRED STOCK, SERIES 2002-B

     In September, 2002, Household International issued 350,000 shares of 7 5/8% Cumulative Preferred Stock, Series 2002-B, or the "7 5/8% Preferred." Holders of the 7 5/8% Preferred are entitled to receive quarterly cumulative dividends at an annual rate of $76.25 per share. The initial dividend on the 7 5/8% Preferred will be paid on January 15, 2003. In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of the 7 5/8% Preferred are entitled to receive $1000 per share plus accrued and unpaid dividends. The 7 5/8% Preferred is not redeemable prior to September 17, 2007. The 7 5/8% Preferred is redeemable, at Household International's option, in whole or in part, from time to time on or after September 17, 2007, at $1000 per share plus an amount equal to accrued and unpaid dividends. The 7 5/8% Preferred is not entitled to the benefits of any sinking fund. The voting rights applicable to the 7 5/8% Preferred are equivalent of the voting rights of the 8 1/4% Preferred.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the units, the senior notes, treasury securities and purchase contracts that are or may be the components of a unit, and shares of Household International's common stock acquired under a purchase contract is based upon the opinion of Sidley Austin Brown & Wood LLP, our special U.S. tax counsel. Except where indicated otherwise, this discussion applies only to U.S. holders who purchase units in the initial offering at their original offering price and hold the units, senior notes, treasury securities, purchase contracts and shares of Household International's common stock as capital assets (generally, assets held for investment). This discussion is based upon the Internal Revenue Code of 1986 as amended (the "Code"), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

     This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as U.S. holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt organizations or traders in securities who elect to mark to market, (2) persons holding units, senior notes or shares of common stock as part of a straddle, hedge, conversion transaction or other integrated investment, or (3) persons whose functional currency is not the U.S. dollar). In addition, this discussion does not address alternative minimum taxes or any state, local or foreign tax laws.

     For purposes of this discussion, "U.S. holder" means (1) a person who is a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States, any state thereof of the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. If a partnership holds units, senior notes or common stock, the partnership itself will not be subject to U.S. federal income tax on a net income basis, but the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

RISK OF RECHARACTERIZATION

     No statutory, administrative or judicial authority directly addresses the treatment of the units or instruments similar to the units for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described below. The discussion below assumes, for example, that the senior notes and the purchase contracts will be respected as separate securities for U.S. federal income tax purposes. The IRS could conceivably assert, for example, that they should be treated as a single contingent debt instrument. The principal consequences to holders of such an assertion, if it prevailed, would be that (a) the holder's acquisition of common stock pursuant to the purchase contracts would result in taxable gain or loss,
(b) any such gain would be ordinary income rather than capital gain, (c) a holder's gain from disposition of the units prior to maturity would likewise be ordinary income rather than capital gain, and (d) any loss realized by a holder from a disposition of the units would generally be treated as ordinary loss to the extent of the holder's prior ordinary income inclusions (which were not previously reversed) with respect to the units. Prospective investors are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of units, senior notes and shares of Household International's common stock acquired under a purchase contract in light of both the unclear treatment of the units for U.S. federal income tax purposes and their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

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NORMAL UNITS

     Allocation of Purchase Price. A U.S. holder's acquisition of a normal unit will be treated as the acquisition of a unit consisting of two components, the senior note and the related purchase contract. The purchase price of each unit will be allocated between the senior note and the purchase contract constituting the unit, in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. holder's initial tax basis in the senior note and the purchase contract. Household International and HFC expect to report the fair market value of each senior note as $23.55 and the fair market value of each purchase contract as $1.45. This allocation will be binding on each U.S. holder (but not on the IRS) unless such U.S. holder explicitly discloses a contrary position on a statement attached to the U.S. holder's timely filed U.S. federal income tax return for the taxable year in which a normal unit is acquired. Thus, absent such disclosure, a U.S. holder should allocate the purchase price for a normal unit in accordance with the values reported by us. The remainder of this discussion assumes that this allocation of the purchase price of a normal unit will be respected for U.S. federal income tax purposes.

     Ownership of Senior Notes or Treasury Securities. For U.S. federal income tax purposes, a U.S. holder will be treated as owning the senior notes or treasury securities constituting a part of the units owned. Household International and HFC (under the terms of the units) and each U.S. holder (by acquiring units) agree to treat the senior notes or treasury securities constituting a part of the units as owned by such U.S. holder for all tax purposes, and the remainder of this discussion assumes such treatment. The U.S. federal income tax consequences of owning the senior notes or treasury securities are discussed below (see "-- Senior Notes," "-- Stripped Units" and "-- Treasury Securities Purchased on Remarketing or a Tax Event Redemption").

     Sales, Exchanges or Other Taxable Dispositions of Units. If a U.S. holder sells, exchanges or otherwise disposes of units in a taxable disposition, such U.S. holder will be treated as having sold, exchanged or disposed of each of the purchase contract and the senior note (or treasury securities) that constitute such unit. The proceeds realized on such disposition will be allocated among the purchase contract and the senior note (or treasury securities) in proportion to their respective fair market values. As a result, as to each of the purchase contract and the senior note (or treasury securities), a U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds received by such U.S. holder that is allocable to the purchase contract and the senior note (or treasury securities) and such U.S. holder's adjusted tax basis in the purchase contract and the senior note (or treasury securities), except that amounts received by a taxpayer who uses a cash method of tax accounting will be treated as ordinary interest income to the extent of accrued but unpaid interest on treasury securities not previously taken into income.

     In case of the purchase contract and the treasury securities, such gain or loss generally will be capital gain or loss except that amounts received with respect to accrued but unpaid interest on treasury securities will be treated as ordinary income to the extent not previously taken into income. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the units for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of a senior note are summarized below under "-- Senior
Notes -- Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes." Because gain on the disposition of a senior note generally should be treated as ordinary interest income and loss on the disposition of a senior note should be treated as ordinary loss to the extent of the U.S. holder's prior inclusions of original issue discount (as described in more detail below), disposition of a unit consisting of a purchase contract and a senior note before the interest reset date may give rise to capital gain or loss on the purchase contract and ordinary income or loss on the senior note, which must be reported separately for U.S. federal income tax purposes.

     If the sale, exchange or other disposition of a unit occurs when the purchase contract has a negative value, a U.S. holder should be considered to have received additional consideration for the senior note (or treasury securities) in an amount equal to such negative value and to have paid such amount to be released from such U.S. holder's obligations under the related purchase contract. Because, as discussed below, any gain on the disposition of a senior note prior to the interest reset date generally will be treated as ordinary interest income for U.S. federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. U.S. holders should consult their tax advisors regarding a disposition of a unit at a time when the purchase contract has a negative value.

SENIOR NOTES

     Classification of the Senior Notes. In connection with the issuance of the senior notes, Sidley Austin Brown & Wood LLP will deliver an opinion that, under current law, and based on certain representations, facts and assumptions set forth in the opinion, the senior notes will be classified as indebtedness for U.S. federal income tax purposes.

     HFC (under the terms of the senior notes) and each U.S. holder (by acquiring senior notes) agree to treat the senior notes as indebtedness of HFC for all tax purposes. The remainder of this discussion assumes such treatment.

     Original Issue Discount. Because of the manner in which the interest rate on the senior notes is reset, the senior notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in the applicable Treasury regulations. HFC intends to treat the senior notes in that manner, and the remainder of this discussion assumes that the senior notes will be so treated for U.S. federal income tax purposes.

     As discussed more fully below, the effects of applying such method will be
(1) to require each U.S. holder, regardless of such holder's usual method of tax accounting, to use an accrual method with respect to the interest income on the senior notes, (2) to require each U.S. holder to accrue interest income in excess of interest payments actually received for all accrual periods through November 15, 2005, and possibly for accrual periods thereafter, and (3) generally to result in ordinary, rather than capital, treatment of any gain and any loss (to the extent such loss does not exceed the U.S. holder's prior inclusions of original issue discount on the senior note) on the sale, exchange or other disposition of the senior notes. (See "-- Senior Notes -- Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes" below.)

     A U.S. holder will be required to accrue original issue discount on a constant yield to maturity basis based on the "comparable yield" of the senior notes. The comparable yield of the senior notes generally will be the rate at which HFC would issue a fixed rate noncontingent debt instrument with terms and conditions similar to the senior notes. HFC is required to provide the comparable yield and a projected payment schedule, based on the comparable yield, to holders of the senior notes. HFC has determined that the comparable yield is 11.0%, compounded quarterly, and the projected payments are $0.65 on February 15, 2003, $0.55 for each subsequent quarter ending on or prior to November 15, 2005 and $0.67 for each quarter ending after November 15, 2005. HFC has also determined that the projected payment for the senior notes, per $25 of principal amount, at the maturity date is $25.67 (which includes the stated principal amount of the senior notes as well as the final projected interest payment).

     The amount of original issue discount on a senior note for each accrual period is determined by multiplying the comparable yield of the senior note (adjusted for the length of the accrual period) by the senior note's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above (see "-- Normal Units -- Allocation of Purchase Price"), the adjusted issue price of each senior note, per $25 of principal amount, at the beginning of the first accrual period will be $23.55, and the adjusted issue price of
                                       S-52
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each senior note at the beginning of each subsequent accrual period will be equal to $23.55, increased by any original issue discount previously accrued by such U.S. holder on such senior note and decreased by the amount of projected payments on such senior note through such date. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that such U.S. holder holds the senior note.

     If, after the date on which the interest rate on the senior notes is reset, the remaining amounts of principal and interest payable differ from the payments set forth on the projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by a U.S. holder as adjustments to interest income in a reasonable manner over the period to which they relate. HFC expects to account for any such difference with respect to a period as an adjustment for that period.

     A U.S. holder is generally bound by the comparable yield and projected payment schedule provided by HFC. If a U.S. holder decides to use its own comparable yield and projected payment schedule, it must explicitly disclose this fact and the reason that it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the U.S. holder's timely filed U.S. federal income tax return for the taxable year that includes the date of its acquisition of the senior notes. The comparable yield and projected payment schedule are supplied by HFC solely for computing income under the noncontingent bond method for U.S. federal income tax purposes and do not constitute projections or representations as to the amounts that such U.S. holder will actually receive as a result of owning senior notes or units.

     Because income with respect to the senior notes will constitute interest for U.S. federal income tax purposes, corporate holders of units (or senior notes) will not be entitled to dividends-received deductions with respect of such income.

     Tax Basis in Senior Notes. A U.S. holder's tax basis in a senior note will equal the portion of the purchase price for the units allocated to the senior notes as described above (see "-- Normal Units -- Allocation of Purchase Price"), increased by the amount of original issue discount included in income with respect to the senior note and decreased by the amount of projected payments with respect to the senior note through the tax basis computation date.

     Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes. A U.S. holder will recognize gain or loss on a disposition of senior notes (including a tax event redemption or upon the remarketing of the senior notes) in an amount equal to the difference between the amount realized by such U.S. holder on the disposition of the senior notes and such U.S. holder's adjusted tax basis in such senior notes. Selling expenses incurred by such U.S. holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by such U.S. holder upon a disposition of senior notes. Gain recognized on the disposition of a senior note prior to the date on which the interest rate on the senior notes is reset will be treated as ordinary interest income. Loss recognized on the disposition of a senior note prior to the interest rate reset date will be treated as ordinary loss to the extent of such U.S. holder's prior inclusions of original issue discount on the senior note. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of a senior note on or after the interest rate reset date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the senior note over the total remaining payments set forth on the projected payment schedule for the senior note. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

PURCHASE CONTRACTS

     Acquisition of Household International Common Stock Under a Purchase Contract. A U.S. holder generally will not recognize gain or loss on the purchase of Household International common stock under a purchase contract, except with respect to any cash paid to a U.S. holder in lieu of a fractional share of Household International common stock, which should be treated as paid in exchange for such fractional share. A U.S. holder's aggregate initial tax basis in the common stock acquired under a purchase contract should generally equal the purchase price paid for such common stock, plus the properly allocable portion of such U.S. holder's adjusted tax basis in the purchase contract (see "-- Normal Units -- Allocation of Purchase Price"), less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for Household International common stock acquired under a purchase contract will commence on the day following the acquisition of such common stock.

     Early Settlement of Purchase Contract. The purchase of Household International common stock upon early settlement of a purchase contract, will be treated as described above (see "-- Purchase Contracts -- Acquisition of Household International Common Stock Under a Purchase Contract"). A U.S. holder of units will not recognize gain or loss on the return of such U.S. holder's proportionate share of senior notes or treasury securities upon early settlement of a purchase contract and will have the same adjusted tax basis and holding period in such senior notes or treasury securities as before such early settlement.

     Termination of Purchase Contract. If a purchase contract terminates, a U.S. holder of units will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and such U.S. holder's adjusted tax basis (if any) in the purchase contract at the time of such termination. Any such gain or loss will be capital gain or loss, and will generally be long-term capital gain or loss if the U.S. holder held the purchase contract for more than one year at the time of such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. holder will not recognize gain or loss on the return of such U.S. holder's proportionate share of senior notes or treasury securities upon termination of the purchase contract and such U.S. holder will have the same adjusted tax basis and holding period in such senior notes or treasury securities as before such termination.

     Adjustment to Settlement Rate. A U.S. holder of the units might be treated as receiving a constructive dividend distribution from Household International if (1) the settlement rate is adjusted and as a result of such adjustment such U.S. holder's proportionate interest in Household International's assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to Household International's common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to a U.S. holder of units even though such U.S. holder would not receive any cash related thereto.

COMMON STOCK

     Any distribution on Household International's common stock paid out of accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by a U.S. holder when received. Any such dividend will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

     Upon a disposition of Household International's common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such

US. holder's adjusted tax basis in such common stock (see "-- Purchase Contracts -- Acquisition of Household International Common Stock Under a Purchase Contract"). Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation.

STRIPPED UNITS

     Substitution of Treasury Securities to Create Stripped Units. A U.S. holder of normal units who delivers treasury securities to the collateral agent in substitution for senior notes or other pledged securities generally will not recognize gain or loss upon the delivery of such treasury securities or the release of the senior notes or other pledged securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such treasury securities and senior notes or other pledged securities, and the purchase contract will not be affected by such delivery and release. In general, a U.S. holder will be required for U.S. federal income tax purposes to recognize original issue discount on the treasury securities on a constant yield basis (regardless of the U.S. holder's regular method of tax accounting), or acquisition discount on the treasury securities when it is paid or accrues generally in accordance with such U.S. holder's regular method of tax accounting. U.S. holders should consult their own tax advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so delivered to the collateral agent.

     Substitution of Senior Notes to Recreate Normal Units. A U.S. holder of stripped units who delivers senior notes to the collateral agent in substitution for pledged treasury securities generally will not recognize gain or loss upon the delivery of such senior notes or the release of the pledged treasury securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such pledged treasury securities and such senior notes. Such U.S. holder's tax basis in the senior notes, the pledged treasury securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so released to them.

TREASURY SECURITIES PURCHASED ON REMARKETING OR A TAX EVENT REDEMPTION

     A remarketing or a tax event redemption will be a taxable event for U.S. holders, which will be subject to tax in the manner described above under "-- Senior Notes -- Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes."

     Ownership of Treasury Securities. In the event of a remarketing of the senior notes or a tax event redemption prior to the stock purchase date, Household International and HFC (under the terms of the units) and each U.S. holder (by acquiring units) agree to treat the U.S. holder's share of the treasury securities constituting a part of its units as owned by the U.S. holder for U.S. federal income tax purposes. In such a case, the U.S. holder will be required to include in income any amount earned on its pro rata share of the treasury securities for U.S. federal income tax purposes. The remainder of this discussion assumes that U.S. holders will be treated as the owners of their share of the treasury securities constituting a part or such units for U.S. federal income tax purposes.

     Interest Income and Original Issue Discount. Following a remarketing of the senior notes or a tax event redemption prior to the stock purchase date, U.S. holders will be required to treat their pro rata portion of each U.S. treasury security as a bond that was originally issued on the date the collateral agent acquired the relevant treasury securities and that has original issue discount equal to their pro rata portion of the excess of the amounts payable on such treasury securities over the value of the treasury securities at the time the collateral agent acquires them on behalf of U.S. holders. U.S. holders will be required to include such original issue discount (but not acquisition discount on short-term treasury securities as described below) in income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of their regular method of tax accounting. To the extent that a payment from the treasury securities made in respect of a scheduled interest payment on a remarketed or tax event redeemed senior note exceeds the amount of such original issue discount allocable to such treasury securities, such payment will be treated as a return of a U.S. holder's investment in the treasury securities and will not be considered current income for U.S. federal income tax purposes.

     In the case of any treasury security with a maturity of one year or less from the date of its issue (or from the date the collateral agent acquired the relevant treasury security in the case of any treasury security), U.S. holders will generally be required to include acquisition discount in income as it accrues only if they are accrual basis taxpayers. U.S. holders that are accrual basis taxpayers will generally accrue such acquisition discount on a straight-line basis, unless they make an election to accrue such acquisition discount on a constant yield to maturity basis.

     Tax Basis of U.S. Holders in their Share of Treasury Securities. The initial tax basis of U.S. holders in their share of treasury securities will equal their pro rata portion of the amount paid by the collateral agent for the treasury securities. A U.S. holder's adjusted tax basis in its share of the treasury securities will be increased by the amount of original issue discount included in income with respect thereto and decreased by the amount of cash received in respect of its share of the treasury securities.

     Sales, Exchanges or Other Dispositions of a U.S. Holder's Share of Treasury Securities. U.S. holders that obtain the release of their share of the treasury securities and subsequently dispose of such interest will recognize gain or loss on such disposition in an amount equal to the difference between the amount realized upon such disposition and such U.S. holders' adjusted tax basis in the treasury securities, except that amounts received with respect to accrued but unpaid interest on treasury securities will not be treated as part of the amount realized, but rather, will be treated as ordinary interest income to the extent not previously taken into income.

NON-UNITED STATES HOLDERS

     The following discussion only applies to non-U.S. holders. A "non-U.S. holder" is a holder that is not a U.S. holder. Special rules may apply if such non-U.S. holder is a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company." In addition, this summary does not address non-U.S. holders that at any time beneficially and/or constructively own more than 5% of the normal units or the common stock. A non-U.S. holder that falls within any of the foregoing categories should consult its tax advisor to determine the U.S. federal, state, local, and foreign tax consequences that may be relevant to it. This discussion assumes, as noted above, that for United States federal income tax purposes, the purchase contracts and the senior notes will be respected as separate securities and the senior notes will be classified as indebtedness.

     United States Federal Withholding Tax. A non-U.S. holder will be treated as owning the senior notes or treasury securities constituting a part of the normal units owned. Household International and HFC (under the terms of the normal units) and each non-U.S. holder (by acquiring normal units) agree to treat the senior notes or treasury securities constituting a part of the normal units as owned by such non-U.S. holder for all tax purposes, and the remainder of this summary assumes such treatment. The 30% United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount and acquisition discount) on the senior notes or treasury securities provided that the non-U.S. holder:

     - does not actually (or constructively) own 10% or more of the total combined voting power of all classes of either Household International's or HFC's voting stock within the meaning of the Code and the Treasury regulation;

     - is not a controlled foreign corporation that is related to Household International or HFC through stock ownership;

     - is not a bank whose receipt of interest on the senior notes or treasury securities is described in section 881(c)(3)(A) of the Code; and

     - (a) provides its name and address on IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person, or (b) if normal units, stripped units, senior notes or treasury securities are held through certain foreign intermediaries or foreign partnerships, satisfies the certification requirements of applicable United States Treasury regulations.

     The 30% United States federal withholding tax will not apply to any gain realized on the sale, exchange, or other disposition of normal units, stripped units, treasury securities, senior notes and common stock acquired under the purchase contract. However, interest income including original issue discount and any gain treated as ordinary income realized on the sale, exchange or other disposition of a senior note will be subject to withholding in certain circumstances unless the conditions described above are met.

     Household International will generally withhold tax at a 30% rate on dividends paid on the common stock acquired under a purchase contract or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided that the holder satisfies the relevant certification requirement, but instead are subject to United States federal income tax as described below.

     A non-U.S. holder of common stock or a purchase contract who wishes to claim the benefit of an applicable treaty rate for dividends will be required to furnish an IRS Form W-8BEN (or an acceptable substitute form) to claim such reduced rate or exemption from the 30% withholding tax, or an IRS Form W-8ECI (or an acceptable substitute form) stating that such payments are not subject to the 30% withholding tax because they are effectively connected with the non-U.S. holder's trade or business in the United States. A non-U.S. holder eligible for a reduced rate of United States withholding tax on payments pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     United States Federal Income Tax. If a non-U.S. holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the non-U.S. holder maintains a permanent establishment within the United States) and interest (including original issue discount and acquisition discount) on the senior notes or treasury securities or dividends on the common stock are effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, that permanent establishment), such holder will be subject to United States federal income tax on the interest or dividends on a net income basis (although exempt from the 30% withholding tax), in the same manner as if the holder were a U.S. holder. The non-U.S.

holder must satisfy certain certification and disclosure requirements in order to establish its exemption from withholding on its effectively connected income. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by the holder of a trade or business in the United States. For this purpose, interest on the senior notes or treasury securities and dividends on the common stock will be included in earnings and profits.

     Any gain realized on the disposition of a treasury security, senior note (to the extent not treated as interest income under the contingent payment debt rules), purchase contract or share of the common stock generally will not be subject to United States federal income tax unless:

     - that gain is effectively connected with the conduct of a trade or business (or, if certain tax treaties apply, a permanent establishment) by the non-U.S. holder in the United States; or

     - the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other condition are met.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     U.S. Holders. Unless a U.S. holder is an exempt recipient, such as a corporation, payments under units, senior notes, purchase contracts, treasury securities or common stock, the proceeds received with respect to a fractional share of common stock upon the settlement of a purchase contract, and the proceeds received from the sale of units, senior notes, purchase contracts, treasury securities or common stock, may be subject to information reporting and may also be subject to U.S. federal backup withholding tax at the applicable statutory rate if such U.S. holder fails to supply accurate taxpayer identification numbers or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld generally will be allowed as a credit against the U.S. holder's U.S. federal income tax liability.

     Non-U.S. Holders. In general, the amount of the interest and dividends on the common stock paid to a non-U.S. holder and the tax withheld with respect to such interest and dividends must be reported annually to the IRS and the holder. In general, no backup withholding will be required regarding payments to a non-U.S. holder on normal units, stripped units, senior notes, treasury securities, or common stock provided that neither Household International nor HFC have actual knowledge or reason to know that the holder is a United States person and the holder has satisfied the certification requirements described above under "Non-United States Holders -- United States Federal Withholding Tax."

     In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of normal units, stripped units, senior notes, treasury securities, or common stock made within the United States or conducted through certain United States financial intermediaries if:

     - the payor receives the required certification with respect to the non-U.S. holder and does not have actual knowledge or reason to know that the holder is a United States person; or

     - the holder otherwise establishes an exemption.

Backup withholding may apply if the non-U.S. holder fails to comply with applicable United States information reporting or certification requirements.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder's United States federal income tax liability provided the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

     Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Section 4975 of the Code, prohibit plans subject to Title I of ERISA, or Section 4975 of the Code, from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of
Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

     If the units are purchased by a plan, the units (and the securities underlying such units) will be deemed to constitute "plan assets" and the acquisition, holding and disposition of the units (and the securities underlying such units) may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, if Household International, HFC, or any subsequent seller, is a party in interest or disqualified person with respect to such plan, unless ERISA exemption is available. Accordingly, by its purchase of the units (and the securities underlying such units), each holder, and the fiduciary of any plan that is a holder, will be deemed to have represented and warranted on each day from and including the date of its purchase of the units (and the securities underlying such units) through and including the date of satisfaction of its obligation under the purchase contract and the disposition of any such unit (and any security underlying such unit) either (i) that it is not a plan or (ii) that the acquisition, holding and the disposition of any such unit (and any security underlying such unit) by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "similar laws") because an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied. In addition, each plan that is a holder and the fiduciary of such plan will be deemed to have represented and warranted to Household International, HFC and the remarketing agent that such participation in the remarketing program will not constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws for which an exemption is not available.

     The foregoing discussion is general in nature and is not intended to be all-inclusive. Each plan should consult its own ERISA and tax advisors and/or counsel regarding the consequences of an investment in the units (and the securities underlying such units).

                                  UNDERWRITING

     Household International, HFC and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the units being offered. Subject to certain conditions, the underwriters have agreed to purchase the 20,000,000 units.

     The underwriters are committed to take and pay for all of the units being offered, if any are taken, other than the units covered by the option described below unless and until this option is exercised.

     If the underwriters sell more units than the total number being offered, the underwriters have an option to buy up to an additional 3,000,000 units from Household International and HFC to cover such sales. The underwriters may purchase these units pursuant to this option during the 13-day period commencing with the date of the initial issuance of the units.

     The following table shows the per unit and total underwriting discounts and commissions to be paid to the underwriters by Household International and HFC. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 3,000,000 additional units.

        Paid by Household International and HFC          No Exercise   Full Exercise
        ---------------------------------------          -----------   -------------
Per Unit...............................................  $     0.75     $      0.75
Total..................................................  $15,000,000    $17,250,000

     Units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $0.45 per unit from the initial public offering price. If all the units are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

     Household International, its executive officers and directors and HFC have agreed with the underwriters not to offer, sell, contract to sell, pledge, grant any option to purchase, hedge, make any short sale or otherwise dispose of any common stock, equity-linked securities or units (including the related purchase contracts), or any securities of Household International that are substantially similar to common stock, equity-linked securities or units (including the related purchase contracts), or any options or warrants to purchase any common stock, equity-linked securities or units (including the related purchase contracts), or any securities convertible into, exchangeable for or that represent the right to receive common stock, equity-linked securities or units (other than the issuance of common stock of Household International to be offered and sold concurrently with this offering) during the period from the date of this prospectus supplement continuing to and including the date 90 days after the date of this prospectus supplement, subject to certain permitted exceptions, without the prior written consent of Goldman, Sachs & Co.

     The units are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the units.

     The normal units are expected to be approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "HI Pr E".

     This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing the notes or upon settlement of the purchase contracts.

     In connection with this offering, the underwriters may purchase and sell units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of units than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional units from Household International in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional units or purchasing units in the open market. In determining the source of units to close out the covered short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through their option to purchase additional units from Household International. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of units made by the underwriters in the open market prior to the completion of this offering.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the units and may stabilize, maintain or otherwise affect the market price of the units. As a result, the price of the units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     The underwriters have represented, warranted and agreed that: (i) they have not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any units to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by them in connection with the issue or sale of any units in circumstances in which section 21(1) of the FSMA does not apply to Household International and HFC; and (iii) they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the units in, from or otherwise involving the United Kingdom.

     Household International and HFC have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Household International and HFC estimate that their share of the total expenses of this offering of units, excluding underwriting discounts and commissions, will be approximately $200,000.

     The underwriters and their affiliates have provided from time to time, and expect to provide in the future, investment and commercial banking and financial advisory services to Household International, HFC and their respective affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Goldman, Sachs & Co. is currently acting as sole underwriter of the concurrent common stock offering.

                                 LEGAL MATTERS

     The validity of the purchase contracts and Household International's common stock issuable upon their settlement and the senior notes will be passed upon for Household International and HFC by Patrick D. Schwartz, General
Counsel -- Treasury & Corporate Law of Household International, Inc. Certain matters relating to United States federal income taxation will be passed upon for Household International and HFC by Sidley Austin Brown & Wood LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by McDermott, Will & Emery, Chicago, Illinois.

     Mr. Schwartz is a full-time employee and an officer of Household International and owns, and holds options to purchase, shares of common stock of Household International.

                                    EXPERTS

     The consolidated financial statements and schedule of Household International and the consolidated financial statements of HFC, each as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent accountants, also incorporated by reference in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectuses and the information incorporated by reference in the prospectuses include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus supplement, the accompanying prospectuses and the documents incorporated by reference in the prospectuses (in particular the amended Quarterly Report on Form 10-Q/A for each of Household International and HFC for the quarter ended June 30, 2002 -- see "Where You Can Find More Information"). You should not put undue reliance on any forward-looking statements after we distribute this prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

     Household International and HFC file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information that we file later with the SEC will automatically update information in this prospectus supplement and the accompanying prospectuses. In all cases, you should rely on the later dated information over different information included in this prospectus supplement and the accompanying prospectuses. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

     With respect to Household International:

     (a) Annual Report on Form 10-K for the year ended December 31, 2001 (as amended by Form 10-K/A filed June 27, 2002 and Form 10-K/A filed August 27,
2002);

     (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 (as amended by Form 10-Q/A filed August 14, 2002 and Form 10-Q/A filed August 15, 2002), June 30, 2002 (as amended by Form 10-Q/A filed August 15, 2002) and September 30, 2002; and

     (c) Current Reports on Form 8-K filed on January 16, January 28, March 13, March 21, April 8, April 9, April 17, July 17, August 14, September 16, October 15 and October 16, 2002.

     With respect to HFC:

     (a) Annual Report on Form 10-K for the year ended December 31, 2001 (as amended by Form 10-K/A filed August 27, 2002);

     (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 (as amended by Form 10-Q/A filed August 14, 2002, August 15, 2002 and August 27,
2002), June 30, 2002 (as amended by Form 10-Q/A filed August 15, 2002 and August 27, 2002) and September 30, 2002; and

     (c) Current Reports on Form 8-K filed on April 25, 2002, August 26, 2002 and October 15, 2002.

     All documents Household International and HFC file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the completion of the offering of the securities described in this prospectus supplement shall be incorporated by reference in this prospectus supplement from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning Household International and HFC at the following address:

Corporate Secretary
2700 Sanders Road
Prospect Heights, Illinois 60070
(847) 564-5000

                         HOUSEHOLD INTERNATIONAL, INC.
                                 $3,000,000,000
                                DEBT SECURITIES
                                      AND
                      WARRANTS TO PURCHASE DEBT SECURITIES

                      PREFERRED STOCK (WITHOUT PAR VALUE)
                               DEPOSITARY SHARES
                    COMMON STOCK (PAR VALUE $1.00 PER SHARE)
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

     We will provide the specific terms of the particular securities issued under this prospectus in a prospectus supplement for the securities offered. You should read this prospectus and any prospectus supplement carefully before you invest.

     Our common stock is listed on the New York Stock Exchange under the trading symbol HI.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      Prospectus dated September 10, 2001.

                               PROSPECTUS SUMMARY

     This summary provides a brief overview of Household and the general terms of securities being offered by this prospectus. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

     - this prospectus;

     - the accompanying prospectus supplement, which explains the specific terms of the securities being offered and updates the information in the prospectus; and

     - the documents referred to in "Where You Can Find More Information" for information on Household, including its financial statements.

HOUSEHOLD INTERNATIONAL, INC.

     Household is a holding company whose businesses focus on consumer lending. Through our subsidiaries, we offer numerous consumer lending products to consumers in the United States, Canada and the United Kingdom, including real estate secured loans, revolving and closed-end unsecured loans, retail installment sales finance loans, tax refund anticipation loans, auto finance loans, private label credit cards and Mastercard* and Visa* credit cards. Also in conjunction with our business, we offer credit and specialty insurance in the United States, Canada and the United Kingdom.

     Household's principal executive office is at 2700 Sanders Road, Prospect Heights, Illinois 60070, and its telephone number is (847) 564-5000.

THE SECURITIES HOUSEHOLD MAY OFFER

     We may use this prospectus to offer up to $3,000,000,000 of:

     - debt securities;

     - warrants to purchase debt securities;

     - preferred stock (without par value);

     - depositary shares;

     - common stock (par value $1.00 per share), stock purchase contracts and stock purchase units.

     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities when offered.

DEBT SECURITIES

     Debt securities to be offered are unsecured general obligations of Household in the form of senior unsecured debt which ranks equally with our other unsecured senior debt. The senior unsecured debt will be issued under either an indenture between us and Allfirst Bank or an indenture between us and BNY Midwest Trust Company. Below is a summary of the general features of the debt securities under these indentures. For a more detailed description of their features, see "Description of Debt Securities" below.

     General Indenture Provisions:

     - each indenture provides that debt securities may be issued from time to time in one or more series;

     - neither indenture limits the amount of debt securities Household can issue;

---------------

* MasterCard is a registered trademark of MasterCard International, Inc. and VISA is a registered trademark of Visa USA, Inc.

     - each indenture contains a covenant that we will not issue, assume or guarantee any indebtedness secured by a mortgage, security interest, pledge or lien of or upon any of our property that we now own or subsequently acquire, unless the currently outstanding debt securities are, by supplemental indenture, effectively secured by a security interest that is equal and ratable with all other indebtedness secured by the indenture, subject to certain exceptions described in "Debt Securities--Covenant Against Pledges or Liens";

     - under each indenture, we may satisfy our obligations under the debt securities or be released from the obligation to comply with requirements of the indenture, with respect to a specific series, at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay these obligations under the particular securities when due;

     - each indenture provides that holders of a majority in principal amount of each series of debt securities may vote to change Household's obligations or your rights concerning these securities. However, changes in the financial terms of that security, including payment of principal or interest or premium, or a reduction in the previously stated percentage of the debt securities, cannot be made unless every holder affected by the change consents to the change. Without the consent of any holder of debt securities, Household can amend or supplement the indenture in limited circumstances including to cure any ambiguity, defect or inconsistency, to provide for the assumption of Household's obligations by another entity, to make changes that do not adversely affect the rights of any holders of debt securities and to provide for a new series of securities. See "Description of Debt Securities--Modification of Indentures" for more information; and

     - each indenture allows Household to merge or consolidate with another company so long as the other company is domiciled in the U.S. and after giving effect to the succession, there will be no default under the indenture.

     EVENTS OF DEFAULT

     The events of default specified in each indenture include:

     - failure to pay interest for 30 days;

     - failure to pay principal or premium when due;

     - failure to deposit funds into any sinking fund for a series of debt securities that is required to have a sinking fund;

     - failure to perform other covenants of the indenture for 60 days after notice; and

     - certain events of bankruptcy, insolvency or reorganization.

     REMEDIES

     If there were an event of default, the trustee or holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

WARRANTS TO PURCHASE DEBT SECURITIES

     We may issue, together with any debt securities offered or separately, warrants for the purchase of other debt securities. We will issue a series of warrants under a warrant agreement between us and a bank or trust company.

     The holder of the warrant is entitled to purchase debt securities by paying the exercise price provided in the prospectus supplement relating to the warrant.

PREFERRED STOCK

     We may issue preferred stock with various terms to be established by an offering committee designated by our board of directors. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including the dividend rate, liquidation preference, redemption rights, if any, voting rights, conversion or sinking fund provisions, if any, and other special terms as determined by the offering committee.

     Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to Household's common stock.

DEPOSITARY SHARES

     We may elect to issue depositary shares representing fractional shares of preferred stock. Each series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus. The depositary shares will be evidenced by depositary receipts and issued under a deposit agreement between Household and a bank or trust company.

COMMON STOCK

     We may issue our common stock. Holders of common stock are entitled to receive dividends when declared by our board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

     We may also issue Stock Purchase Contracts and Stock Purchase Units.

USE OF PROCEEDS

     We will use the net proceeds we receive from any offering of these securities for general corporate purposes unless otherwise indicated in the accompanying prospectus supplement.

PLAN OF DISTRIBUTION

     We may sell the securities being offered in any of the following ways:

     - to or through underwriters or dealers;

     - by ourselves directly;

     - through agents; or

     - through a combination of any of these methods of sale.

     The prospectus supplement will explain the ways we sell specific securities, including the names of any underwriters and details of the pricing of the securities, as well as commissions, concessions or discounts we are granting the underwriters, dealers or agents.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, the accompanying prospectus supplement and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus, the accompanying prospectus supplement and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements after we distribute this prospectus.

                         HOUSEHOLD INTERNATIONAL, INC.

     Household was formed in 1981 as a holding company for various subsidiaries which operated in the financial services, manufacturing, transportation and merchandising industries. Household traces its origin back to an office established in 1878. In 1985 we initiated a restructuring program that resulted in the sale of our merchandising, transportation and manufacturing businesses. Our operational focus is on the areas of consumer lending that we believe offer us the best opportunity to achieve the highest returns on our capital. Household's principal executive office is located at 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone: 847-564-5000).

     Through our subsidiaries, we offer numerous consumer lending products primarily to middle-market consumers in the United States, the United Kingdom and Canada. We offer real estate secured loans, auto finance loans, tax refund anticipation loans, MasterCard and Visa credit cards, private label credit cards, retail installment sales finance loans and other types of unsecured loans. Also in conjunction with our business, we make credit life, credit accident, health and disability, term and speciality insurance available to our customers in the United States, Canada and the United Kingdom.

     Household is principally a holding company whose primary source of funds is cash received from its subsidiaries, in the form of dividends and borrowings under intercorporate agreements. Dividend distributions to us from our savings and loan, banking and insurance subsidiaries may be restricted by foreign, federal and state laws and regulations. Dividend distributions from our foreign subsidiaries may also be restricted by exchange controls of the country in which the subsidiary is located. Also, as a holding company the rights of any of our creditors or stockholders to participate in the assets of any of our subsidiaries upon our liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except in cases where we are a creditor with recognized claims against the subsidiary. Nevertheless, there are no restrictions that currently materially limit our ability to make payments to our creditors or to pay dividends on our preferred stock or common stock at current levels. Also, there are no restrictions which we reasonably believe are likely to materially limit future payments to our creditors or of dividends.

                                USE OF PROCEEDS

     We will use the proceeds from the sale of the securities for general corporate purposes, which may include the funding of investments in or extensions of credit to our subsidiaries, the reduction of outstanding indebtedness, the financing of possible acquisitions or business expansion by us or our subsidiaries, or for any other purpose set forth in prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for Household and subsidiaries for the periods indicated below was as follows:

                                                               SIX MONTHS
                                                                 ENDED
                                                                JUNE 30,             YEAR ENDED DECEMBER 31,
                                                             --------------    ------------------------------------
                                                             2001      2000    2000    1999    1998    1997    1996
                                                             ----      ----    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges.......................    1.61      1.64    1.65    1.79    1.37    1.58    1.54
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends........................................    1.60      1.64    1.65    1.78    1.36    1.56    1.51

     For purposes of calculating the above ratios, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (including capitalized interest) and one-third of rental expense (approximate portion representing interest). Preferred stock dividends represent an amount equal to income, before income tax, which would be required to meet the dividends on preferred stocks. The December 31, 1998 ratio has been negatively impacted by one-time merger and integration related costs associated with the merger of Household International and Beneficial Corporation. Excluding the merger and integration related costs of $751 million after-tax, the December 31, 1998 ratio of earnings to fixed charges would have been 1.75 and our ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.74.

                         DESCRIPTION OF DEBT SECURITIES

     The following describes the material terms and provisions common to each series of debt securities to which any prospectus supplement may relate. The accompanying prospectus supplement gives you additional information specific to the debt securities being offered.

     We may offer one or more series of debt securities which will constitute unsecured senior debt and will rank equally with our other unsecured senior debt. The debt securities will be issued under either an indenture dated as of October 1, 1993, between us and Allfirst Bank, as trustee, or an indenture dated as of January 1, 1995, between us and BNY Midwest Trust Company, as trustee. Allfirst Bank and BNY Midwest Trust Company are individually referred to as "trustee" and collectively referred to as the "trustees" in this prospectus. Forms of the indentures have been filed with the SEC and are incorporated by reference in the registration statement we filed under the Securities Act of 1933 and of which this prospectus is a part. See "Where You Can Find More Information."

     The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms which will be disclosed in the applicable prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of the series of debt securities being offered, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Household or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the indentures. Wherever particular sections or defined terms of the indentures are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statements in this prospectus are qualified by that reference.

GENERAL

     The indentures provide that debt securities may be issued from time to time in one or more series. The indentures do not limit the aggregate principal amount of debt securities, except as may be otherwise provided with respect to any particular series of debt securities being offered.

     The applicable prospectus supplement will describe the specific terms of the series of debt securities being offered. The following terms may be included:

     - the title of the debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the price, expressed as a percentage of the total principal amount of that series of debt securities, we will be paid for the debt securities and the initial offering price, if any, at which the offered debt securities will be offered to the public;

     - the currency, currencies or currency units for which the debt securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on the debt securities may be payable;

     - the date or dates on which the debt securities will mature;

     - the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any;

     - the date from which such interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable;

     - the date on which payment of interest, if any, will commence and the regular record dates for interest payment dates, if any;

     - the dates, if any, on which and the price or prices at which the debt securities will, under mandatory sinking fund provisions, or may, under any optional sinking fund or purchase fund provisions, be redeemed by us, and the other detailed terms and provisions of sinking and/or purchase funds;

     - the date, if any, after which and the price or prices at which the debt securities may, under any optional redemption provisions, be redeemed at our option or the option of holder of the securities and the other detailed terms and provisions of optional redemption;

     - the denominations in which the debt securities are authorized to be issued;

     - the securities exchange, if any, on which the debt securities will be listed;

     - additional provisions, if any, of the debt securities; and

     - the indenture under which the debt securities are to be issued.

     With respect to debt securities sold through dealers acting as agents, the maturities and interest rates of debt securities may be established by us from time to time and, if not set forth in the applicable prospectus supplement, will be made available through such dealers.

     If any of the debt securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of debt securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to the issue of debt securities and such currencies or currency units will be set forth in the appropriate prospectus supplement.

     Debt securities may be issued as original issue discount securities to be offered and sold at a discount below their stated principal amount. "Original issue discount securities" means any debt securities that provide for an amount less than the stated principal amount of those securities to be due and payable upon a declaration of acceleration of the maturity of those securities upon an event of default. As used in the following summary of certain terms of the debt securities, the term "principal amount" means, in the case of any original issue discount security, the amount that would then be due and payable upon acceleration of the maturity of the securities, as specified in those debt securities.

BOOK-ENTRY SYSTEM

     All of the debt securities we offer will be issued in book-entry only form. This means that we will not issue actual notes or certificates. Instead, we will issue global notes in registered form (each a "Global Note"). Each Global Note is held through DTC, as Depositary, and is registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the debt securities. Each note represents a beneficial interest in a Global Note.

     Beneficial interests in a Global Note are shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the debt securities will be accomplished by making entries in the books of DTC participants' acting on behalf of beneficial owners. Beneficial owners of these debt securities will not receive certificates representing their ownership interest, unless the use of the book- entry system is discontinued. So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be the sole holder of the debt securities represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, the beneficial owners of the debt securities are not entitled to receive physical delivery of certificated debt securities and will not be considered the holders for any purpose under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of debt securities take physical delivery of such debt securities in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the debt securities.

     Each Global Note representing debt securities will be exchangeable for certificated debt securities of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) DTC notifies us that is unwilling or unable to continue as Depositary for the Global Notes or we become aware that DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in any such case we fail to appoint a successor to DTC within 60 calendar days, (ii) we, in our sole discretion, determine that the Global Notes shall be exchangeable for certificated debt securities or (iii) an event of default has occurred and is continuing with respect to the debt securities under the indenture. Upon any such exchange, the certificated debt securities shall be registered in the names of the beneficial owners of the Global Notes representing the debt securities.

     The following is based on information furnished by DTC:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Purchases of the debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interest in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

     To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participant's to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the debt securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the debt securities, such as redemption, tenders, defaults, and proposed amendments to the security documents. Beneficial owners of the debt securities may wish to ascertain that the nominee holding the debt securities for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

     Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the regular record date (identified in a listing attached to the Omnibus Proxy).

     We will pay principal and any premium or interest payments on the debt securities in immediately available funds directly to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect form time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

     We will send any redemption notices to Cede & Co. If less than all of the debt securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

     DTC may discontinue providing its services as securities depository for the debt securities at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated debt securities.

     The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

PAYMENT OF PRINCIPAL AND INTEREST

     Unless a different place is specified in the prospectus supplement with respect to any particular series of debt securities, principal of and interest, if any, on debt securities will be payable at the office or agency of the trustee in either Baltimore, Maryland, with respect to the indenture with Allfirst Bank, or in Chicago, Illinois, with respect to the indenture with BNY Midwest Trust Company. However, payment of interest may be made at our option by check or draft mailed to the person entitled to the payment.

COVENANT AGAINST CREATION OF PLEDGES OR LIENS

     All debt securities issued under the indentures will be unsecured. In the indentures we covenant that, with the exceptions listed below, we will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("security interest") of or upon any of our property that we now own or subsequently acquire, unless the currently outstanding debt securities are, by supplemental indenture, effectively secured by a security interest that is equal and ratable with all other indebtedness secured by the indenture. The term "indebtedness for borrowed money" does not include any guarantee or other recourse obligation in connection with the sale, securitization or discount by us or any of our subsidiaries of finance or accounts receivable, trade acceptances, or other paper arising in the ordinary course of its business.

     The above covenant does not apply to:

          (1) security interests to secure the payment of the purchase price on property, shares of capital stock, or indebtedness acquired by us or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of Household;

          (2) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by us;

          (3) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into us or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to us;

          (4) security interests of us to secure any of our indebtedness to a subsidiary;

          (5) security interests in property of ours in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price or the cost of construction of the property subject to such security interests;

          (6) security interests on properties financed through tax exempt municipal obligations, provided that such security interests are limited to the property so financed;

          (7) security interests existing on the date of the applicable indenture; and

          (8) any extension, renewal, refunding, or replacement, or successive extensions, renewals, refundings, or replacements, in whole or in part, of any security interest referred to in the above clauses, provided, however, that the principal amount of indebtedness secured in the extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by the security interest, and provided further, that the extension, renewal, refunding, or replacement of the security interest is limited to all or part of the property subject to the security interest extended, renewed, refunded, or replaced.

     Notwithstanding the foregoing, we may, without equally and ratably securing the debt securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted in clauses (1) through (7) above, if the total amount of such indebtedness, together with all other indebtedness of, or guaranteed by, Household existing at the time and secured by security interests not so excepted, does not at the time exceed 10% of our consolidated net worth. In addition, an arrangement with any person providing for the leasing by us of any property, that has been or is to be sold or transferred by us to such person with the intention that the property be leased back to us, shall not be deemed to create any indebtedness secured by a security interest if the lease obligation would not be included as liabilities on our consolidated balance sheet. The holders of not less than a majority in principal amount of the debt securities at the time outstanding under an indenture, on behalf of the holders of all of the debt securities issued under the indenture, may waive compliance with the foregoing covenant. (Section 3.08)

SATISFACTION, DISCHARGE AND DEFEASANCE OF THE INDENTURES AND DEBT SECURITIES

     If trust funds for the benefit of the holders of debt securities of a particular series are deposited with the trustee for the purpose stated below, an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of debt securities on the dates such payments are due in accordance with the terms of such series of debt securities through their maturity, and if we have paid or caused to be paid all other sums payable by it under the applicable indenture with respect to such series, then we will be considered to have satisfied and discharged the entire indebtedness represented by such series of debt securities and all of our obligations under the indenture with respect to that series, except as otherwise provided in the indenture. In the event of any such discharge, holders of such debt securities will be able to look only to the trust funds for payment of principal, premium, if any, and interest, if any, on their debt securities. (Section 6.03)

     For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related debt securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of the applicable debt securities may recognize a gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their debt securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance.You are urged to consult your own tax advisor as to the specific consequences to you of defeasance.

CONCERNING THE TRUSTEES

     We and certain of our subsidiaries maintain banking relationships with each of the trustees or their affiliates. The trustees also may be trustees under other indentures of Household or our subsidiaries under which outstanding senior or subordinated unsecured debt securities have been issued. The trustees or their affiliates may also have other financial relationships with us and our subsidiaries.

MODIFICATION OF INDENTURES

     Under each indenture, the holders of a majority in principal amount of each series of debt securities at the time outstanding under the indenture may enter into supplemental indentures for the purpose of amending or modifying, in any manner, provisions of the indenture or of any supplemental indenture modifying the rights of holders of such series of debt securities. However, no supplemental indenture, without the consent of the holder of each outstanding debt security affected by the supplemental indenture, shall:

     - change the maturity of the principal of, or any installment of interest on any debt security, or reduce the principal amount of the debt security or the interest on it or any premium payable upon the redemption of it, or

     - reduce the previously stated percentage of the debt securities, the consent of the holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such indenture. (Section 11.02)

     Each indenture contains provisions permitting us to amend or supplement the indenture without the consent of any holder of debt securities under certain circumstances, including:

     - to cure any ambiguity, defect or inconsistency in the indenture, any supplemental indenture, or in the debt securities of any series;

     - to evidence the succession of another corporation to Household and to provide for the assumption of all of our obligations under the debt securities and the indenture by such corporation;

     - to provide for uncertificated debt securities in addition to certificated debt securities;

     - to make any change that does not adversely affect the rights of holders of debt securities issued under the indenture;

     - to provide for a new series of debt securities; or

     - to add to rights of holders of debt securities or add additional events of default. (Section 11.01)

SUCCESSOR ENTITY

     Each indenture provides that we may not consolidate with or merge into, or transfer, sell or lease our properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect to the succession, no default under the indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all of our obligations under the indenture terminate. (Sections
10.01 and 10.02)

EVENTS OF DEFAULT

     Each indenture defines the following as events of default with respect to any series of debt securities:

     - default for 30 days in the payment of any interest upon any debt security of such series issued under the indenture;

     - default in the payment of any principal of or premium on any such debt security;

     - default for 30 days in the deposit of any sinking fund or similar payment for the series of debt securities;

     - default for 60 days after notice in the performance of any other covenant in the indenture;

     - certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants with respect to borrowed money under another indenture in which the trustee for the debt securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and

     - certain events of bankruptcy, insolvency or reorganization.

     We are required to file with each trustee annually an officers' certificate as to the absence of certain defaults under the indenture. (Sections 7.01 and 3.05)

     If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series by notice as provided in the indenture may declare the principal amount and all accrued but unpaid interest of all the debt securities of the series to be due and payable immediately. At any time after a declaration of acceleration for debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of money, the holders of not less than a majority in principal amount of outstanding debt securities of such series may, under certain circumstances, rescind or annul their declaration of acceleration. (Section 7.02)

     The holders of not less than a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of their series, waive any past default under the indenture and its consequences with respect to debt securities of such series, except a default in the payment of principal of or premium, if any, or interest, if any, on any debt securities of such series, or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected. (Section 7.13)

     Under each indenture, the trustee may withhold notice to holders of debt securities of any default (except in payment of the principal of (or premium, if any) or interest on any debt security issued under the indenture or in the payment of any sinking fund or similar payment) if it considers it in the interest of holders of debt securities to do so. (Section 8.02)

     Holders of debt securities may not enforce an indenture except as provided therein. (Section 7.07) The holders of a majority in principal amount of the outstanding debt securities issued under an indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. (Section 7.12) The trustee will not be required to comply with any request or direction of holders of debt securities pursuant to the indenture unless offered indemnity against costs and liabilities which might be incurred by the trustee as a result of such compliance. (Section 8.03(e))

              DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

     The following briefly summarizes the material terms and provisions of the warrants to purchase debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the warrants that are offered by us, which will be described in more detail in a prospectus supplement. The prospectus supplement also will state whether any of the general provisions summarized below do not apply to the warrants being offered.

     We may issue, together with any debt securities offered by any prospectus supplement or separately, warrants for the purchase of other debt securities. The warrants will be issued under warrant agreements between Household and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. A single bank or trust company may act as warrant agent for more than one series of warrants. The warrant agent will act solely as the agent of Household under the applicable warrant agreement and will not assume any obligation of agency or trust for or with any owners of the warrants. A copy of the forms of warrant agreement, including the form of warrant certificates representing the warrants, reflecting the alternative provisions to be included in the warrant agreements that will be entered into with respect to particular offerings of warrants, is incorporated by reference to the registration statement of which this prospectus is a part. You should read the more detailed provisions of the warrant agreement and the warrant certificates for provisions that may be important to you, including the definitions of certain terms.

GENERAL

     The applicable prospectus supplement will describe the terms of the warrants, the warrant agreement relating to the warrants and the warrant certificates representing the warrants being offered. The following terms may be included:

     - the designation, aggregate principal amount, and terms of the debt securities purchasable upon exercise of the warrants;

     - the designation and terms of any related debt securities with which the warrants are issued and the number of warrants issued with each such debt security;

     - the date, if any, on and after which the warrants and the related debt securities will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of one offered warrant and the price at which the principal amount of debt securities may be purchased upon such exercise;

     - the date on which the right to exercise the warrants shall commence and the date ("expiration date") on which such right shall expire;

     - whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and

     - any other terms of the warrants.

     Warrant certificates will be exchangeable on the terms specified in the prospectus supplement for new warrant certificates of different denominations, and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the warrant.

EXERCISE OF WARRANTS

     A holder of a warrant is entitled to purchase debt securities by paying the exercise price stated in the prospectus supplement relating to the warrant. Under each warrant, the holder can purchase the principal amount of debt securities at the exercise price in the prospectus supplement relating to the warrants being offered by payment of the exercise price in full in the manner specified in the prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement for the warrants. After the close of business on the expiration date, unexercised warrants will become void.

     Upon receipt of payment of the exercise price and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our restated certificate of incorporation authorizes the issuance of 758,155,004 shares of capital stock of which 8,155,004 shares shall be preferred stock, without par value, and 750,000,000 shares shall be common stock, par value $1.00 per share. Although 8,155,004 shares of preferred stock are authorized, 3,454,635 shares are reserved in the restated articles of incorporation for a series of convertible preferred stock that was issued in 1981, all of which shares have been converted to common stock, redeemed or repurchased by Household. As of June 30, 2001, of the remaining 4,700,369 authorized shares of preferred stock, 1,398,279 shares were issued and outstanding or reserved for issuance as follows: 50,000 shares of 8 1/4% Cumulative Preferred Stock, Series 1992-A, 407,718 shares of 5.00% Cumulative Preferred Stock, 103,976 $4.50 Cumulative Preferred Stock, and 836,585 $4.30 Cumulative Preferred Stock were issued and outstanding and 750,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance. As of June 30, 2001, 462,280,907 shares of our common stock were issued and outstanding. All outstanding shares of common stock and preferred stock are fully paid and non-assessable.

     The following is a brief summary of the material terms of our preferred stock and common stock. You should read the more detailed provisions of our restated certificate of incorporation and bylaws and the certificate of designation, preferences and rights relating to any series of preferred stock for provisions that may be important to you. See "Where You Can Find More Information."

PREFERRED STOCK

     Our preferred stock may be issued from time to time in one or more series as authorized by the board of directors or a duly authorized committee of the board of directors. The board of directors has adopted a resolution creating an offering committee of the board with the power to authorize the issuance and sale of one or more series of preferred stock and to determine the particular designations, powers, preferences and relative, participating, optional or other special rights, other than voting rights which shall be fixed by the board of directors, and qualifications, limitations or restrictions of the preferred stock. The following description sets forth general terms and provisions of our preferred stock. Other terms of any series of preferred stock, including the dividend rate, liquidation preference, redemption rights, if any, voting rights, conversion or sinking fund provisions, if any, and other special terms as determined by the offering committee will be set forth in the prospectus supplement for the series of preferred stock.

     Dividends. Holders of preferred stock will receive, when and as declared by our board of directors of any funds legally available for that purpose, dividends in cash at such respective rates, payable on such dates in each year and in respect of such dividend periods, as stated in our restated certificate of incorporation or applicable certificate of designation, preferences and rights for each series of preferred stock. Dividends on preferred stock must be paid before any dividends may be declared or paid or set apart for payment for the common stock. No dividend may be declared or paid on any series of preferred stock unless at the same time a dividend in like proportion to the respectively designated dividend rates shall be declared or paid on each other series of preferred stock then issued and outstanding ranking prior to or on a parity with such particular series with respect to the payment of dividends. Dividends may be either cumulative or non-cumulative.
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     Liquidation Preference. In the event of dissolution, liquidation or winding up of Household, whether voluntary or involuntary, holders of preferred stock of each series will be entitled to payment of the applicable liquidation price or prices, out of our available assets, after payment to our creditors but in preference to the holders of the common stock. Our restated certificate of incorporation, as amended, provides that a consolidation, merger or sale by Household of its assets as an entirety or substantially as an entirety shall not be deemed to be a liquidation, dissolution or winding up.

     Redemption. If any dividends on any shares of preferred stock are in arrears, we may not purchase or redeem any preferred stock or common stock unless all shares of issued and outstanding preferred stock are redeemed.

     Voting Rights. Voting rights of the holders of preferred stock are non-cumulative. Holders of preferred stock have only the voting rights outlined in our restated certificate of incorporation, as amended, or applicable certificate of designation, preferences and rights or as otherwise provided for by law.

     Without the vote or consent of the holders of at least two-thirds of the outstanding shares of all series of preferred stock, except for a series of preferred stock in which the right is expressly withheld, voting as a single class, we may not:

     - consolidate or merge with another corporation or corporations or sell all or substantially all of our assets;

     - issue any shares of preferred stock of any series if the cumulative dividends payable on shares of any series of outstanding preferred stock are in arrears;

     - adopt any amendment to our restated certificate of incorporation which adversely alters the preferences, powers and special rights of the preferred stock, except that if any such amendment would adversely alter any preference, power or special right of one or more but not all of the series of the preferred stock, then only the vote or consent of the outstanding shares of all series of preferred stock so affected, voting as one class, shall be required; or

     - increase the authorized amount of the preferred stock, or create or issue any class of stock ranking prior to or on a parity with the preferred stock, or any series of preferred stock, as to the payment of dividends or the distribution of assets.

     In addition, the holders of the outstanding shares of all series of preferred stock, except for a series of preferred stock in which the right is expressly withheld, shall be entitled to elect one-third of the members of the board of directors of Household out of the number fixed by our bylaws in the event we fail to declare and pay any four quarterly cumulative dividends, whether consecutive or not, on any series of preferred stock and shall be entitled to elect a majority of said directors should any eight quarterly cumulative dividends, whether consecutive or not, be unpaid. The right to elect members of the board of directors of Household shall continue until all unpaid dividends upon all series of preferred stock shall have been paid in full.

     Under current provisions of the general corporation law of the state of Delaware, the holders of issued and outstanding preferred stock are entitled to vote as a class upon a proposed amendment to our restated certificate of incorporation, with the consent of a majority of said class being required to increase or decrease the aggregate number of authorized shares of preferred stock, increase or decrease the par value of shares of preferred stock, or alter or change the powers, preferences or special rights of the preferred stock as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock in an adverse manner, but would not affect the entire class of preferred stock, then only the shares of the series affected by the amendment would be considered a separate class for the purpose of determining who is entitled to vote on the proposed amendment.

     Preemptive Rights. Holders of preferred stock have no preemptive rights to purchase any of our securities.

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DEPOSITARY SHARES

     General. We may, at our option, elect to issue fractional shares of preferred stock, rather than full shares of preferred stock. In the event such option is exercised, we may elect to have a depositary issue receipts for depositary shares, each receipt representing a fraction, to be set forth in the prospectus supplement relating to a particular series of preferred stock, of a share of a particular series of preferred stock as described below.

     The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary must have its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of an offering of the preferred stock. Copies of the forms of deposit agreement and depositary receipt are filed as exhibits to the registration statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and with all the same rights of, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

     Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement, a holder of depositary receipts may have the depositary deliver to the holder the whole shares of preferred stock relating to the surrendered depositary receipts. Holders of depositary shares may receive whole shares of the related series of preferred stock on the basis set forth in the related prospectus supplement for such series of preferred stock, but holders of such whole shares will not after the exchange be entitled to receive depositary shares for their whole shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

     Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares in proportion to the numbers of depositary shares owned by such holders.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make a distribution of the property. In that case the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to such holders.

     Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred stock redeemed by us. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

     Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

     Amendment and Termination of the Deposit Agreement. We and depositary at any time may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. We or the depositary may terminate the deposit agreement only if all outstanding depositary shares have been redeemed, or there has been a final distribution in respect of the preferred shares in connection with any liquidation, dissolution or winding up of Household and such distribution has been distributed to the holders of depositary receipts.

     Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

     Miscellaneous. The depositary will forward to the record holders of the depositary shares relating to such preferred stock all reports and communications from us which are delivered to the depositary.

     Neither we nor the depositary will be liable if either one is prevented or delayed by law or any circumstance beyond their control in performing the obligations under the deposit agreement. The obligations of Household and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

     Resignation and Removal of Depositary. The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF AUTHORIZED SERIES OF PREFERRED STOCK

     The following summary describes our authorized series of preferred stock. You should read the more detailed provisions of our restated certificate of incorporation, as amended, including the respective certificates of designation, preferences and rights relating to a series of preferred stock for provisions that might be important to you.

  GLOSSARY OF TERMS

     "8 1/4% Preferred" is the 8 1/4 Cumulative Preferred Stock, Series 1992-A of Household.

     "5% Preferred" is the 5% Cumulative Preferred Stock (without Par Value) of Household.

     "$4.50 Preferred" is the $4.50 Cumulative Preferred Stock (without Par Value) of Household.

     "$4.30 Preferred" is the $4.30 Cumulative Preferred Stock (without Par Value) of Household.

     "Junior Preferred" is the Series A Junior Participating Preferred Stock of Household.

     "Outstanding Preferred" means collectively the 8 1/4% Preferred, 5% Preferred, $4.50 Preferred and $4.30 Preferred.

     "Rights" is the right to purchase from Household one thousandth of a share of Junior Preferred at a price of $300 per one thousandth of a share, subject to adjustment, as set forth in the rights agreement between Household and Harris Trust and Savings Bank.

  8 1/4% PREFERRED, 5% PREFERRED, $4.50 PREFERRED AND $4.30 PREFERRED

     General. All of the Outstanding Preferred rank on a parity as to the payment of dividends and distribution of assets of Household upon the voluntary or involuntary liquidation, dissolution, or winding up of Household.

     Dividends and Redemption. Holders of the 8 1/4% Preferred, 5% Preferred, $4.50 Preferred and $4.30 Preferred are entitled to receive cumulative dividends (quarterly in the case of the 8 1/4% Preferred and semi-annually in the case of the 5% Preferred, $4.50 Preferred and $4.30 Preferred) at an annual rate of $82.50, $2.50, $4.50 and $4.30 per share, respectively. All dividends have been paid to date. In the event of the liquidation, dissolution or winding up of Household, whether voluntary or involuntary, holders of the 8 1/4% Preferred, 5% Preferred, $4.50 Preferred and $4.30 Preferred are entitled to receive $1,000, $50, $100 and $100 per share, respectively, plus accrued and unpaid dividends. The 8 1/4% Preferred is not redeemable prior to October 15, 2002. The 8 1/4% Preferred is redeemable, at our option, in whole or in part, from time to time on or after October 15, 2002, at $1,000 per share plus an amount equal to accrued and unpaid dividends. The 5% Preferred, $4.50 Preferred and $4.30 Preferred are redeemable, at our option, in whole or in part, at any time, at $50, $103 and $100 per share, respectively, plus an amount equal to accrued and unpaid dividends. None of the Outstanding Preferred is entitled to the benefits of any sinking fund.

     Voting Rights. The holders of 8 1/4% Preferred have the right, voting as a class with each other and any other series of preferred stock ranking on a parity as to the payment of dividends or the distribution of assets and upon which like voting rights have been conferred and are exercisable, to elect two members of the board of directors of Household at the meeting of stockholders called for such purpose after six quarterly cumulative dividends on such preferred stock, whether consecutive or not, shall be in arrears. The right of such holders of preferred stock to elect members to the board of directors shall continue until such time as all dividends accrued on such stock shall have been paid in full, at which time such right shall terminate.

     Holders of the 5% Preferred, $4.50 Preferred and $4.30 Preferred are entitled to vote on each matter submitted to a vote of stockholders of Household. In addition, at any time that three or more full semi-annual dividends, consecutive or not, on the 5% Preferred, $4.50 Preferred or $4.30 Preferred are in arrears, until the dividends accrued and unpaid are paid in full, at any meeting of stockholders of Household held for election of directors, the holders of each series as to which such an arrearage exists are entitled, with each such series voting as a class and to the exclusion of holders of all other classes of stock of Household, to elect two members of the board of directors of Household.

     On any item on which the holders of the Outstanding Preferred are entitled to vote, the holders shall be entitled to one vote for each share held.

     Conversion Rights. The holders of the Outstanding Preferred do not have any rights to convert their shares into shares of any other class or series of capital stock, or any other security, of Household.

  JUNIOR PREFERRED STOCK

     Issuance. Currently, there are no shares of Junior Preferred issued or outstanding. Rights to purchase shares or fractions of the Junior Preferred have been distributed to holders of the common stock. The

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

description and terms of the rights of holders of our common stock to purchase Junior Preferred are set forth in a rights agreement between us and ComputerShare Investor Services, LLC, which is further discussed below under "Description of Capital Stock -- Preferred Share Purchase Rights".

     Dividends. The holders of the Junior Preferred will receive, when, as and if declared by the board of directors out of funds legally available for that purpose, quarterly dividends payable in cash commencing after such shares or a fraction thereof are issued. Quarterly dividends will be in an amount per share, rounded to the nearest cent, equal to the greater of $1, or subject to adjustment as described below, 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of common stock or a subdivision, combination or reclassification thereof, declared on the common stock since the immediately preceding quarterly dividend payment date or the date of the first issuance of the Junior Preferred if the first dividend date has not yet occurred. In the event we shall at any time declare or pay any dividend on common stock payable in shares of common stock, or effect a subdivision, combination or reclassification of the outstanding shares of common stock into a greater or lesser number of shares of common stock, then in each such case the amount of dividends to which holders of Junior Preferred are entitled to shall be adjusted.

     Dividends will begin to accrue and be cumulative on the Junior Preferred from the dividend date next preceding the date of issue unless the date of issue is prior to the record date for the first dividend date, in which case dividends will accrue and be cumulative from the date of issue. Dividends paid on shares of Junior Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

     Conversion, Sinking Fund and Redemption. The Junior Preferred do not have any rights to convert to any other security issued by us and such shares are not redeemable at our option. In addition, there is no sinking fund for the Junior Preferred.

     Voting Rights. The Junior Preferred generally votes together with the common stock as one class. Each share of Junior Preferred is entitled to 1,000 votes on all matters submitted to a vote of our stockholder. In the event we declare or pay any dividend on our common stock payable in shares of common stock, or subdivides, combines or reclassifies its shares of common stock into a greater or lesser number of shares of common stock, then the number of votes per share of the Junior Preferred shall be adjusted. Additionally, the Junior Preferred will have the right (as described above under "Description of Capital Stock -- Preferred Stock -- Voting Rights") to vote, together with all other outstanding series of preferred stock for which such voting right have not been expressly withheld, to elect directors in the event dividends on any series of preferred stock are in arrears. In addition, our restated certificate of incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred so as to affect the Junior Preferred adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Junior Preferred, voting together as a single class. The certificate of designation, preferences and rights of the Junior Preferred expressly withholds all other special voting rights to which holders of preferred stock are entitled, except for voting rights otherwise provided by law.

     Liquidation Preference. No distribution shall be made on any shares of stock ranking junior to the Junior Preferred upon any voluntary liquidation, dissolution or winding up of Household unless the holders of the Junior Preferred have received the greater of $1,000 per share plus accrued and unpaid dividends, or 1,000 times the aggregate amount to be distributed per share to holders of common stock. This liquidation amount shall be adjusted in the event we declare a stock split of the common stock or pay any dividend on common stock payable in shares of common stock, or effects a subdivision, combination or reclassification of the common stock into a greater or lesser number of shares. In the event our assets are insufficient to satisfy the liquidation preference of the Junior Preferred, the Junior Preferred shall share ratably with each series of preferred stock ranking on a parity (as to dividends or liquidation) with the Junior Preferred.

     In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 1,000 times the amount received per common share. These rights are protected by customary anti-dilution provisions.

PREFERRED SHARE PURCHASE RIGHTS

     In July 1996, we entered into a rights agreement with ComputerShare Investor Services, LLC (successor to Harris Trust and Savings Bank), as rights agent. The rights agreement is intended to address the threat of certain types of takeover activity deemed abusive and unfair to stockholders and to assure that all of our stockholders receive fair and equal treatment in the event of an unsolicited takeover. The rights agreement also enhances the bargaining position of our Board of Directors in negotiating on behalf of stockholders with potential acquirors of Household. The rights agreement provides that attached to each share of common stock is one right to purchase one thousandth of a share of Junior Preferred at a price of $300 per one thousandth of a share, subject to adjustment. The following description of the rights is qualified in its entirety by reference to the rights agreement, as amended, which has been filed with and is available from the offices of the SEC as referred to under "Where You Can Find More Information".

     Until ten days following (i) a public announcement that a person or group of affiliated or associated persons acquired beneficial ownership of 15% or more of the outstanding shares of our common stock or (ii) the commencement or announcement of an intention to make a tender offer or exchange offer for 15% or more of the outstanding shares of such common stock, the earlier of such dates being called "distribution date", the Rights will be evidenced by outstanding common stock certificates. The rights agreement provides that, until the distribution date, the Rights will be transferred with and only with our common stock. Common stock certificates contain a notation incorporating the rights agreement by reference. Until the distribution date the surrender for transfer of any of our common stock certificates also constitutes the transfer of the rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the Rights will be mailed to holders of record of our common stock as of the close of business on the distribution date, and such separate certificates alone will evidence the Rights.

     The Rights are not exercisable until the distribution date. The Rights will expire on July 31, 2006, unless earlier redeemed or exchanged by us, in each case, as described below.

     The purchase price payable, and the number of shares of Junior Preferred or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of the Junior Preferred,

     - upon the grant to holders of Junior Preferred of rights or warrants to subscribe for or purchase shares of Junior Preferred at a price, or convertible securities into preferred shares with a conversion price less than the current market price of the Junior Preferred, or

     - upon the distribution to holders of Junior Preferred of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings or dividends payable in Junior Preferred) or of subscription rights or warrants (other than those referred to above).

     At any time after any person or group acquires beneficial ownership of 15% or more of the common stock, and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board of directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one thousandth of a preferred share (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     The number of outstanding Rights and the number of one thousandths of a preferred share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

     With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional shares will be issued (other than fractions which are integral multiples of one thousandth of a share which may, at our election, be evidenced by depository receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred on the last trading date prior to the date of exercise.

     The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of the sum of ..001% and the largest percentage of the outstanding common shares then known by us to be beneficially owned by any person or group of affiliated or associated persons, and 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an acquiring person no such amendment may adversely affect the interests of the holders of the rights.

     For further information on the Junior Preferred, see the description of the Junior Preferred under "Capital Stock -- Junior Preferred".

COMMON STOCK

     If shares of common stock are offered, the accompanying prospectus supplement will set forth the number of shares offered, the public offering price and information regarding our dividend history and common stock prices as reflected on the New York Stock Exchange Composite Tape, including a recent last sale price of the common stock.

     Holders of common stock are entitled to receive dividends out of any funds legally available for that purpose as and if declared by our Board of Directors, subject to the prior dividend rights of preferred stock.

     Subject to certain voting rights of the preferred stock described elsewhere herein, the holders of shares of common stock are entitled to vote at all meetings of the stockholders and are entitled to one vote for each share of common stock held.

     The issued and outstanding shares of common stock are fully paid and non-assessable. The holders of common stock are not entitled to preemptive rights or conversion or redemption rights. The common stock does not have cumulative voting rights in the election of directors.

     In the event of the voluntary dissolution, liquidation or winding up of Household, holders of common stock will be entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of preferred stock, all of our remaining assets available for distribution.

SPECIAL CHARTER PROVISIONS

     Our restated certificate of incorporation, as amended, contains provisions, in accordance with Section 102(b)(7) of the General Corporation Law of the state of Delaware, eliminating the personal liability of our directors to our stockholders for money damages for breach of fiduciary duty as a director, provided that the liability of a director may not be eliminated or limited in the following circumstances:

     - for any breach of the directors' duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware general corporation law; and

     - for any transaction from which the director derived an improper personal benefit.

STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, under which holders are obligated to purchase from us, and Household is obligated to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and either debt securities, or debt obligations of third parties, including U.S. Treasury securities, securing the holders, obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

     The accompanying prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such stock purchase contracts or stock purchase units.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered in one or more of the following ways from time to time:

     - to or through underwriters or dealers;

     - by ourselves directly to a limited number of purchasers or to a single purchaser;

     - through agents; or

     - through a combination of any of these methods of sale.

     The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price of the securities being offered and the proceeds to us from such sale;

     - any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

     - the initial public offering price;

     - any discounts or concessions to be allowed or reallowed or paid to dealers; and

     - any securities exchanges on which such offered securities may be listed.

     Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

     We may, from time to time, directly sell securities or sell them through agents that we designate. Any agent involved in the offer or sale of securities for which this prospectus is delivered is named, and any commissions payable by us to the agent are set forth, in the prospectus supplement relating to the offering.

     Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Household and affiliates of Household in the ordinary course of business.

     If so indicated in the prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase our securities pursuant to contracts providing for payment and delivery on a future date. These contracts may be made with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under these contracts will not be subject to any conditions except that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and if the securities are also being sold to underwriters, we shall have sold to these underwriters the securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect to the validity or performance of such contracts.

     Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, we filed a registration statement (No. 333-60510) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information including copies of the documents referenced in this prospectus which are filed as exhibits to that registration statement.

     Household files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we filed with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

          (a) Annual Report on Form 10-K for the year ended December 31, 2000;

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001; and

          (c) Current Reports on Form 8-K filed on January 17, 2001, April 18, 2001, July 18, 2001 and August 1, 2001.

     All documents Household files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the securities described in this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning Household at the following address:

Household International, Inc.
Corporate Secretary
2700 Sanders Road
Prospect Heights, Illinois 60070
(847) 564-5000

     You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Notes on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") prohibit certain transactions between a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Notes should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

     Household may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Notes by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which Household International is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Notes are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts) or PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts). ANY PENSION OR OTHER EMPLOYEE BENEFIT PLAN PROPOSING TO ACQUIRE ANY NOTES SHOULD CONSULT WITH ITS COUNSEL.

                                 LEGAL OPINIONS

     John W. Blenke, the Vice President -- Corporate Law and Assistant Secretary of Household International, Inc., will issue a legal opinion concerning the legality of the securities. Certain legal matters will be passed upon for any underwriters and agents by McDermott, Will & Emery, Chicago, Illinois. Mr. Blenke is a full-time employee and an officer of Household International, Inc. and owns, and holds options to purchase, shares of common stock of Household International, Inc.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                         HOUSEHOLD FINANCE CORPORATION
                                $16,573,250,000
                                DEBT SECURITIES
                                      AND
                      WARRANTS TO PURCHASE DEBT SECURITIES
                             ----------------------

     Household Finance Corporation may sell from time to time up to $16,573,250,000 of its debt securities and warrants to purchase debt securities. We will provide specific terms of the securities which we may offer at any time in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                  The date of this Prospectus is June 6, 2001

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $16,573,250,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION. In this prospectus, "us," "we," "Company" and "HFC" refer to Household Finance Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

     Household Finance Corporation files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by HFC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public on the SEC's Internet web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the HFC documents listed below and any future filings made by HFC with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities.

     - Annual Report on Form 10-K for the year ended December 31, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

     - Current Report on Form 8-K dated March 19, 2001.

     You may request a copy of these filings, at no cost, by writing or telephoning us at: Household Finance Corporation, Office of the Secretary, 2700 Sanders Road, Prospect Heights, Illinois 60070, Telephone (847) 564-5000.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the matters discussed under the caption "Household Finance Corporation" and elsewhere in this prospectus and any prospectus supplement or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HFC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a list of such risks, uncertainties and factors you should refer to the information incorporated by reference herein. See WHERE YOU CAN FIND MORE INFORMATION.

                         HOUSEHOLD FINANCE CORPORATION

     HFC was incorporated in Delaware in 1925, as successor to an enterprise which traces its origin through the same ownership to an office established in 1878. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone (847) 564-5000). HFC is a wholly owned subsidiary of Household International, Inc. ("Household International").

     HFC and its subsidiaries offer a diversified range of financial services. The principal product of our consumer lending business is the making of cash loans, including real estate secured loans secured by first and second mortgages, sales finance loans and other unsecured loans directly to consumers in the United States. Loans are made through branch lending offices under the brands "HFC" and "Beneficial", and through direct mail, correspondents, telemarketing and the Internet. We also acquire portfolios of open-end and closed-end, secured and unsecured loans.

     We offer both MasterCard* and VISA* credit cards to residents throughout the United States primarily through strategic affinity relationships. We also purchase and service revolving charge card accounts originated by merchants. These accounts result from consumer purchases of goods and services from the originating merchant. We also directly originate closed-end sales contracts.

     A subsidiary of HFC also makes loans for the purchase of new and used vehicles. The loans are secured by the vehicles, which are generally sold through franchised dealers. We also make tax refund anticipation loans. These loans are marketed to consumers at H&R Block offices and offices of other tax preparation services throughout the U.S.

     Subsidiaries of HFC primarily service the loans made by HFC and its subsidiaries, including loans made by the credit card operations.

     We offer credit life and credit accident, health and disability insurance to our customers. Such insurance is generally written directly by, or reinsured with, one of our insurance affiliates.

                                USE OF PROCEEDS

     Unless otherwise indicated in the prospectus supplement, we will apply the net proceeds from the sale of the securities to our general funds to be used in our financial services business, including the funding of investments in, or extensions of credit to, our affiliates. Pending such applications, the net proceeds will be used initially to reduce our outstanding commercial paper. The proceeds of such commercial paper are used in connection with our financial services business.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for HFC and subsidiaries for the periods indicated below was as follows:

                                                THREE MONTHS
                                                   ENDED
                                                 MARCH 31,         YEAR ENDED DECEMBER 31,
                                                ------------   --------------------------------
                                                2001    2000   2000   1999   1998   1997   1996
                                                ----    ----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges............  1.54    1.57   1.62   1.72   1.32   1.61   1.57

     For purposes of calculating the ratio, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (approximate portion representing interest). The December 31, 1998 ratio has been negatively impacted by one-time merger and integration related costs associated with the merger of Household International and

---------------

* MasterCard and VISA are registered trademarks of MasterCard International Incorporated and VISA USA, Inc., respectively.

Beneficial Corporation. Excluding the merger and integration related costs of $751 million after-tax, the December 31, 1998 ratio would have been 1.81.

                         DESCRIPTION OF DEBT SECURITIES

     HFC may offer, from time to time, one or more series of unsecured senior notes ("Debt Securities") and warrants ("Warrants") to purchase Debt Securities (the Debt Securities and Warrants being hereafter collectively called the "Securities"). The Securities offered pursuant to this prospectus may have an aggregate offering price up to U.S. $16,573,250,000, or the equivalent thereof at the time of the offering if any of the Securities are denominated in a foreign currency or a foreign currency unit.

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any supplement to this prospectus ("Prospectus Supplement") may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent to which such general terms and provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

GENERAL

     Offered Debt Securities will constitute either senior or senior subordinated unsecured debt of HFC and will be issued under one of the indentures specified elsewhere herein (the "Indentures"). The Indentures, or forms thereof, and the Standard Provisions (as defined herein) have been filed as exhibits to HFC's Registration Statement which registers the Securities with the Commission. The following summaries do not purport to be complete and, where particular provisions of an Indenture or the Standard Provisions are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

     The Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series and do not limit the aggregate principal amount of the Debt Securities except as may be otherwise provided with respect to any particular series of Offered Debt Securities.

     Unless otherwise indicated in the Prospectus Supplement with respect to any particular series of Offered Debt Securities, the Debt Securities will be issued in registered form without coupons, will be exchangeable for authorized denominations, and will be transferable at any time or from time to time. No charge will be made to the holder for any such exchange or registration of transfer except for any tax or governmental charge incident thereto. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities of each series will be issued in the form of one or more global securities that will be deposited with, or on behalf of, a depositary. See "Book-Entry System" below.

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms and other information to the extent applicable with respect to the Offered Debt
Securities: (1) the title of the Offered Debt Securities and whether such Offered Debt Securities will be senior or senior subordinated debt of HFC; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) HFC will be paid for the Offered Debt Securities and the initial offering price, if any, at which the Offered Debt Securities will be offered to the public; (4) the currency, currencies or currency units for which the Offered Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Offered Debt Securities may be payable;
(5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, and the record dates for such interest payment dates, if any; (8) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by HFC, and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of HFC or of the holder thereof and the other detailed terms and provisions of such optional redemption; (10) the denominations in which the Offered Debt Securities are authorized to be issued;
(11) the securities exchange, if any, on which the Debt Securities will be listed; and (12) additional provisions, if any, with respect to the Offered Debt Securities.

     If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in a Prospectus Supplement relating thereto.

     Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. As used in the following summary of certain terms of the Debt Securities, the term "principal amount" means, in the case of any Original Issue Discount Security, the amount that would then be due and payable upon acceleration of the maturity thereof, as specified in such Debt Security.

BOOK-ENTRY SYSTEM

     Unless otherwise indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, upon issuance, all Offered Debt Securities will be represented by one or more global securities (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or the "Depositary") and registered in the name of Cede & Co. (the Depositary's partnership nominee). Unless and until exchanged in whole or in part for Offered Debt Securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     If so indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, investors may elect to hold interests in Global Securities through either the Depositary (in the United States) or Clearstream Banking, societe anonyme, formerly Cedelbank ("Clearstream Luxembourg"), or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Unless otherwise indicated in the applicable Prospectus Supplement, Citibank, N.A. will act as depositary for Clearstream Luxembourg and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").

     So long as the Depositary, or its nominee, is a registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of Offered Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, the actual owners of Offered Debt Securities represented by a Global Security (the "Beneficial Owner") will not be entitled to have the Offered Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Offered Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture, including for purposes of receiving any reports delivered by the Company or the applicable Trustee pursuant to such Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant of the Depositary (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest which a holder is entitled to give or take under an Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     If (x) the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within 90 days, (y) the Company executes and delivers to a Trustee a Company Order to the effect that Global Securities shall be exchangeable or (z) an Event of Default (as defined herein) has occurred and is continuing with respect to Offered Debt Securities, the Global Securities will be exchangeable for Offered Debt Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Offered Debt Securities shall be registered in such name or names as the Depositary shall instruct the applicable Trustee. It is expected that such instructions may be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Securities.

     The following is based on information furnished by DTC:

     DTC will act as securities depositary for Offered Debt Securities. Offered Debt Securities will be issued as fully registered notes registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Global Securities will be issued for the Offered Debt Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Offered Debt Securities under DTC's system must be made by or through Direct Participants, which will receive a credit for Offered Debt Securities on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Offered Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Debt Securities, except as provided above.

     To facilitate subsequent transfers, all Offered Debt Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Offered Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of Offered Debt Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC, nor Cede & Co. will consent or vote with respect to Offered Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Offered Debt Securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     Principal and/or interest payments on Offered Debt Securities will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, any Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and/or interest to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

     DTC may discontinue providing its services as securities depositary with respect to Offered Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, Offered Debt Security certificates are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Offered Debt Security certificates will be printed and delivered.

     Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

     Distributions with respect to Offered Debt Securities held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

     Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the "Euroclear Operator").

     Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents for Offered Debt Securities. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to Offered Debt Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for Offered Debt Securities will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. If and to the extent the Prospectus Supplement with respect to any series of Debt Securities indicates that investors may elect to hold interests in Offered Debt Securities through Clearstream Luxembourg or Euroclear, secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Offered Debt Securities in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

     Because of time-zone differences, credits of Offered Debt Securities received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in Offered Debt Securities settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream

Luxembourg or Euroclear as a result of sales of Offered Debt Securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

     Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Offered Debt Securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

SENIOR DEBT SECURITIES

     The trustees for the indentures under which Offered Debt Securities constituting senior debt of HFC (the "Senior Debt Securities") will be issued shall be either U.S. Bank Trust National Association, The Bank of New York, Bank One, National Association, Allfirst Bank, The Chase Manhattan Bank, or such other entity which may be specified in the Prospectus Supplement (collectively, the "Senior Trustees"). Each particular series of Senior Debt Securities will be issued under the Indenture specified in the Prospectus Supplement between HFC and a Senior Trustee, which will incorporate the terms and provisions of the Standard Multiple-Series Indenture Provisions for Senior Debt Securities dated as of June 1, 1992 (the "Standard Provisions"). The above noted indentures are collectively called the "Indentures for Senior Debt Securities" herein. Senior Debt Securities will rank on a parity with all unsecured debt of HFC, and prior to all subordinated debt.

     Principal of and interest, if any, on Senior Debt Securities will be payable at the office or agency of HFC specified in the Prospectus Supplement, depending on the Senior Trustee; provided, however, that payment of interest may be made at the option of HFC by check or draft mailed to the person entitled thereto.

     COVENANT AGAINST CREATION OF PLEDGES OR LIENS

     All Senior Debt Securities issued under the Indentures for Senior Debt Securities will be unsecured. HFC covenants that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("security interest") of or upon any of its property, now owned or hereafter acquired, unless the Senior Debt Securities then outstanding are, by supplemental indenture, effectively secured by such security interest equally and ratably with all other indebtedness secured thereby for so long as such other indebtedness shall be so secured. The term "indebtedness for borrowed money" does not include any guarantee, cash deposit or other recourse obligation in connection with the sale, securitization or discount by HFC of finance or accounts receivables, trade acceptances, or other paper arising in the ordinary course of its business.

     The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price of property, shares of capital stock, or indebtedness acquired by HFC or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of HFC; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by HFC; (c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into HFC or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to HFC; (d) security interests to secure any indebtedness of HFC to a subsidiary; (e) security interests in property of HFC in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax-exempt municipal obligations; provided that such security interests are limited to the property so financed;

     (g) security interests existing on the date of execution of the applicable Indenture; and (h) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replace-ments), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest; provided, further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

     Notwithstanding the foregoing, HFC may, without equally and ratably securing the Senior Debt Securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through (h) above if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, HFC existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of HFC's Consolidated Net Worth (as defined). In addition, an arrangement with any person providing for the leasing by HFC of any property, which property has been or is to be sold or transferred by HFC to such person with the intention that such property be leased back to HFC, shall not be deemed to create any indebtedness secured by a security interest if the obligation in respect to such lease would not be included as a liability on a consolidated balance sheet of HFC. The holders of not less than a majority in principal amount of the Debt Securities at the time outstanding under an Indenture, on behalf of the holders of all of the Debt Securities issued under such Indenture, may waive compliance with the foregoing covenant. (Standard Provisions -- Section 3.08)

     CONCERNING THE TRUSTEES

     HFC maintains a banking relationship with each of the Senior Trustees or affiliates thereof and certain of the Senior Trustees are also trustees under other indentures of HFC under which outstanding senior or subordinated unsecured debt securities of HFC have been issued. The Senior Trustees or affiliates thereof may also have other financial relations with HFC and other corporations affiliated with HFC.

SENIOR SUBORDINATED DEBT SECURITIES

     Offered Debt Securities which will constitute senior subordinated unsecured debt of HFC (the "Senior Subordinated Debt Securities") will be issued under an Indenture dated as of March 15, 1990, between HFC and BNY Midwest Trust Company, as Trustee (the "Indenture for Senior Subordinated Debt Securities").

     Principal and interest, if any, on Senior Subordinated Debt Securities will be payable at the office or agency of HFC specified in the Prospectus Supplement; provided, however, that payment of interest may be made at the option of HFC by check or draft mailed to the person entitled thereto.

     SUBORDINATION

     Senior Subordinated Debt Securities are subordinate and junior in right of payment to all indebtedness for borrowed money of HFC, whenever outstanding, which is not by its terms subordinate and junior to other indebtedness of HFC, such indebtedness of HFC to which the Senior Subordinated Debt Securities are subordinate and junior being hereinafter called "senior indebtedness." At March 31, 2001, the aggregate amount of the outstanding senior indebtedness of HFC was approximately $41.6 billion. HFC is not directly limited in its ability to issue additional senior indebtedness.

     In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to HFC or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of HFC, whether or not involving insolvency or bankruptcy, then the holders of senior indebtedness shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of principal or interest upon the Senior Subordinated Debt Securities, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred in the Indentures for Senior Subordinated Debt Securities upon the senior indebtedness and the holders thereof with respect to the subordinated indebtedness represented by the Senior Subordinated Debt Securities and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law) the holders of senior indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of the Senior Subordinated Debt Securities, except securities which are subordinate and junior in right of payment to the payment of all senior indebtedness then outstanding.

     In the event that any Senior Subordinated Debt Security is declared or becomes due and payable before its expressed maturity because of the occurrence of a default under the Indenture for Senior Subordinated Debt Securities (under circumstances when the provisions of the foregoing paragraph shall not be applicable), the holders of the senior indebtedness outstanding at the time such Senior Subordinated Debt Security so becomes due and payable because of such occurrence of such default shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of the principal or interest upon the Senior Subordinated Debt Securities.

     Without limiting the foregoing, no payment of principal, premium or interest shall be made upon the Senior Subordinated Debt Securities during the continuance of any default in the making of any required payment under any sinking fund or analogous fund created for the benefit of any senior indebtedness or any other default in the payment of principal of, or interest on, any senior indebtedness then outstanding, whether by lapse of time, by declaration, by call or notice of prepayment or otherwise. (Indenture for Senior Subordinated Debt Securities -- Section 12.01)

     LIENS

     HFC will not create, assume, incur or suffer to exist any mortgage, pledge or other lien on any of the property or assets of HFC whether now owned or hereafter acquired for the purpose of securing any senior subordinated indebtedness or junior subordinated indebtedness, as defined. (Indenture for Senior Subordinated Debt Securities -- Section 3.08)

     CONCERNING THE TRUSTEE

     BNY Midwest Trust Company is trustee under other indentures of HFC under which certain of HFC's outstanding senior subordinated debt securities have been issued and under which HFC senior debt securities may be issued. HFC maintains banking relationships with affiliates of BNY Midwest Trust Company. Affiliates of BNY Midwest Trust Company also have other financial relations with HFC and other corporations affiliated with HFC.

SATISFACTION, DISCHARGE, AND DEFEASANCE OF THE INDENTURES AND DEBT SECURITIES

     If there is deposited irrevocably with the Trustee as trust funds for the benefit of the holders of Debt Securities of a particular series an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of Debt Securities on the dates such payments are due in accordance with the terms of such series of Debt Securities through their maturity, and if HFC has paid or caused to be paid all other sums payable by it under the applicable Indenture with respect to such series, then HFC will be deemed to have satisfied and discharged the entire indebtedness represented by such series of Debt Securities and all of the obligations of HFC under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Debt Securities. (Standard Provisions -- Section 6.03, Indenture for Senior Subordinated Debt Securities -- Section 6.03)

     For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt

Securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

MODIFICATION OF INDENTURES

     Each Indenture provides that the holders of not less than a majority in principal amount of each series of Debt Securities at the time outstanding under such Indenture may enter into supplemental indentures for the purpose of amending, in any manner, provisions of the Indenture or of any supplemental indenture or modifying the rights of holders of such series of Debt Securities. However, no such supplemental indenture, without the consent of the holder of each outstanding Debt Security affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the Debt Securities, the consent of the holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such Indenture. (Standard Provisions -- Section 11.02, Indenture for Senior Subordinated Debt
Securities -- Section 11.02)

     Each Indenture may be amended or supplemented without the consent of any holder of Debt Securities under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, or in the Debt Securities of any series; (ii) to evidence the succession of another corporation to the Company and to provide for the assumption of all the obligations of the Company under the Debt Securities and the Indenture by such corporation; (iii) to provide for uncertificated Debt Securities in addition to certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of holders of Debt Securities issued thereunder; (v) to provide for a new series of Debt Securities; or (vi) to add to rights of holders of Debt Securities or add additional Events of Default. (Standard Provisions --
Section 11.01, Indenture for Senior Subordinated Debt Securities -- Section
11.01)

SUCCESSOR ENTITY

     The Company may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of the Company under the Indenture terminate. (Standard Provision -- Section 10.02, Indenture for Senior Subordinated Debt Securities -- Sections 10.01 and 10.02)

EVENTS OF DEFAULT

     Each Indenture defines the following as Events of Default with respect to any series of Debt Securities: default for 30 days in the payment of any interest upon any Debt Security of such series issued under such Indenture; default in the payment of any principal of or premium on any such Debt Security; default for 30 days in the deposit of any sinking fund or similar payment for such series of Debt Securities; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which the Trustee for such Debt Securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. HFC is required to file with each Trustee annually a certificate as to the absence of certain defaults under the Indenture. (Standard Provisions -- Sections 3.05 and 7.01, Indenture for Senior Subordinated Debt Securities -- Sections 3.05 and 7.01)

     If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt

Securities of such series by notice as provided in the Indenture may declare the principal amount of all the Debt Securities of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration of acceleration. (Standard Provisions -- Section 7.02, Indenture for Senior Subordinated Debt Securities -- Section 7.02)

     The holders of not less than a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of such series, waive any past default under the Indenture and its consequences with respect to Debt Securities of such series, except a default
(a) in the payment of principal of (or premium, if any) or interest, if any, on any Debt Securities of such series, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected. (Standard Provisions -- Section 7.13, Indenture for Senior Subordinated Debt
Securities -- Section 7.13)

     Each Indenture provides that the Trustee thereunder may withhold notice to holders of Debt Securities of any default, except in payment of the principal of (or premium, if any) or interest, if any, on any Debt Security issued under such Indenture or in the payment of any sinking fund or similar payment, if it considers it in the interest of holders of Debt Securities to do so. (Standard Provisions -- Section 8.02, Indenture for Senior Subordinated Debt
Securities -- Section 8.02)

     Holders of Debt Securities may not enforce an Indenture except as provided therein. (Standard Provisions -- Section 7.07, Indenture for Senior Subordinated Debt Securities -- Section 7.07) Each Indenture provides that the holders of a majority in principal amount of the outstanding debt securities issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Standard Provisions -- Section 7.12, Indenture for Senior Subordinated Debt Securities -- Section 7.12) The Trustee will not be required to comply with any request or direction of holders of Debt Securities pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Standard Provisions -- Section 8.03(e), Indenture for Senior Subordinated Debt Securities -- Section 8.03(e))

                            DESCRIPTION OF WARRANTS

     HFC may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between HFC and a bank or trust company, as warrant agent ("Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants ("Offered Warrants"). A copy of the forms of Warrant Agreement, including the form of warrant certificates representing the Warrants ("Warrant Certificates"), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant certificates, respectively, including the definitions therein of certain terms.

GENERAL

     The Prospectus Supplement describes the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (1) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (3) the date, if any, on and after which the Offered Warrants and the related Offered Debt

Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date ("Expiration Date") on which such right shall expire; (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and (7) any other terms of the Offered Warrants.

     Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Warrant Certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF WARRANTS

     Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Warrants by payment of such exercise price in full in the manner specified in the Prospectus Supplement. Offered Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Warrants. After the close of business on the Expiration Date, unexercised Warrants will become void.

     Upon receipt of payment of the exercise price and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, HFC will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

              CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

     A beneficial owner of an Offered Debt Security will generally be subject to the withholding of United States federal income tax at rates up to 31% unless one of the following steps is taken to obtain an exemption from or reduction of the tax:

     Exemption for Non-United States persons (IRS Form W-8BEN). A beneficial owner of an Offered Debt Security that is a non-United States person, as defined below under "United States Taxation of Non-United States Persons" (other than certain persons that are related to the Company through stock ownership or that are banks receiving certain types of interest as described in clauses (x) (a),
(b) and (c) of Paragraph (i) under "United States Taxation of Non-United States Persons -- Income and Estate Tax"), can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Special rules apply in the case of foreign partnerships and foreign trusts.

     Exemption for Non-United States persons with effectively connected income (IRS Form W-8ECI). A beneficial owner of an Offered Debt Security that is a non-United States person, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which interest income on an Offered Debt Security is effectively connected, can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8ECI (Certificate of Foreign Person's Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States).

     Exemption or reduced rate for Non-United States persons entitled to the benefits of a treaty (IRS Form W-8BEN). A beneficial owner of an Offered Debt Security that is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty) by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding).

     Exemption for United States persons (IRS Form W-9). A beneficial owner of an Offered Debt Security that is a United States person can obtain a complete exemption from the withholding of tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

     United States federal income tax reporting procedure. A beneficial owner of an Offered Debt Security is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Offered Debt Security. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream Luxembourg as the holder of the Offered Debt Security, the IRS Form must be provided to Euroclear or Clearstream Luxembourg, as the case may be. Each other person through which an Offered Debt Security is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Offered Debt Security, until the IRS Form is received by the last United States payor (or non-United States payor who is an authorized foreign agent of the United States payor, a "qualified intermediary," a U.S. branch of a foreign bank or foreign insurance company or a "withholding foreign partnership") in the chain of payment (the "Withholding Agent"). For example, in the case of an Offered Debt Security held through Euroclear or Clearstream Luxembourg, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described in clause (x)(d)(B) of paragraph (i) under "United States Taxation of Non-United States Persons -- Income and Estate Tax", if a beneficial owner of the Offered Debt Security provides an IRS Form W-8BEN to a securities clearing organization, bank or other financial institution that holds the Offered Debt Security on its behalf.

     Each holder of an Offered Debt Security should be aware that if it does not properly provide the required IRS Form, or if the IRS Form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Offered Debt Security may be subject to withholding and the holder (including the beneficial owner) will not be entitled to any additional amounts from the Company as provided for in connection with any series of Offered Debt Securities and as described in the applicable Prospectus Supplement with respect to such withholding. Such withholding, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to non-United States holders of the Debt Securities. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Offered Debt Securities.

              UNITED STATES TAXATION OF NON-UNITED STATES PERSONS

     The following summary describes the principal United States federal income and estate tax consequences applicable to beneficial owners of the Offered Debt Securities who are non-United States persons. As used herein, the term "non-United States person" means any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate or trust treated as a United States person under section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"). The following discussion may not be applicable to a particular series of Offered Debt Securities depending on the terms and conditions established for such Offered Debt Securities in the Prospectus Supplement. Any special United States federal income and estate tax consequences to non-United States persons (and, if necessary, to United States persons) not described herein will be described in the Prospectus Supplement.

INCOME AND ESTATE TAX

     In the opinion of Sidley Austin Brown & Wood, special tax counsel to the Company, under United States federal tax law as of the date of this Prospectus, and subject to the discussion of backup withholding below:

          (i) payments of principal and interest on an Offered Debt Security that is beneficially owned by a non-United States person will not be subject to the withholding of United States federal income tax; provided, that in the case of interest, (x) (a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (c) the beneficial owner of the Offered Debt Security is not a bank receiving interest on an Offered Debt Security as described in Section 881 (c) (3) (A) of the Code and (d) either
     (A) the beneficial owner of the Offered Debt Security certifies to the Withholding Agent under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Offered Debt Security certifies to the Withholding Agent under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from the withholding of United States federal income tax and the beneficial owner of the Offered Debt Security provides an IRS Form W-8BEN claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Offered Debt Security provides an IRS Form W-8ECI; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the Withholding Agent, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

          (ii) a non-United States person will not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of an Offered Debt Security unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

          (iii) an Offered Debt Security beneficially owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and the income on the Offered Debt Security would not have been effectively connected with a U.S. trade or business of the individual.

     For purposes of the foregoing certification requirements, Offered Debt Securities held by a foreign partnership or foreign trust will be considered beneficially owned by the partners or beneficiaries rather than the partnership or trust. Accordingly, the partners and beneficiaries will be required to provide the required certification. Moreover, the partnership or trust will be required to provide certain additional information. Interest on an Offered Debt Security that is effectively connected with the conduct of a trade or business in the United States by a holder of an Offered Debt Security who is a non-United States person, although exempt from the withholding of United States income tax, may be subject to United States income tax as if such interest was earned by a United States person.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments of principal and interest made on an Offered Debt Security and the proceeds of the sale of an Offered Debt Security within the United States to non-corporate holders of the Offered Debt Securities, and "backup withholding" at a rate of 31% will apply to such payments if the holder fails to provide an accurate taxpayer identification number in the manner required or to report all interest and dividends required to be shown on its federal income tax returns.

     Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by the Company or a paying agent to a non-United States person on an Offered Debt Security if, in the case of interest, the IRS Form described in clause (y) or (z) in paragraph (i) under "Income and Estate Tax" has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x) (d) in paragraph (i) under "Income and Estate Tax" and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

     Payments of the proceeds from the sale of an Offered Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a United States branch of a foreign bank or foreign insurance company or a foreign partnership controlled by United States persons or engaged in a United States trade or business, information reporting may apply to such payments. Payments of the proceeds from the sale of an Offered Debt Security to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

     Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

     Interest on an Offered Debt Security that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

                              PLAN OF DISTRIBUTION

     HFC may sell the Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement will set forth the terms of the offering of the Offered Debt Securities and any Offered Warrants (collectively, the "Offered Securities"), including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to HFC from such sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If the Offered Securities are sold through underwriters, the Prospectus Supplement relating thereto will describe the nature of the obligation of the underwriters to take and pay for the Offered Securities. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     The Offered Securities may be sold directly by HFC or through agents designated by HFC from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered is named, and any commissions payable by HFC to such agent are set forth, in the Prospectus Supplement relating thereto.

     Underwriters and agents who participate in the distribution of the Offered Securities may be entitled under agreements which may be entered into with HFC to indemnification by HFC against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

     If so indicated in the Prospectus Supplement, HFC will authorize underwriters, dealers or other persons acting as HFC's agents to solicit offers by certain institutions to purchase Offered Securities from HFC pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by HFC. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Offered Securities are also being sold to underwriters, HFC shall have sold to such underwriters the Offered Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

     There can be no assurance that a secondary market will be created for the Offered Securities or, if it is created, that it will continue.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Offered Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") prohibit certain transactions between a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Offered Securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

     HFC may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Offered Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which HFC is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Offered Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds), PTCE 95-60 (an exemption for certain transactions involving life insurance general accounts), PTCE 96-23 (an exemption for certain transactions determined by in-house investment managers), or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). ANY PENSION OR OTHER EMPLOYEE BENEFIT PLAN PROPOSING TO ACQUIRE ANY OFFERED SECURITIES SHOULD CONSULT WITH ITS COUNSEL.

                                 LEGAL OPINIONS

     The legality of the Offered Securities will be passed upon for HFC by John
W. Blenke, Vice President -- Corporate Law for Household International, Inc., the parent of HFC. Sidley Austin Brown & Wood, Chicago, Illinois has acted as special tax counsel to HFC in connection with tax matters related to the issuance of Debt Securities. Certain legal matters will be passed upon for underwriters and agents by McDermott, Will & Emery, Chicago, Illinois. Mr. Blenke is a full-time employee and an officer of Household International and owns, and holds options to purchase, shares of Common Stock of Household International.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectuses. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectuses are an offer to sell only the units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectuses is current only as of its date.
                             ----------------------
                               TABLE OF CONTENTS

                             Prospectus Supplement

                                            Page
                                            ----
Prospectus Summary........................   S-2
Risk Factors..............................  S-14
Recent Developments.......................  S-17
Business of Household International and
  its Subsidiaries........................  S-19
Accounting Treatment......................  S-22
Use of Proceeds...........................  S-22
Capitalization............................  S-23
Price Range of Common Stock and Dividend
  Policy..................................  S-24
Ratio of Earnings to Fixed Charges........  S-25
Description of the Units..................  S-26
Description of the Senior Notes...........  S-45
Supplemental Description of Capital
  Stock...................................  S-48
Certain United States Federal Income Tax
  Consequences............................  S-50
ERISA Considerations......................  S-59
Underwriting..............................  S-60
Legal Matters.............................  S-61
Experts...................................  S-62
Forward-Looking Statements................  S-62
Where You Can Find More Information.......  S-62

  Prospectus of Household International dated
                September 10, 2001

Prospectus Summary........................     2
Forward-Looking Statements................     4
Household International, Inc..............     5
Use of Proceeds...........................     5
Ratio of Earnings to Fixed Charges........     5
Description of Debt Securities............     6
Description of Warrants to Purchase Debt
  Securities..............................    13
Description of Capital Stock..............    14
Plan of Distribution......................    22
Where You Can Find More Information.......    23
ERISA Matters.............................    24
Legal Opinions............................    24
Experts...................................    24

      Prospectus of HFC dated June 6, 2001

About This Prospectus.....................     1
Where You Can Find More Information.......     1
Special Note Regarding Forward-Looking
  Statements..............................     1
Household Finance Corporation.............     2
Use of Proceeds...........................     2
Ratio of Earnings to Fixed Charges........     2
Description of Debt Securities............     3
Description of Warrants...................    12
Certain United States Tax Documentation
  Requirements............................    13
United States Taxation of Non-United
  States Persons..........................    14
Plan of Distribution......................    16
ERISA Matters.............................    17
Legal Opinions............................    18
Experts...................................    18

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                                20,000,000 Units
                                [HOUSEHOLD LOGO]
                               8.875% Adjustable
                             Conversion-Rate Equity
                                 Security Units
                             ---------------------
                             PROSPECTUS SUPPLEMENT
                             ---------------------
                              GOLDMAN, SACHS & CO.
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